As filed with the Securities and Exchange Commission on October 25, 2019

Registration No. 333-232596

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 2)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHARLIE’S HOLDINGS, INC.
(Exact name of registrant as specified in its charter.)

Nevada (State or other jurisdiction of incorporation or organization)	2111 (Primary Standard Industrial Classification Number)	84-1575085 (IRS Employer Identification No.)

1007 Brioso Drive
Costa Mesa, California 92627
(949) 531-6855
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brandon Stump
Chief Executive Officer
1007 Brioso Drive
Costa Mesa, California 92627
(949) 531-6855
 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of correspondence to:

Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group,
a Professional Corporation
655 West Broadway, Suite 870
San Diego, CA 92101
(619) 272-7050

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	26,317,060,072	$ 0.006	$ 157,902,360.43	$ 20,495.73(4)

(1)
Represents shares offered by the selling stockholders. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)
The amount to be registered consists of (i) 17,628,941,493 shares of common stock, par value $0.001 per share, (ii) up to 4,654,349,239 shares of common stock issuable upon conversion of outstanding shares of the registrant’s Series A Convertible Preferred Stock, par value $0.001 per share, and (iii) up to 4,033,769,340 shares of common stock issuable upon exercise of certain outstanding common stock purchase warrants.

(3)
The price of $0.006 is a fixed price at which the selling stockholders may sell their shares until our common stock is listed on a national securities exchange or are quoted on the OTCQX or OTCQB tier of the OTC Markets, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders named in this preliminary prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 25, 2019

PRELIMINARY PROSPECTUS

CHARLIE’S HOLDINGS, INC.

26,317,060,072 Shares

Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified in this prospectus of up to 26,317,060,072 shares of our common stock, par value $0.001 per share, which consists of: (i) 17,628,941,493 shares of common stock, (ii) up to 4,654,349,239 shares of common stock issuable upon conversion of outstanding shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), and (iii) up to 4,033,769,340 shares of common stock issuable upon exercise of certain outstanding common stock purchase warrants (the “Warrants”). The selling stockholders acquired these securities in a private transaction exempt from registration under the Securities Act of 1933 as amended (the “Securities Act”). We are registering the offer and sale of the common stock to satisfy registration rights we have granted to certain of the selling stockholders.

The shares of our common stock may be offered and sold by the selling stockholders at a fixed price of $0.006 per share until our common stock is quoted on the OTCQB tier of the OTC Markets (the “OTCQB”), and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Although we have applied to have our common stock quoted on the OTCQB and we believe that upon the effective date of this registration statement our common stock will qualify for quotation on the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

We will not receive any proceeds from the sale of these shares by the selling stockholders. The selling stockholders may sell the shares as set forth under “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 71. We will bear the costs relating to the registration of these shares.

Our common stock is traded on the OTC Pink Marketplace under the symbol “CHUC.” On October 25, 2019, the last reported sale price of shares of our common stock on the OTC Pink Marketplace was $0.0058. We have applied to have our shares of common stock quoted on the OTCQB Marketplace under the same symbol.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

 The date of this prospectus is                     , 2019

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may, from time to time, sell up to an aggregate of 26,317,060,072 shares of our common stock, par value $0.001 per share. The registration statement we filed with the SEC, of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision. The registration statement and the exhibits can be obtained from the SEC, as indicated under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell our common stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or the documents incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus before making an investment decision.

As used in this prospectus, unless the context requires otherwise, the terms “Company,” “we,” “our” and “us” refer to Charlie’s Holdings, Inc. (formerly known as True Drinks Holdings, Inc.), “Charlie’s” and “CCD” refer to Charlie’s Chalk Dust, LLC, a California limited liability company and wholly-owned subsidiary of the Company, and “Don Polly” refers to Don Polly, LLC, a Nevada limited liability company that is owned by entities controlled by Brandon and Ryan Stump, the Company’s Chief Executive Officer and Chief Operating Officer, respectively, and a consolidated variable interest for which the Company is the primary beneficiary.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” beginning on page 10.

Our objective is to become a leader in the rapidly growing, global e-cigarette segment of the broader nicotine related products industry. Through Charlie’s, we formulate, market and distribute branded e-cigarette liquid for use in both open and closed consumer e-cigarette and vaping systems. Charlie’s products are produced domestically through contract manufacturers for sale through select distributors, specialty retailers and third-party online resellers throughout the United States, as well as over 80 countries worldwide. Charlie’s primary international markets include the United Kingdom, Italy, Spain, Belgium, Australia, Sweden and Canada. In June 2019, we launched distribution, through Don Polly, of certain premium vapor, tincture and topical products containing hemp-derived cannabidiol (“CBD”) and we currently intend to develop and launch additional products containing hemp-derived CBD in the future. Prior to the Share Exchange, our primary business was the development, marketing, sale and distribution of all-natural, vitamin-enhanced drinks, including AquaBall® Naturally Flavored Water and Bazi® All Natural Energy.

Our Products

Charlie’s Product Line

Our business efforts consist primarily of formulating, marketing and distributing our portfolio of branded e-cigarette liquid and other premium vapor products for use in consumer e-cigarette and vaping systems, which we collectively refer to as the “Charlie’s Product Line” or “Charlie’s Products.”

E-Liquids

E-liquids used to produce vapor in vaping devices are sold separately for use in refillable tanks of open system vaporizers.  Liquids are available in differing nicotine concentrations (0 mg, 3 mg and 6 mg per milliliter) to suit user preferences. Liquids are available in a variety of flavors, including our proprietary blends.  Liquid solution consists of flavoring and/or nicotine dissolved in one or several hygroscopic components, which turns the water in the solution into the smoke-like vapor when heated. The most commonly used hygroscopic components are propylene glycol (“PG”), vegetable glycerin (“VG”) or polyethylene glycol 400. VG imparts sweetness and produces vapor clouds, while PG produces more “throat hit”, which simulates the feeling of smoking. Our proprietary brands of e-liquids are manufactured by ISO Class 7 certified manufacturers in the United States, which helps ensure their purity and quality.

Charlie’s e-liquid products are produced under seven brand names distinguished by their flavor profiles, packaging art and ingredient transparency. All products are packaged in plastic drip containers that are typically available in seven sizes ranging from 10 mil to 100ml, as well as bulk concentrate formats.

●
Black Label and White Label. Charlie’s original black and white product line launched in 2015. Black Label is currently available in five flavors and White Label is currently available in four flavors.

●
CCD3. Launched in 2016, is a sea salt caramel ice cream flavor.

●
Pachamama™. A line launched in 2016 consisting of eight eclectic mixes of natural fruit flavors such as passion fruit raspberry yuzu, blood orange banana gooseberry and huckleberry pear acai.

●
Meringue. The third brand launched in 2016, based on creative character stories, currently includes three flavors.

●
Campfire™. Outdoors and Smores flavor inspired by camp vibes.

●
Stumps™. Line of four flavors inspired by the founders and their families broadly released in 2017 across various formats. Currently active in select markets.

●
The Creator of Flavor™. Two flavors broadly released in 2018 across various formats. Currently active in select markets.

Nicotine Salt Products

Nicotine salt e-liquids (“NIC salts”) are formulated for use in lower wattage open, semi-open and closed system vaporizers and are available in higher nicotine concentrations (25mg and 50mg per milliliter) than traditional e-liquids. Nicotine salts consist of nicotine dissolved in an acid that results in a lower PH level than other e-liquids. This form of nicotine has a higher bioavailability resulting in faster blood stream absorption and more closely mimics the effects of combustible tobacco products. We broadly released Pachamama™ Salts, an extension of the Pachamama™ line, in late December 2018 to a select group of key accounts, which now includes seven flavors packaged in 10ml and 30ml bottles. During 2019, we plan to broadly release NIC salt extensions of the Meringue and Black, Gold and White Label Charlie’s Chalk Dust brands.

Government Regulation of Charlie’s Products

             On June 22, 2009, the Family Smoking Prevention and Tobacco Control Act (“FSPTCA”) authorized the Food and Drug Administration (“FDA”) to immediately regulate the manufacture, sale, and marketing of four categories of tobacco products – cigarettes, cigarette tobacco, roll-your-own tobacco, and smokeless tobacco. On May 10, 2016, the FDA issued the "Deeming Regulations," which came into effect August 8, 2016. The Deeming Regulations extended the FDA's "tobacco products" authorities to apply to most previously unregulated products that meet the statutory definition of "tobacco product," including e-liquids, e-cigarettes and other vaping products that contain (or are used to consume e-liquid containing) tobacco-derived ingredients. Deemed tobacco products in this segment include, but are not limited to, e-liquids, atomizers, batteries, cartomizers, clearomisers, tank systems, flavors, bottles that contain e-liquids and programmable software (“Deemed Tobacco Products”). Beginning August 8, 2016, Deemed Tobacco Products became subject to all existing statutory controls initially applicable only to cigarettes, cigarette tobacco, roll-your-own tobacco, and smokeless tobacco as well as some existing and some new FDA regulations related to the sale and distribution of Deemed Tobacco Products. As a result, Deemed Tobacco Products are now subject to various federal restrictions and requirements, including without limitation, a prohibition on marketing of "new tobacco products" (i.e., products not commercially marketed in the United States "as of" February 15, 2007, or modified in any physical respect since) without prior FDA authorization.

The FDA has announced a compliance policy for such Deemed Tobacco Products that qualify as "new tobacco products" and that the agency will not enforce these requirements for non-finished products (i.e., those intended solely for use in future manufacturing). The current compliance policy allows companies to market finished non-combusted Deemed Tobacco Products that qualify as "new tobacco products" that were on the U.S. market on August 8, 2016, until May 12, 2020, and continued marketing of such products during the FDA's review of a pending marketing application submitted by May 12, 2020. In the absence of this policy, certain products from our Charlie's Chalk Dust and Pachamama product lines would require prior authorization from FDA to market these products after August 8, 2016. Accordingly, such finished e-liquid products all are marketed pursuant to FDA's current compliance policy based on evidence that they were on the U.S. market on August 8, 2016, and have not been physically modified since.

FDA authorization to introduce a "new tobacco product" (or to continue marketing a "new tobacco product" covered by the current or potentially modified compliance policy for Deemed Tobacco Products on the U.S. market on August 8, 2016) could be obtained via any of the following three authorization pathways: (1) submission of a premarket tobacco product application ("PMTA") and receipt of a marketing authorization order; (2) submission of a substantial equivalence report and receipt of a substantial equivalence order; or (3) submission of a request for an exemption from substantial equivalence requirements and receipt of a substantial equivalence exemption determination. We cannot predict if the finished, nicotine-containing e-liquid products of Charlie's Chalk Dust and Pachamama product lines, all of which would be considered "new tobacco products," will receive the required premarket approval from the FDA if they were to seek premarket approval through an available authorization pathway.

Since there were few, if any, e-liquid, e-cigarette or other vaping products on the market as of February 15, 2007, there is no way to utilize the less onerous substantial equivalence or substantial equivalence exemption pathways that traditional tobacco corporations can utilize for cigarettes, smokeless tobacco, and other traditional tobacco products. In order to obtain premarket approval, manufacturers of practically all e-liquid, e-cigarette or other vaping products must to use the PMTA pathway, which could potentially cost hundreds of thousands of dollars or even millions of dollars per application. Furthermore, the Deeming Regulations created a significant barrier to entry for any new e-liquid, e-cigarette or other vaping product seeking to enter the market after August 8, 2016, since any such product would require an FDA marketing authorization through one of the aforementioned pathways.

As at the date of this prospectus, we are evaluating the potential returns associated with obtaining premarket approval of any Charlie’s Products considered to be “new tobacco products” using the PMTA pathway, including the preparation and submission of PMTA(s) during the remainder of the grace period. Currently, we intend to prepare and submit PMTAs for our traditional nicotine vapor products, including, but not limited to menthol and/or tobacco products. We estimate the cost associated with each PMTA submission to be at least $750,000, which cost may vary based on several factors including the selection of contract research organizations to assist with the application process, as well as variable costs associated with scientific, market perception and clinical studies that may be required in connection with each PMTA. We plan to evaluate several factors before preparing and submitting any PMTA to the FDA, including, but not limited to the regulatory environment for our products and the availability of capital for the costs associated with each submission. No assurances may be given that we will submit any PMTAs to the FDA prior to the expiration of the grace period, or that any PMTA submitted to the FDA will be approved. For more information, see the section of this prospectus titled “Description of our Business- Government Regulation” below.

Don Polly

Don Polly is a company under common ownership with the Company, and was established in April 2019 for the specific purpose of developing, marketing and distributing proprietary and innovative hemp-derived cannabidiol (“CBD”), non-Tetrahydrocannabinol (“THC”), wellness products. Don Polly is owned by two limited liabilities companies, of which one is wholly-owned by Brandon Stump, the Company’s Chief Executive Officer, and the other is wholly-owned by Ryan Stump, the Company’s Chief Operating Officer. In June 2019, Charlie’s entered into a Licensing Agreement with Don Polly, pursuant to which Charlie's granted Don Polly a limited right and license to use certain of Charlie’s trademarks, copyrights and original artwork, in connection with Don Polly’s branded CBD products, as well as a Services Agreement pursuant to which Charlie’s provides certain services to Don Polly related to the sales, marketing, brand development of Don Polly products.

As a result, the Company and Don Polly launched a line of premium vapor, tincture and topical products containing hemp-derived CBD in June 2019, which we refer to the “Don Polly Products” and “Don Polly Product Line”. Don Polly’s efforts have been focused on developing and producing high quality CBD products made from single-strain-sourced hemp extract and high purity CBD isolate crystals. In addition, good manufacturing practices and quality control parameters are of the utmost importance to the Don Polly Products, which contribute to the differentiation of the Don Polly Products in the CBD product industry. The Don Polly Products consist of full-spectrum and isolate CBD products across three categories including vapor, tinctures, and topicals.

Isolate CBD Products

Our CBD isolate products contain a minimum purity of 99% isolate crystals, tested by independent, third-party facilities to ensure it is free of pesticides and heavy metals. Vape, as a CBD delivery method, has grown in popularity due to the high level of bioavailability and reported therapeutic responses. In response to demand for CBD infused e-liquids from our existing distribution channels, we launched a new line of CBD infused vapor products in June 2019. We refer to these products as the “Don Polly Vape Product Line” or the “Don Polly Isolate Products.” The Don Polly Vape Product Line is currently available in 30ml chubby bottles across three flavors (Minty Mango, Grape Berry and Strawberry Watermelon) and two strengths (250mg and 500mg). We are continuing to research and develop isolate products as both vape line extensions and in other product categories.

Full Spectrum CBD Products

Our full spectrum hemp extract comes from whole plant extraction which retains the plant’s natural compounds. This extraction method ensures each product preserves the holistic benefits of the plant including minimal amounts of THC (0.3% or less), which allows for optimal absorption of the plant’s nutrients. While CBD alone is a beneficial cannabinoid, full spectrum products provide the body access to all the plant’s cannabinoids, allowing the end user to achieve a wide range of therapeutic benefits. The full spectrum products are formulated with single-source and single strain hemp extracts. Don Polly believes this sourcing practice yields various compounds that work synergistically to heighten the effects of the products, making them superior to single-compound CBD isolates. In June 2019, we introduced the Pachamama™ tincture and topical full spectrum products. The tincture offering includes four flavors (the Natural, Green Tea Echinacea, Goji Cacao and Kava Kava Valerian) available in 30ml bottle sizes and both 750mg and 1750mg strengths. Our topical products include the Cooling Ointment, available in a one ounce jar and 750mg strength, and the Athletic Rub, available in a two ounce jar and 500mg strength. We plan on continuing to research, develop, and launch products in these categories.

Broad Spectrum CBD Products

In addition to isolate and fill spectrum CBD products, we believe there is an opportunity to develop broad spectrum hemp-derived CBD extracts that provide the same benefits of full spectrum CBD products but, through additional processing of hemp-derived extracts, eliminate the presence of THC. This category of THC-free, broad spectrum products will provide consumers with concerns about THC access to the same level of quality and nutrients we value in our full spectrum products. We are currently developing certain broad spectrum products, which, ultimately, will allow us to launch products which match the consumer accessibility of our CBD isolate products with the experience and benefits of our full spectrum products.

True Drinks – Legacy Product -- Bazi®

Prior to the Share Exchange, we marketed and distributed products, including AquaBall® and Bazi®, offering a healthful, natural alternative to high sugar, high calorie and nutritionally deficient beverages. A discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we ceased producing AquaBall® in early 2018. We continue to market and sell Bazi®, but on a very limited basis and only as we sell off existing inventory, as we focus our resources on the marketing, distribution and selling of the Charlie’s Products and the Don Polly Products. Bazi® is a liquid nutritional drink packed with eight different super fruits, including the Chinese jujube and seven other super fruits, plus 12 vitamins. Management is currently exploring the value of continuing the marketing and sale of Bazi®.

Recent Developments

The Share Exchange

On April 26, 2019 (the “Closing Date”), the Company entered into a Securities Exchange Agreement with each of the members (“Members”) of Charlie’s, and certain direct investors (“Direct Investors”), pursuant to which the Company acquired all outstanding membership interests of Charlie’s beneficially owned by the Members in exchange for the issuance by the Company of units, with such units consisting of an aggregate of (i) 15,655,538,349 shares of common stock (which includes the issuance of an aggregate of 1,396,305 shares of a newly created class of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”), convertible into an aggregate of 13,963,047,716 shares of common stock, issued to certain individuals in lieu of common stock); (ii) 206,249 shares of a newly created class of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), convertible into an aggregate of 4,654,349,239 shares of common stock; and (iii) warrants to purchase an aggregate of 3,102,899,493 shares of common stock (the “Investor Warrants”) (the “Share Exchange”). As a result of the Share Exchange, Charlie’s became a wholly owned subsidiary of the Company.

In connection with the Share Exchange, the Company also entered into registration rights agreements (the “Registration Rights Agreements”) with each of the Members and Direct Investors, pursuant to which the Company agreed to use its best efforts to file a registration statement with the SEC no later than 30 days after the Closing Date in order to register, on behalf of the Members and Direct Investors, the shares of common stock, shares of common stock issuable upon conversion of the Series A Preferred and Series B Preferred, and shares of common stock issuable upon exercise of the Investor Warrants.

Immediately prior to, and in connection with, the Share Exchange, Charlie’s consummated a private offering of membership interests that resulted in gross proceeds to Charlie’s of approximately $27.5 million (the “Charlie’s Financing”). Katalyst Securities LLC (“Katalyst”) acted as the sole placement agent in connection with the Charlie's Financing pursuant to an Engagement Letter entered into by and between Katalyst, Charlie's and the Company on February 15, 2019, which was amended on April 16, 2019 (“Amended Engagement Letter”). As consideration for its services in connection with the Charlie’s Financing and Share Exchange, the Company issued to Katalyst and its designees five-year warrants to purchase an aggregate of 930,869,848 shares of common stock at a price of $0.0044313 per share (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as those set forth in the Investor Warrants. As additional consideration for advisory services provided in connection with the Charlie’s Financing and the Share Exchange, the Company issued an aggregate of 902,661,671 shares of common stock (the “Advisory Shares”), including to Scot Cohen, a member of the Company’s Board of Directors, pursuant to a subscription agreement.

   The Share Exchange resulted in a change of control of the Company, with the Members and Direct Investors owning approximately 85.7% of the Company’s outstanding voting securities immediately after the Share Exchange, and the Company’s current stockholders beneficially owning approximately 14.3% of the issued and outstanding voting securities, which includes the Advisory Shares. Together, Brandon Stump and Ryan Stump, the founders of Charlie’s and the Company’s newly appointed Chief Executive Officer and Chief Operating Officer, respectively, collectively own approximately 57% of the Company’s issued and outstanding voting securities as a result of the Share Exchange.

The Share Exchange is accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) because the primary assets of the Company were nominal following the close of the Share Exchange. Charlie’s was determined to be the accounting acquirer based upon the terms of the Share Exchange and other factors including: (i) Charlie’s stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Charlie’s membership units owned approximately 49%, on a fully diluted basis, of the Company’s outstanding securities immediately following the effective time of the Share Exchange (ii) individuals associated with Charlie’s now hold a majority of the seats on the Company’s Board of Directors and (iii) Charlie’s management holds all key positions in the management of the combined Company. Accordingly, the historical financial statements of True Drinks became the Company's historical financial statements including the comparative prior periods. All references in the unaudited condensed consolidated financial statements to the number of shares and per-share amounts of common stock have been retroactively restated to reflect the exchange rate.

Additional information about the Company, the Share Exchange and the Charlie’s Financing are contained in the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2019, as amended on May 1, 2019 and July 11, 2019.

Following the consummation of the Share Exchange, the business operations of the Company consist of those of Charlie’s, which is principally engaged in formulating, marketing and distributing branded e-cigarette liquid and other products for use in consumer e-cigarette and vaping systems.

Launch of CBD Products

In June 2019, we introduced, through Don Polly, full-spectrum hemp extract and CBD isolate wellness products across a variety of formats and with different strengths. Our initial launch consisted of six vapor, eight tincture and two topical product variations. The newly released products were launched under the Pachamama™ brand by way of a licensing agreement between Don Polly and Charlie’s, entered on April 25, 2019. In the near term, we expect to expand the hemp-derived CBD-based products line to include additional CBD isolate products and THC- free, broad spectrum hemp extract products currently in development.

Pachamama™ CBD products are currently available in the U.S., Mexico, U.K., South Africa and Switzerland, and we expect to continue expanding both our domestic and international distribution efforts.

Filing of Amended and Restated Charter; Automatic Conversion of Series B Preferred

On June 28, 2019, we amended and restated our Articles of Incorporation (the “Amended and Restated Charter”) to (i) change our corporate name to Charlie’s Holdings, Inc. and (ii) increase the number of shares authorized as common stock from 7.0 billion to 50.0 billion shares. The Amended and Restated Charter was approved by our Board of Directors and holders of a majority of our outstanding voting securities on May 8, 2019, and the Amended and Restated Charter was filed with the State of Nevada on June 28, 2019.

As a result of the filing of the Amended and Restated Charter and the increase of our authorized common stock to 50.0 billion shares, all 1,396,305 outstanding shares of Series B Preferred automatically converted into a total of 13,963,047,716 shares of common stock in accordance with the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock.

Current Capital Structure

Following the Share Exchange and the filing of the Amended and Restated Charter, our authorized capital stock currently consists of 50.0 billion shares of common stock, and 5.0 million shares of preferred stock, $0.001 par value per share, of which 300,000 shares have been designated as Series A Convertible Preferred Stock (“Series A Preferred”) and 1,500,000 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred”).

As of September 23, 2019, there were 18,935,746,390 shares of common stock, 206,248 shares of Series A Preferred and no shares of Series B Preferred outstanding. Each share of Series A Preferred outstanding has a stated value of $100 per share. Subject to certain limitations, holders of outstanding shares of Series A Preferred may elect to convert those shares into that number of shares of common stock equal to the stated value of the shares of Series A Preferred held, divided by $0.0044313, or an aggregate of 4,654,349,239 shares of common stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders, and holders of shares of Series A Preferred are entitled to vote on an as-converted basis along with holders of common stock on all matters presented to the Company’s stockholders. As such, outstanding shares of common stock represent approximately 80% of our voting class and outstanding shares of Series C Preferred represent approximately 20%. For additional disclosure of the Company’s capital structure, see the section of this prospectus titled “Description of our Capital Stock” below.

Corporate Information

Our principal place of business is 1007 Brioso Drive, Costa Mesa, CA 92627. Our telephone number is (949) 531-6855. Our corporate website address is https://charliesholdings.com. Our common stock is currently listed for quotation on the OTC Pink Marketplace under the symbol “CHUC.”

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

THE OFFERING

Common stock offered by selling stockholders
This prospectus covers the resale of a total of 26,317,060,072 shares of our common stock, consisting of: (i) 17,628,941,493 shares of common stock currently outstanding, (ii) up to 4,654,349,239 shares of common stock issuable upon conversion of outstanding shares of Series A Preferred, and (iii) 4,033,769,340 shares of common stock issuable upon exercise outstanding Warrants.

Offering price
The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. The shares of our common stock may be offered and sold by selling stockholders at a fixed price of $0.006 per share until our common stock is quoted on the OTCQB tier of the OTC Markets (the “OTCQB”), and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Although we have applied to have our common stock quoted on the OTCQB and we believe that upon the effective date of this registration statement our common stock will qualify of quotation on the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

Common stock outstanding
18,935,746,390 shares. The number of outstanding shares does not include shares issuable upon conversion of outstanding shares of our conversion of Series A Preferred and/or exercise of outstanding Warrants.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market for our shares
Our common stock is traded on the OTC Pink Marketplace under the symbol “CHUC.”

We have applied to have our shares of common stock quoted on the OTCQB marketplace under the same symbol. No assurance can be given that such application will be approved.

The number of shares of common stock outstanding is based on an aggregate of 18,935,746,390 shares outstanding as of October 25, 2019, and excludes:

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206,249 shares of Series A Preferred convertible into 4,654,349,239 shares of common stock;

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outstanding warrants, including the Warrants, to purchase 4,033,769,340 shares of common stock, with a weighted average exercise price of $ 0.044313;

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 61,824,826 shares of common stock reserved for issuance upon exercise of outstanding stock options issued under our 2013 Stock Incentive Plan (the “2013 Plan”), with a weighted average exercise price of $0.02 per share; and

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1,107,254,205 shares of common stock reserved for issuance upon exercise of stock options available under our 2019 Omnibus Incentive Plan (the “2019 Plan ”). No awards have been granted under the 2019 Plan.

Unless otherwise indicated in this prospectus, all share and per share figures reflect the exchange of membership interests of Charlie’s then outstanding for certain of the Company’s securities upon the consummation of the Share Exchange on April 26, 2019; however, the share and per share numbers in the audited financial statements of Charlie’s for the year ended December 31, 2018 included in this prospectus are not adjusted to give effect to the Share Exchange.

SUMMARY HISTORICAL FINANCIAL DATA OF CHARLIE’S CHALK DUST, LLC

The following tables set forth a summary of Charlie’s historical financial data as of, and for the periods ended on, the dates indicated, as, following the Share Exchange, we are now primarily dependent on the business of Charlie’s. We have derived the statements of operations data for the years ended December 31, 2018 and 2017 from the audited financial statements of Charlie’s included elsewhere in this prospectus. The statements of operations data for the six-months ended June 30, 2019 and 2018 and the balance sheet data as of June 30, 2019 have been derived from Charlie’s unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements. In the opinion of our management, the unaudited data reflects all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of results as of and for these periods. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the sections in this prospectus entitled “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charlie’s Chalk Dust, LLC,” and our financial statements and related notes appearing elsewhere in this prospectus. Our historical results for any prior period are not indicative of our future results, and our results for the six-months ended June 30, 2019 may not be indicative of our results for the year ending December 31, 2019.

	Year Ended December 31,		Six Months Ended June 30,
	2018	2017	2019	2018
Statements of Operations Data:			(unaudited)

Net revenue	$20,840,794	$12,233,925	$13,466,000	$10,919,000
Cost of goods sold	8,514,790	5,475,051	5,596,000	4,220,000
Gross profit	12,326,004	6,758,874	7,870,000	6,699,000
Operating expenses:
Selling and marketing	2,904,456	1,862,441	1,577,000	1,500,000
Product development	95,180	116,040	15,000	30,000
General and administrative	2,126,945	1,523,334	7,014,000	986,000
Total operating expenses	5,126,581	3,501,815	8,606,000	2,516,000

Income (loss) from operations	7,199,423	3,257,059	(736,000)	4,183,000
Other income	453	9,410	178,000	-
Net income	$7,199,876	$3,266,469	$(558,000)	$4,183,000

Earnings per Unit (1)
Basic and diluted earnings per unit	$7,200	$3,266	$0.0	$0.03
Basic and diluted weighted average number of units outstanding	1,000	1,000	2,211,436	14,104,089

(1)
See Note 1 to each of our audited and unaudited condensed financial statements, respectively, included elsewhere in this prospectus for an explanation of the methods used to calculate the historical net income (loss) per share, basic and diluted, and the number of shares used in the computation of the per share amounts.

Balance Sheet data:	June 30, 2019
(unaudited)
Cash	$5,120,000
Working capital	(214,000)
Total assets	10,341,000
Membership Equity	$299,000

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risks described below in addition to the other information contained in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

Risks Related to the Company

Our operations are now primarily dependent on the business of Charlie’s, and our ability to achieve positive cash flow under our new business plan is uncertain.

As a result of the Share Exchange, our continued operations are now primarily dependent on the business of Charlie’s. Although Charlie’s generated net revenue of approximately $13.4 million during the six months ended June 30, 2019 and $20.8 million for the year ended December 31, 2018, and we anticipate substantially greater revenue in 2019, there can be no guarantee that the Company will continue to grow revenue or achieve positive cash flow in the future.

Our operating results in the past will not reflect our operating results in the future, which makes it difficult to evaluate our future business, prospects, and forecast revenue.

Until recently, our business was comprised primarily of the development, marketing, sale and distribution of all-natural, vitamin-enhanced drinks. As a result of our decision to consummate the Share Exchange, our future revenue will substantially differ from past revenue, and our operating results will vary significantly compared to past operating results. It is too early to predict whether consumers will accept, and continue to use on a regular basis, our new products, due in part to the fact that we have had limited recent operating history as a combined entity with Charlie’s. Factors that will significantly affect our operating results include, without limitation, the following:

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the expected increase in revenue due to the addition of those products developed and marketed by Charlie’s prior to the Share Exchange, as well as any products that we may release in the future, to our revenue stream;

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our decision in early 2018 to discontinue the production and sale of AquaBall®, that in the years ended December 31, 2018 and 2017, contributed approximately $1,767,802 and $3,581,142 in revenue, respectively;

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our previous sole reliance on sales of Bazi®, that in the years ended December 31, 2018 and 2017, contributed approximately $179,250 and $242,192 in revenue to the Company, respectively; and

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the restructuring of substantially all of our previously outstanding debt and shares of preferred stock on April 26, 2019, in connection with the Share Exchange.

Although we believe that, as a result of the Share Exchange and the restructuring of our prior debt, our cash resources are currently sufficient, our long-term liquidity and capital requirements may be difficult to predict, which may adversely affect our long-term cash position.

Prior to the Share Exchange, our core business product sales were significantly below levels necessary to achieve positive cash flow. In addition, we had significant liabilities, amounting to approximately $9.5 million as of June 30, 2019 and $9.8 million as of December 31, 2018. However, as a result of the acquisition of Charlie’s as our wholly owned subsidiary, Charlie’s historical results of operations, and the restructuring of substantially all of our outstanding debt on April 26, 2019, we currently believe that our cash resources are sufficient to fund our operations for the next twelve months, although no assurances can be given. However, if we are required to seek additional financing in the future in order to fund our operations, retire indebtedness and otherwise carry out our business plan, there can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

Our business is difficult to evaluate because we have recently significantly modified our product offerings and customer base.

As a result of the Share Exchange, we have recently modified our operations, engaging in the sale of new products in a new market through new distributors and new lines of business. There is a risk that we will be unable to successfully integrate the newly acquired businesses with our current structure. Our estimates of capital, personnel and equipment required for our newly acquired businesses are based on the historical experience of management and businesses they are familiar with. Our management has limited direct experience in operating a business of our current size, as well as one that is publicly traded.

Our products could fail to attract or retain users or generate revenue and profits.

As a result of the Share Exchange, our customer base has changed significantly. Our ability to develop, increase, and engage our new customer base and to increase our revenue depends heavily on our ability to continue to evolve our existing products and to create successful new products, both independently and in conjunction with developers or other third parties. We may introduce significant changes to our existing products or acquire or introduce new and unproven products, including using technologies with which we have little or no prior development or operating experience. If new or enhanced products fail to engage our customers, or if we are unsuccessful in our monetization efforts, we may fail to attract or retain customers or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected.

Our significant stockholders may have certain personal interests that may affect the Company.

  Together, Brandon Stump and Ryan Stump, the founders of Charlie’s and our Chief Executive Officer and Chief Operating Officer, respectively, currently own approximately 57% of our issued and outstanding voting securities as a result of the Share Exchange. In addition, holders of our Series C Preferred own approximately 20% of our issued and outstanding voting securities. As a result, Ryan Stump and Brandon Stump and holders of shares of our outstanding Series C Preferred have the ability to exert influence over both the actions of our Board of Directors, the outcome of issues requiring approval by our stockholders, as well as the execution of management’s plans. This concentration of ownership may have effects such as delaying or preventing a change in control of the Company that may be favored by other stockholders or preventing transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

We will need to hire additional qualified accounting and administrative personnel in order to remediate material weaknesses in our internal control over financial accounting, and we will need to expend additional resources and efforts to establish and maintain the effectiveness of our internal control over financial reporting and our disclosure controls and procedures.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. Our management is required to evaluate and disclose its assessment of the effectiveness of our internal control over financial reporting as of each year-end, including disclosing any “material weakness” in our internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As a result of its assessment, management has determined that there were material weaknesses due to the lack of segregation of duties and sufficient internal controls (including technology-based general controls) that encompass our Company as a whole with respect to entity and transactions level controls in order to ensure complete documentation of complex and non-routine transactions and adequate financial reporting. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Due to these material weaknesses, management concluded that, as of December 31, 2018 and 2017, our internal control over financial reporting was ineffective. Management also concluded that our disclosure controls and procedures were ineffective as of December 31, 2018 and 2017, as well as for the quarter ended June 30, 2019. These weaknesses were first identified in our Annual Report on Form 10-K for the year ended December 31, 2012. In 2018, we reduced our staff to one employee, and outsourced our accounting and financial functions, further exacerbating our weaknesses in our internal control over financial reporting and our disclosure controls and procedures. Although the number of employees has grown as a result of the Share Exchange and the addition of Charlie’s operations, including the hiring of a new Chief Executive Officer, Chief Financial Officer and the accounting and information technology staffs of Charlie’s, we cannot assure you that we will have sufficient resources to resolve these material weaknesses. These weaknesses have the potential to adversely impact our financial reporting process and our financial reports. We will need to hire additional qualified accounting and administrative personnel in order to resolve these material weaknesses.

The loss of one or more of our key personnel or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of key members of our management team, in particular, Brandon Stump and Ryan Stump, Charlie’s founders and our Chief Executive Officer and Chief Operating Officer, respectively, and David Allen, our Chief Financial Officer.  If we cannot call upon them or other key management personnel for any reason, our operations and development could be harmed. We have not yet developed a succession plan. Furthermore, as we grow, we will be required to hire and attract additional qualified professionals such as accounting, legal, finance, production, market and sales experts. We may not be able to locate or attract qualified individuals for such positions, which will affect our ability to grow and expand our business.

We rely on contractual arrangements with Don Polly, our consolidated variable interest entity for our CBD-related business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with Don Polly and its shareholders, consisting of entities wholly-owned by Brandon Stump and Ryan Stump, for the operation of our CBD-related operations. These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entity. For example, Don Polly and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our website and using the domain names and trademarks, in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of Don Polly, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Don Polly, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by Don Polly, and its shareholders of their obligations under the contracts. The shareholders of Don Polly may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with Don Polly. Therefore, our contractual arrangements with Don Polly, our consolidated variable interest entity, may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

The shareholders of Don Polly, our consolidated variable interest entity, may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Don Polly, our consolidated variable interest entity, are held by entities controlled by Brandon Stump, our Chief Executive Officer, and Ryan Stump, our Chief Operating Officer. Their interests in Don Polly may differ from the interests of our company as a whole. These shareholders may breach, or cause Don Polly to breach, the existing contractual arrangements we have with them and Don Polly, which would have a material adverse effect on our ability to effectively control Don Polly and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with Don Polly to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and the Company. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Don Polly, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We have no commercial manufacturing capacity and rely on third-party contract manufacturers to produce commercial quantities of our products.

We do not have the facilities, equipment or personnel to manufacture commercial quantities of our products and therefore must rely on qualified third-party contract manufactures with appropriate facilities and equipment to contract manufacture commercial quantities of products. Any performance failure on the part of our contract manufacturers could delay commercialization of any of our products, depriving us of potential product revenue.

Failure by our contract manufacturers to achieve and maintain high manufacturing standards could result in product recalls or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could materially adversely affect our business. Contract manufacturers may encounter difficulties involving production yields, quality control and quality assurance. If for some reason our contract manufacturers cannot perform as agreed, we may be required to replace them. Although we believe there are a number of potential replacements, we may incur added costs and delays in identifying and obtaining any such replacements.

The inability of a manufacturer to ship orders of our products in a timely manner or to meet quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenue would decrease and we would incur net losses as a result of sales of the product, if any sales could be made.

We are subject to cyber-security risks, including those related to customer, employee, vendor or other company data and including in connection with integration of acquired businesses and operations.

We use information technologies to securely manage operations and various business functions. We rely on various technologies, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including reporting on our business and interacting with customers, vendors and employees. In addition, we collect and store certain data, including proprietary business information, and may have access to confidential or personal information that is subject to privacy and security laws, regulations and customer-imposed controls. Our systems are subject to repeated attempts by third parties to access information or to disrupt our systems. Despite our security design and controls, and those of our third-party providers, we may become subject to system damage, disruptions or shutdowns due to any number of causes, including cyber-attacks, breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, service providers, natural disasters or other catastrophic events. It is possible for such vulnerabilities to remain undetected for an extended period. We may face other challenges and risks as we upgrade and standardize our information technology systems as part of our integration of acquired businesses and operations. We have contingency plans in place to prevent or mitigate the impact of these events, however, these events could result in operational disruptions or the misappropriation of sensitive data, and depending on their nature and scope, could lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions and exposure to liability. Such disruptions or misappropriations and the resulting repercussions, including reputational damage and legal claims or proceedings, may adversely affect our results of operations, cash flows and financial condition, and the trading price of our common stock.

This risk is enhanced in certain jurisdictions with stringent data privacy laws. For example, California recently adopted the California Consumer Privacy Act of 2018 (“CCPA”), which provides new data privacy rights for consumers and new operational requirements for businesses. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. The CCPA goes into effect in January 2020.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar other constraints, which can make compliance costly and subject us to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels, both within the United States and in any country where we conduct business. There can be no assurance that we, or our independent distributors, will be in compliance with all of these regulations. A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for us and/or our principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to us or our principals. In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales, and may adversely affect the marketing of our products, resulting in decreases in revenue.

The business that we conduct outside the U.S. may be adversely affected by international risk and uncertainties.

Although our operations are based in the United States, we conduct business outside of the United States and expect to continue to do so in the future. Any business that we conduct outside of the United States is subject to additional risks that may have a material adverse effect on our ability to continue conducting business in certain international markets, including, without limitation:

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Potentially reduced protection for intellectual property rights;

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Unexpected changes in tariffs, trade barriers and regulatory requirements;

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Economic weakness, including inflation or political instability, in particular foreign economies and markets;

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Business interruptions resulting from geo-political actions, including war and terrorism or natural disasters, including earthquakes, hurricanes, typhoons, floods and fires; and

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Failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act (“FCPA”).

These factors or any combination of these factors may adversely affect our revenue or our overall financial performance.

Regulatory and Market Risks

Our business is primarily involved in the sales of products that contain nicotine and/or CBD, which faces significant regulation and actions that may have a material adverse effect on our business.

As a result of the Share Exchange, our current business is primarily involved in the sale of products that contain nicotine and/or CBD. The general market in which our products are sold faces significant governmental regulation and private sector actions, including efforts aimed at reducing the incidence of use in minors and efforts seeking to hold the importers, makers and sellers of these products responsible for alleged adverse health effects associated with the use of, in particular, inhalable, vaporized e-liquid solutions containing nicotine derived from tobacco. More broadly, new regulatory actions by the FDA and other federal, state or local governments or agencies may impact the consumer acceptability of or access to our products, including regulations promulgated by FDA which will require us to file PMTA(s) for any of our products that are identified as “Deemed Tobacco Products” by the FDA that we intend to market and sell after May 2020, or for any new “Deemed Tobacco Products” we may market and sell, including all e-liquids containing nicotine derived from tobacco. Additionally, President Trump and current Secretary of Human Health and Services Alex Azar have stated that the Trump Administration is considering implementing a ban on all flavored electronic cigarettes. Any ban on flavored electronic cigarettes would have a significant material adverse impact on the Charlie’s Products, which would, in turn, have a material adverse impact on our overall business.

Additional regulatory challenges may come in future months and years, including the FDA’s publication of new product standards or additional rule making that may limit adult consumer choices, delay or prevent the launch of new or modified risk tobacco products or products with claims of reduced risk, require the recall or other removal of certain products from the marketplace, restrict communications including marketing, advertising, and educational campaigns regarding the product category to adult consumers, restrict the ability to differentiate products, create a competitive advantage or disadvantage for certain companies, impose additional manufacturing, labeling or packaging requirements, interrupt manufacturing or otherwise significantly increase the cost of doing business, or restrict or prevent the use of specified products in certain locations or the sale of products by certain retail establishments. Any of these actions may also have a material adverse effect on our business. Each of our products are also subject to intense competition and changes in adult consumer preferences, which could have a material adverse effect on our business.

Our products contain nicotine, which is considered to be a highly addictive substance.

Certain of our products contain nicotine, a chemical found in cigarettes, e-cigarettes, certain other vapor products and other tobacco products, which is considered to be highly addictive. The Family Smoking Prevention and Tobacco Control Act empowers the FDA to regulate the amount of nicotine found in vapor products, but may not require the reduction of nicotine yields of a vapor product to zero. Any FDA regulation may require us to reformulate, recall and or discontinue certain of the products we may sell from time to time, which may have a material adverse effect on our ability to market our products and have a material adverse effect on our business, financial condition, results of operations, cash flows and or future prospects.

Recent bans on the sales of flavored e-cigarettes directly impacts the markets in which we may sell Charlie’s Products, and may have a material adverse impact on our business.

As of the date of this prospectus, Utah, Washington, Rhode Island and Massachusetts have temporarily banned the sale of flavored e-cigarettes, while previously imposed bans in New York, Michigan and Oregon have been temporarily halted by judicially imposed injunctions. In addition, other states and municipalities are considering implementing similar restrictions, and some cities have implemented more restrictive measures than their state counterparts, such as San Francisco, which in June 2019, approved a new ban on the sale of flavored nicotine products, including vaping liquids and menthol cigarettes. Any ban of on the sale of flavored e-cigarettes directly limits the markets in which we may sell the Charlie’s Products. In the event the prevalence of such bans increase across the United States, our business, results of operations and financial condition will be materially harmed.

There is uncertainty related to the regulation of flavored e-cigarette liquid and vaporization products and certain other consumption accessories, including the possibility that flavored e-cigarette liquid and vaporization products may be recalled or removed from the market entirely. Any increased regulatory compliance burdens will have a material adverse impact on our operations and future business development efforts.

There has been increasing activity on the federal, state, and local levels with respect to scrutiny of flavored e-cigarette liquid and vaporizer products, and there is uncertainty regarding whether and in what circumstances federal, state, or local regulatory authorities will seek to develop and/or enforce regulations relative to products used for the vaporization of nicotine.  Federal, state, and local governmental bodies across the United States have indicated that flavored e-cigarette liquid, vaporization products and certain other consumption accessories may become subject to new laws and regulations at the state and local levels. For example, in addition to the FDA’s ability to recall or remove all flavored e-cigarette liquid from the market in the United States, in September 2019, the Trump Administration and the FDA announced plans to prioritize the FDA's enforcement of the pre-market authorization requirements for non-tobacco flavored e-cigarette products. At the state level, over 25 states have implemented statewide regulations that prohibit vaping in public places.  In January 2015, the California Department of Health declared electronic cigarettes and certain other vaporizer products a health threat that should be strictly regulated like combustible tobacco products.  Many states, provinces, and some cities have passed laws restricting the sale of e-cigarettes and certain other nicotine vaporizer products.

Changes to the application of existing laws and regulations, and/or the implementation of any new laws or regulations that may be adopted in the future, at a federal, state, or local level, directly or indirectly implicating flavored e-cigarette liquid and products used for the vaporization of nicotine would materially limit our ability to sell such products, result in additional compliance expenses, and require us to change our labeling and methods of distribution, any of which would have a material adverse effect on our business, results of operations and financial condition.

The regulation of tobacco products by the FDA in the United States and the issuance of Deeming Regulations may materially adversely affect the Company.

The “Deeming Regulations” issued by the FDA in May 2016 require any e-liquid, e-cigarettes, and other vaping products considered to be Deemed Tobacco Products that were not commercially marketed as of the grandfathering date of February 15, 2007, to obtain premarket approval by the FDA before any new e-liquid or other vaping products can be marketed in the United States. However, any Deemed Tobacco Products such as certain products from our Charlie's Chalk Dust and Pachamama product lines that were on the market in the United States prior to August 8, 2016 have a grace period to continue to market such products, ending on May 12, 2020 whereby a premarket application, likely though the PMTA pathway, must be completed and filed with the FDA. Upon submission of a PMTA, products would then be able to be marketed pending the FDA’s review of the submission. Without obtaining marketing authorization by the FDA prior to May 12, 2020 or having submitted a PMTA by such date, non-authorized products would be required to be removed from the market in the United States until such authorization could be obtained, although such products may continue to be sold if a PMTA is pending as of the May 12, 2020 deadline.

As at the date of this prospectus, we are evaluating the potential returns associated with obtaining premarket approval of any Charlie’s Products considered to be “new tobacco products” using the PMTA pathway, including the preparation and submission of PMTA(s) during the remainder of the grace period. Currently, we intend to prepare and submit PMTAs for our traditional nicotine vapor products, including, but not limited to menthol and/or tobacco products. We estimate the cost associated with each PMTA submission to be at least $750,000, which cost may vary based on several factors including the selection of contract research organizations to assist with the application process, as well as variable costs associated with scientific, market perception and clinical studies that may be required in connection with each PMTA. If we do not submit a PMTA for any Charlie’s Products considered to be Deemed Tobacco Products prior to the lapse of the grace period or if any PMTA submitted by the Company is denied, we will be required to cease the marketing and distribution of such Charlie’s Products, which, in turn, would have a material adverse effect on the Company’s business, results of operations and financial condition. Furthermore, there can be no assurance that if the Company were to complete a PMTA for any of the affected Charlie's Products, that any application would be approved by the FDA.

The recent development of vapor products has not yet allowed the medical profession to study the long-term health effects attributable to the use of such products.

Because vapor products have been developed and commercialized recently, the medical profession has not yet had a sufficient period of time to study the long-term health effects attributable to vapor product use. As a result, there is currently no way of knowing whether or not vapor products are safe for their intended use. If the medical profession were to determine conclusively that vapor product usage poses long-term health risks, the use of such products could decline, which could have a material adverse effect on our business, results of operations and financial condition.

The market for vapor products is a niche market, subject to a great deal of uncertainty, and is still evolving.

Vapor products, having recently been introduced to market, are still at an early stage of development, represent a niche market, are evolving rapidly and are characterized by an increasing number of market entrants. Our future sales and any future profits are substantially dependent upon the widespread acceptance and use of vapor products. Rapid growth in the use of, and interest in, vapor products is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty. Therefore, we are subject to all of the business risks associated with a new enterprise in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of vapor products, in general or, specifically our products, failure to establish business relationships and competitive disadvantages as against larger and more established competitors.

Possible yet unanticipated changes in federal and state law could cause any of our current products, as well as products that we intend to launch, containing hemp-derived CBD oil to be illegal, or could otherwise prohibit, limit or restrict any of our products containing CBD.

We recently launched and commenced distribution of certain products containing hemp-derived CBD, and we currently intend to develop and launch additional products containing hemp-derived CBD in the future. Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act”), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% THC, from Schedule 1 status under the Controlled Substances Act, and legalizing the cultivation and sale of industrial-hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. There is no assurance that the 2018 Farm Act will not be repealed or amended such that our products containing hemp-derived CBD would once again be deemed illegal under federal law.

The 2018 Farm Act delegates the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, currently Idaho, Mississippi and South Dakota have not adopted laws and regulations permitted by the 2018 Farm Act. No assurance can be given that such state laws may not be implemented, repealed or amended such that our products containing hemp-derived CBD would be deemed legal in those states that have not adopted regulations pursuant to the 2018 Farm Act, or illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our intended products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact our intended business plan with respect to such intended products.

Additionally, the FDA has indicated its view that certain types of products containing CBD may not be permissible under the FDCA. The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added CBD, and marketing products containing CBD as a dietary supplement, regardless of whether the substances are hemp-derived. We do not believe that any of our Don Polly Products fall within the FDA’s regulatory authority reiterated by Commissioner Gottlieb in December 2018, as we have not, and do not intend to market any of our Don Polly Products with a claim of therapeutic benefit or with any other disease claim. However, should any regulatory action, including action taken by the FDA, and/or legal proceeding alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

Sources of hemp-derived CBD depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law.

Hemp-derived CBD can only be legally produced in states that have laws and regulations that allow for such production and that comply with the 2018 Farm Act, apart from state laws legalizing and regulating medical and recreational cannabis or marijuana, which remains illegal under federal law and regulations. We purchase all of our hemp-derived CBD from licensed growers and processors in states where such production is legal. As described in the preceding risk factor, in the event of repeal or amendment of laws and regulations which are now favorable to the cannabis/hemp industry in such states, we would be required to locate new suppliers in states with laws and regulations that qualify under the 2018 Farm Act. If we were to be unsuccessful in arranging new sources of supply of our raw ingredients, or if our raw ingredients were to become legally unavailable, our intended business plan with respect to such products could be adversely impacted.

Because our distributors may only sell and ship our products containing hemp-derived CBD in states that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp-derived CBD.

The interstate shipment of hemp-derived CBD from one state to another is legal only where both states have laws and regulations that allow for the production and sale of such products and that qualify under the 2018 Farm Act. Therefore, the marketing and sale of our intended products containing hemp-derived CBD is limited by such factors and is restricted to such states. Although we believe we may lawfully sell any of our finished products, including those containing CBD, in a majority of states, a repeal or adverse amendment of laws and regulations that are now favorable to the distribution, marketing and sale of finished products we intend to sell could significantly limit, restrict or prevent us from generating revenue related to our products that contain hemp-derived CBD. Any such repeal or adverse amendment of now favorable laws and regulations could have an adverse impact on our business plan with respect to such products.

Due to recent expansion into the CBD industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, may become more difficult for us to find, and more expensive, due to our recent launch of certain products containing hemp-derived CBD. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

We face significant competition from existing suppliers of products similar to ours. If we are not able to compete with these companies effectively, we may not be able to achieve profitability.

We face intense competition from numerous resellers, manufacturers and wholesalers of e-liquids similar to those developed and sold by us, from both retail and online providers. We face competition from direct and indirect competitors, which arguably includes “big tobacco,” “big pharma,” and other known and established or yet to be formed vapor product manufacturing companies, each of whom pose a competitive threat to our current business and future prospects. We compete against “big tobacco,” who offers not only conventional tobacco cigarettes and electronic cigarettes, but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff. “Big tobacco” has nearly limitless resources, global distribution networks in place and a customer base that is fiercely loyal to their brands. Furthermore, we believe that “big tobacco” is likely to devote more attention and resources to developing and offering electronic cigarettes or other vapor products as the market for electronic cigarettes grows. Because of their well-established sales and distribution channels, marketing depth, financial resources, and proven expertise navigating complex regulatory landscapes, “big tobacco” is better positioned than small competitors like us to capture a larger share of the vapor markets. We also face competition from companies in the vapor market that are much larger, better funded, and more established than us.

Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on our future sales. In addition, aggressive advertising and promotion by our competitors may require us to compete by lowering prices because we do not have the resources to engage in marketing campaigns against these competitors, and the economic viability of our operations likely would be diminished.

Adverse publicity associated with our products or ingredients, or those of similar companies, could adversely affect our sales and revenue.

Adverse publicity concerning any actual or purported failure by us to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of the Company. This, in turn, could negatively affect our ability to obtain financing, endorsers and attract distributors or retailers for our products, which would have a material adverse effect on our ability to generate sales and revenue.

Our distributors’ and customers’ perception of the safety and quality of our products or even similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of our products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenue.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards. We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our manufacturers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third-party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Any product liability claim may increase our costs and adversely affect our revenue and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

The success of our business will depend upon our ability to create and expand our brand awareness.

The market we compete in is highly competitive, with many well-known brands leading the industry. Our ability to compete effectively and generate revenue will be based upon our ability to create and expand awareness of our products distinct from those of our competitors. It is imperative that we are able to convey to consumers the benefits of our products. However, advertising and packaging and labeling of such products will be limited by various regulations. Our success will be dependent upon our ability to convey to consumers that our products are superior to those of our competitors.

We must develop and introduce new products to succeed.

Our industry is subject to rapid change. New products are constantly introduced to the market. Our ability to remain competitive depends in part on our ability to enhance existing products, to develop and manufacture new products in a timely and cost-effective manner, to accurately predict market transitions, and to effectively market our products. Our future financial results will depend to a great extent on the successful introduction of several new products. We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

The success of new product introductions depends on various factors, including, without limitation, the following:

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proper new product selection;

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successful sales and marketing efforts;

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timely delivery of new products;

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availability of raw materials;

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pricing of raw materials;

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regulatory allowance of the products; and

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customer acceptance of new products.

If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively, and we may not be profitable.

Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors. We own the formulations for our products and we consider these product formulations our critical proprietary property, which must be protected from competitors. We do not currently have any patents for our product formulations. Although trade secret, trademark, copyright and patent laws generally provide a certain level of protection, and we attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights. In addition, enforcement of our proprietary rights may require lengthy and expensive litigation. We have attempted to protect some of the trade names and trademarks used for our products by registering them with the U.S. Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks, and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used. Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expense and significant management time and attention.

Risks Related to Our Common Stock and this Offering

A limited trading market currently exists for our securities, and we cannot assure you that an active market will ever develop, or if developed, will be sustained.

There is currently a limited trading market for our common stock on the OTC Pink Marketplace and an active trading market for our common stock may not develop. Consequently, we cannot assure you when and if an active-trading market in our shares will be established, or whether any such market will be sustained or sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in our Company. If an active public market should develop in the future, the sale of unregistered and restricted securities by current stockholders may have a substantial impact on any such market.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception that such sales may occur, may adversely impact the price of our common stock, even if there is no relationship between such sales and the performance of our business. As of October 25, 2019, we had 18,935,746,390 shares of common stock outstanding, as well as outstanding options to purchase an aggregate of 61,824,826 shares of our common stock at a weighted average exercise price of $0.01 per share, up to 4,654,349,239 shares of common stock issuable upon conversion of outstanding shares of Series A Preferred and outstanding warrants to purchase up to an aggregate of 4,033,769,340 shares of our common stock at a weighted average exercise price of $0.044313 per share. The exercise and/or conversion of such outstanding derivative securities may result in further dilution to our stockholders.

If we issue additional shares of common stock in the future, it will result in the dilution of our existing stockholders.

Our Charter currently authorizes the issuance of up to 50.0 billion shares of common stock, of which approximately 18.9 billion shares are currently issued and outstanding. In addition, we have reserved approximately 9.8 billion shares for issuance upon conversion and/or exercise of our outstanding shares of Series A Preferred, warrants and stock options, as well as for issuance as awards under our 2019 Omnibus Incentive Plan. The issuance of any additional shares of our common stock, including those shares issuable upon conversion and/or exercise of our outstanding derivative securities, will result in significant dilution to our stockholders and a reduction in value of our outstanding common stock. Further, any such issuance may result in a change of control of our corporation.

Holders of Series A Convertible Preferred Stock have substantial rights and ranks senior to our common stock.

Our common stock ranks junior as to dividend rights, redemption rights, conversion rights and rights in any liquidation, dissolution or winding-up of the Company to the Series A Preferred. Upon liquidation, dissolution or winding-up of the Company, the holders of the Series A Preferred are entitled to a liquidation preference equal to the original purchase price of Series A Preferred prior to and in preference to any distribution to the holders of our common stock. In addition, the holders of the Series A Preferred are also entitled to an annual 8% dividend payable in cash or shares of our common stock. Such rights could cause dilution of our common stock or limit our cash.

Our outstanding Series A Preferred contains anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing common stock holders which could adversely affect our stock price.

Our outstanding Series A Preferred contains certain anti-dilution provisions that benefit the holders thereof. As a result, if we, in the future, issue common stock or grant any rights to purchase our common stock or other securities convertible into our common stock for a per share price less than the then existing conversion price of the Series A Preferred, an adjustment to the then current conversion price would occur. This reduction in the conversion price could result in substantial dilution to our then-existing common stockholders as well as give rise to a beneficial conversion feature reported on our statement of operations. Either or both of which could adversely affect the price of our common stock.

The price of our securities could be subject to wide fluctuations and your investment could decline in value.

The market price of the securities of a company such as ours with little name recognition in the financial community can be subject to wide price swings. The market price of our common stock may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by us or our competitors, reports by securities analysts, volume trading, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations. These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of our securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of our management’s attention and resources.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline. Moreover, trading of our common stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

We have issued preferred stock with rights senior to our common stock, and may issue additional preferred stock in the future.

Our Charter authorizes the issuance of up to 5.0 million shares of preferred stock, par value $0.001 per share, without stockholder approval and on terms established by our directors, of which 300,000 shares have been designated as Series A Preferred and 1.5 million shares have been designated as Series B Preferred. We may issue additional shares of preferred stock in the future in order to consummate a financing or other transaction, in lieu of the issuance of shares of our common stock. The rights and preferences of any such class or series of preferred stock would be established by our Board of Directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

Our Amended and Restated Bylaws designate courts within the state of Nevada as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Amended and Restated Bylaws require that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Nevada (or, if no state court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada), will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought on behalf of the Company;
●	any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders;
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any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Nevada Revised Statutes or the Company’s Amended and Restated Articles of Incorporation, as amended, or the Amended and Restated Bylaws; or

●	any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction, and that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended (“Securities Act”). We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

You may not be able to hold our securities in your regular brokerage account.

In the case of publicly-traded companies, it is common for a broker to hold securities on your behalf, in “street name” (meaning the broker is shown as the holder on the issuer’s records and then you show up on the broker’s records as the person the broker is holding for). Due to regulatory uncertainties, certain brokers may not agree to hold securities of companies whose products include hemp-derived CBD for their customers, meaning that you may not be able to take advantage of the convenience of having all your holdings reflected in one place.

You should not rely on an investment in our common stock for the payment of cash dividends.

Because of our previous significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. You should not make an investment in our common stock if you require dividend income. Any return on investment in our common stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

The selling stockholders will only be able to sell their shares of our common stock registered herein at a fixed price of $0.006 per share until our common stock is quoted on the OTCQB tier of the OTC Markets.

Our shares of common stock are currently quoted on the OTC Pink Marketplace, and we have applied to have our common stock quoted on the OTCQB. Until our common stock is quoted on the OTCQB, the shares of common stock offered pursuant to this prospectus may only be resold by the selling stockholders at a fixed price of $0.01 per share, which price may be materially higher or lower than the current trading price of shares of our common stock. There is no assurance our application to the OTCQB will be approved, and, if we are unsuccessful in securing a quotation for our common stock on the OTCQB, the shares of common stock offered pursuant to this prospectus will continue to be offered at a fixed price of $0.006 per share, irrespective of the market price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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anticipated trends and challenges in our business and the markets in which we operate;

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the impact of regulation of our nicotine-based and CBD-based products;

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the accuracy of our estimates regarding expenses, future revenue and capital requirements;

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our ability to anticipate market needs or develop new or enhanced products to meet those needs;

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our expectations regarding market acceptance of our products;

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the success of competing products by others that are or become available in the market in which we sell our products;

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our ability to protect our proprietary information and trademarks;

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our ability to manage additional expansion into international markets;

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our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

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our ability to secure a quotation for our common stock on the OTCQB; and

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other risks and uncertainties, including those described under “Risk Factors” and elsewhere in this prospectus.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the transaction between Charlie’s Chalk Dust, LLC, a Delaware limited liability company (“Charlie’s” or the “Company”) and True Drinks Holdings, Inc. (“True Drinks”) which was accounted for as a reverse recapitalization under U.S. GAAP (the “Merger”).

On April 26, 2019 (the “Closing Date”), the Company entered into a Securities Exchange Agreement with each of the members (“Members”) of Charlie’s, and certain direct investors (“Direct Investors”), pursuant to which we acquired all outstanding membership interests of Charlie’s beneficially owned by the Members in exchange for the issuance by the Company of units, with such units consisting of an aggregate of (i) 15,655,538,349 shares of common stock (which includes the issuance of an aggregate of 1,396,305 shares of a newly created class of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”), convertible into an aggregate of 13,963,047,716 shares of common stock, issued to certain individuals in lieu of common stock); (ii) 206,249 shares of a newly created class of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), convertible into an aggregate of 4,654,349,239 shares of common stock; and (iii) warrants to purchase an aggregate of 3,102,899,493 shares of common stock (the “Investor Warrants”) (the “Share Exchange”). As a result of the Share Exchange, Charlie’s became a wholly owned subsidiary of the Company.

Immediately prior to, and in connection with, the Share Exchange, Charlie’s consummated a private offering of membership interests that resulted in net proceeds to Charlie’s of approximately $27.5 million (the “Charlie’s Financing”). Katalyst Securities LLC (“Katalyst”) acted as the sole placement agent in connection with the Charlie’s Financing pursuant to an Engagement Letter entered into by and between Katalyst, Charlie’s and the Company on February 15, 2019. As consideration for its services in connection with the Charlie’s Financing and the Share Exchange, the Company issued to Katalyst and its designees five-year warrants to purchase an aggregate of 930,869,848 shares of Common Stock at a price of $0.0044313 per share (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as those set forth in the Investor Warrants.

The Share Exchange resulted in a change of control of the Company, with the Members and Direct Investors owning approximately 85.7% of the Company’s outstanding voting securities immediately after the Share Exchange, and the Company’s current stockholders beneficially owning approximately 14.3% of the issued and outstanding voting securities, which includes the Advisory Shares. Together, Brandon Stump and Ryan Stump, the founders of Charlie’s and the Company’s newly appointed Chief Executive Officer and Chief Operating Officer, respectively, own approximately 57% of the Company’s issued and outstanding voting securities as a result of the Share Exchange.

The Share Exchange is accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) because the primary assets of the Company were nominal following the close of the Share Exchange. Charlie’s was determined to be the accounting acquirer based upon the terms of the Share Exchange and other factors including: (i) Charlie’s stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Charlie’s membership units now own approximately 49%, on a fully diluted basis, of the Company’s outstanding securities immediately following the effective time of the Merger, (ii) individuals associated with Charlie’s now hold a majority of the seats on the Company’s Board of Directors and (iii) Charlie’s management holds all key positions in the management of the combined Company. Accordingly, the historical financial statements of True Drinks became the Company's historical financial statements including the comparative prior periods. All references in the unaudited condensed consolidated financial statements to the number of shares and per-share amounts of common stock have been retroactively restated to reflect the exchange rate.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on Charlie’s and True Drinks’ historical consolidated financial statements as adjusted, to give effect to Charlie’s reverse recapitalization of True Drinks and Charlie’s Financing.

Accounting policies used in the preparation of the Pro Forma Statements are based on the audited consolidated financial statements of Charlie’s for the year ended December 31, 2018 and the six months ended June 30, 2019.

The pro forma adjustments are based on estimates and currently available information and assumptions that Charlie’s management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. Certain historical True Drinks and Charlie’s financial statement caption amounts have been reclassified or combined to conform to Charlie’s presentation and disclosure requirements.

The Pro Forma Statements should be read together with True Drink’s historical financial statements, which are included in True Drink’s latest Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 1, 2019 and the June 30, 2019 results included in the Company’s report on Form 10-Q filed with the SEC on August 14, 2019, and Charlie’s historical information included in the Company’s 8K/A filed on July 10, 2019.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 give effect to these transactions as if they had occurred on January 1, 2018.

Because Charlie’s was treated as the acquirer under the reverse recapitalization, Charlie’s and True Drink’s assets and liabilities were recorded at their precombination carrying amounts in the unaudited pro forma condensed combined financial information. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined condensed consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Charlie’s and True Drinks following the Merger.

The Pro Forma Statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses, if any, that may be associated with the integration of the two companies. The Pro Forma Statements are preliminary and have been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had True Drinks and Charlie’s been a combined organization during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma condensed combined financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

Unaudited Pro Forma Combined Statement of Income – Year Ended December 31, 2018

			Pro Forma		Pro Forma
	Charlie's	True Drinks	Adjustments	Note 3	Combined

Revenue:	$20,840,794	$1,947,052	$(1,436,113)	(f)	$21,351,733
Cost of revenue	8,514,790	1,228,448	(728,025)	(f)	9,015,213
Gross profit	12,326,004	718,604	(708,088)		12,336,520

Operating expenses:
Selling and marketing	2,904,456	411,371	-		3,315,827
General and administrative	2,126,945	10,997,813	1,128,327	(b)	14,253,085
Product development	95,180	-	-		95,180
	5,126,581	11,409,184	1,128,327		17,664,092
Operating income (loss)	7,199,423	(10,690,580)	(1,836,415)		(5,327,572)

Other income (expense):
Change in fair value of derivative liabilities	-	8,883,383	(8,883,383)	(a)	-
Impairment of goodwill	-	(1,898,000)	-		(1,898,000)
Interest expense	-	(813,545)	813,545	(a)	-
Other income	453	639,443	-		639,896
Total other income (expense)	453	6,811,281	(8,069,838)		(1,258,104)
Income (loss) before provision for income taxes	7,199,876	(3,879,299)	(9,906,253)		(6,585,676)
Provision for income taxes	-	-	(2,159,963)	(c)	(2,159,963)
Net income (loss)	7,199,876	(3,879,299)	(12,066,216)		(8,745,639)
Dividends on preferred stock	-	(260,688)	260,688	(a)	(1,650,000)
	-	-	(1,650,000)	(e)
Net income (loss) attributable to common shareholders	$7,199,876	$(4,139,987)	$(13,455,528)		$(10,395,639)

Net loss per common share:
Basic and diluted		$(0.02)			(0.00)

Weighted average common shares outstanding:
Basic and diluted		230,204,655	4,591,184,190	(d)	4,821,388,845

Unaudited Pro Forma Combined Statement of Income – Six Months Ended June 30, 2019

			Pro Forma		Pro Forma
	Charlie's	True Drinks	Adjustments	Note 3	Combined

Revenue:	$13,466,000	$28,014	$-		$13,494,014
Cost of revenue	5,596,000	14,145	-		5,610,145
Gross profit	7,870,000	13,869	-		7,883,869

Operating expenses:
Selling and marketing	1,577,000	20,692	-		1,597,692
General and administrative	7,029,000	217,543	564,164	(b)	7,810,707
	8,606,000	238,235	564,164		9,408,399
Operating income (loss)	(736,000)	(224,366)	(564,164)		(1,524,530)

Other income (expense):
Change in fair value of derivative liabilities	178,000	(975,430)	797,430	(a)	-
Interest expense	-	(192,932)	192,932	(a)	-
Other income	-	353,972	-		353,972
Total other income (expense)	178,000	(814,390)	990,362		353,972
Income (loss) before provision for income taxes	(558,000)	(1,038,756)	426,198		(1,170,558)
Provision for income taxes	-	-	167,400	(c)	167,400
Net income (loss)	(558,000)	(1,038,756)	593,598		(1,003,158)
Dividends on preferred stock	-	(64,279)	64,279	(a)	(825,000)
			(825,000)	(e)
Net income (loss) attributable to common shareholders	$(558,000)	$(1,103,035)	$(167,123)		$(1,828,158)

Net loss per common share:
Basic and diluted		$(0.00)			(0.00)

Weighted average common shares outstanding:
Basic and diluted		486,287,708	4,591,184,190	(d)	5,077,471,898

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma results of operations of the combined companies based upon the historical data of True Drinks Holdings, Inc. (“True Drinks”) and Charlies Chalk Dust, LLC, a Delaware limited liability company (“Charlie’s”).

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 assumes that the Merger occurred on January 1, 2018 and combines the historical results of Charlie’s and True Drinks.

For accounting purposes, Charlie’s is considered to be the acquiring company and the Merger will be accounted for as a reverse recapitalization of True Drinks by Charlie’s because the primary assets of True Drinks, which include cash and other assets and liabilities, will be nominal following the close of the merger. Under reverse recapitalization accounting, the assets and liabilities of True Drinks will be recorded, as of the completion of the merger, at their fair value which is expected to approximate book value because of the short-term nature of the instruments. No goodwill or intangible assets are expected to be recognized and any excess consideration transferred over the fair value of the net assets of True Drinks following determination of the actual purchase consideration for True Drinks will be reflected as an adjustment to equity. Consequently, the financial statements of Charlie’s reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The historical financial statements of True Drinks and Charlie’s, which are provided elsewhere in this registration statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

Note 2 — Preliminary purchase price allocation

The following is the preliminary estimate of the value of assets acquired and liabilities assumed by Charlie’s in the Merger, which closed on April 26, 2019:

Cash and cash equivalents	$401
Accounts receivable	1,173
Inventory, net	25,657
Accounts payable and accrued expenses	(710,615)
Debt - short term	(3,394,497)
Net liabilities acquired	$(4,077,881)

Note 3 — Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Represents the elimination of True Drink’s change in fair value of derivative liabilities, interest expense and dividends on preferred stock in connection with the transaction.

(b) The Company granted 705,204,430 unvested common shares to certain employees of Charlie’s. These shares vest over a 2-year period. The fair value of a share of common stock was $0.0032 which is based upon a valuation prepared by the Company on the date of the Merger. The Company will record $0.6 million and $1.1 million during the six months ended June 30, 2019 and year ended December 31, 2018, respectively.

(c) Represents the pro forma tax impact of Charlie’s assumed conversion from an LLC to a C-Corp using an estimated tax rate of 30% applied to Charlie’s net income.

(d) Represents the increase in the weighted average shares of 4,591,184,190 shares due to the Transactions.

(e) Represents the recording of a $0.83 million and $1.65 million 8% dividend of the Series A Preferred for the six months ended June 30, 2019 and year ended December 31, 2018, respectively. The dividend was calculated as follows:

206,248.18 - Total Series A Preferred issued as of March 31, 2019

X $100 per Series A share

$20,624,818

X 8%

$1,650,000 on an annual basis
or $412,500 on a quarterly basis

(f) To eliminate intercompany revenue and cost of revenue related to transactions between True Drinks and the Company during the twelve months ended December 31, 2018.

DESCRIPTION OF OUR BUSINESS

As used in this prospectus, unless otherwise stated or the context otherwise requires, references to the “Company,” “we,” “us,” “our,” or similar references mean Charlie’s Holdings, Inc. (formerly True Drinks Holdings, Inc.), its subsidiaries and consolidated variable interest entity on a consolidated basis. References to “Charlie’s” and “CCD” refer to Charlie’s Chalk Dust, LLC, a California limited liability company and wholly-owned subsidiary of the Company, and “Don Polly” refers to Don Polly, LLC, a Nevada limited liability company that is owned by entities controlled by Brandon Stump and Ryan Stump, the Company’s Chief Executive Officer and Chief Operating Officer, respectively, and a consolidated variable interest for which the Company is the primary beneficiary.

Overview

Our objective is to become a leader in the rapidly growing, global e-cigarette segment of the broader nicotine related products industry. Through Charlie’s, we formulate, market and distribute branded e-cigarette liquid for use in both open and closed consumer e-cigarette and vaping systems. Charlie’s products are produced domestically through contract manufacturers for sale through select distributors, specialty retailers and third-party online resellers throughout the United States, as well as over 80 countries worldwide. Charlie’s primary international markets include the United Kingdom, Italy, Spain, Belgium, Australia, Sweden and Canada. In June 2019, we launched distribution, through Don Polly, of certain premium vapor, tincture and topical products containing hemp-derived cannabidiol (“CBD”) and we currently intend to develop and launch additional products containing hemp-derived CBD in the future. Prior to the Share Exchange, our primary business was the development, marketing, sale and distribution of all-natural, vitamin-enhanced drinks, including AquaBall® Naturally Flavored Water and Bazi® All Natural Energy (“Bazi”). We continue to sell limited amounts of Bazi, but have ceased all production and sales of AquaBall® Naturally Flavored Water.

We intend to expand our operations and seek revenue and profit growth by increasing the sales of our nicotine based e-cigarette liquid by offering additional product and expanding sales territories, as well as from our recently launched manufacturing and distribution of CBD based products.

Recent Developments

Share Exchange

On April 26, 2019, the Company (then known as True Drinks Holdings, Inc.), entered into a Securities Exchange Agreement with each of the members of Charlie’s on that date (the “Charlie’s Members”), pursuant to which the Company acquired all outstanding membership interests beneficially owned by the Charlie’s Members in exchange for certain units consisting of the Company’s securities (the “Share Exchange”). As a result, Charlie’s became a wholly owned subsidiary of the Company. Following the consummation of the Share Exchange, the primary business operations of the Company consisted of those of Charlie’s and, more recently, Don Polly. See “Prospectus Summary - The Share Exchange.”

The Share Exchange resulted in a change of control of the Company, with the Members and Direct Investors owning approximately 85.7% of the Company’s outstanding voting securities immediately after the Share Exchange, and the Company’s current stockholders beneficially owning approximately 14.3% of the issued and outstanding voting securities, which includes the Advisory Shares. Together, Brandon Stump and Ryan Stump, the founders of Charlie’s and the Company’s newly appointed Chief Executive Officer and Chief Operating Officer, respectively, own approximately 57% of the Company’s issued and outstanding voting securities as a result of the Share Exchange.

Launch of CBD Products

In June 2019, we introduced, through Don Polly, full-spectrum hemp extract and CBD isolate wellness products across a variety of formats and with different strengths. Our initial launch consisted of six vapor, eight tincture and two topical product variations. The newly released products were launched under the Pachamama™ brand by way of a licensing agreement between Don Polly and Charlie’s, entered on April 25, 2019. In the near term, we expect to expand the hemp-derived CBD-based products line to include additional CBD isolate products and Tetrahydrocannabinol (“THC”)- free, broad spectrum hemp extract products currently in development.

Pachamama™ CBD products are currently available in the U.S., Mexico, U.K. and Switzerland, and we expect to continue expanding both our domestic and international distribution efforts.

Filing of Amended and Restated Charter; Automatic Conversion of Series B Preferred

On June 28, 2019, we amended and restated our Articles of Incorporation (the “Amended and Restated Charter”) to (i) change our corporate name to Charlie’s Holdings, Inc. and (ii) increase the number of shares authorized as common stock from 7.0 billion to 50.0 billion shares. The Amended and Restated Charter was approved by our Board of Directors and holders of a majority of our outstanding voting securities on May 8, 2019, and the Amended and Restated Charter was filed with the State of Nevada on June 28, 2019.

As a result of the filing of the Amended and Restated Charter and the increase of our authorized common stock to 50.0 billion shares, all 1,396,305 outstanding shares of Series B Preferred automatically converted into a total of 13,963,047,716 shares of common stock in accordance with the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock.

Our Products

Charlie’s Product Line

Our business efforts consist primarily of formulating, marketing and distributing our portfolio of branded e-cigarette liquid and other premium vapor products for use in consumer e-cigarette and vaping systems, which we collectively refer to as the “Charlie’s Product Line” or “Charlie’s Products.”

E-Liquids

E-liquids used to produce vapor in vaping devices are sold separately for use in refillable tanks of open system vaporizers.  Liquids are available in differing nicotine concentrations (0 mg, 3 mg and 6 mg per milliliter) to suit user preferences. Liquids are available in a variety of flavors, including our proprietary blends.  Liquid solution consists of flavoring and/or nicotine dissolved in one or several hygroscopic components, which turns the water in the solution into the smoke-like vapor when heated. The most commonly used hygroscopic components are propylene glycol (“PG”), vegetable glycerin (“VG”) or polyethylene glycol 400. VG imparts sweetness and produces vapor clouds, while PG produces more “throat hit”, which simulates the feeling of smoking. Our proprietary brands of e-liquids are manufactured by ISO Class 7 certified manufacturers in the United States, which helps ensure their purity and quality.

Charlie’s e-liquid products are produced under seven brand names distinguished by their flavor profiles, packaging art and ingredient transparency. All products are packaged in plastic drip containers that are typically available in seven sizes ranging from 10 mil to 100ml, as well as bulk concentrate formats.

●
Black Label and White Label. Charlie’s original black and white product line launched in 2015. Black Label is currently available in five flavors and White Label is currently available in four flavors.

●
CCD3. Launched in 2016, is a sea salt caramel ice cream flavor.

●
Pachamama™. A line launched in 2016 consisting of eight eclectic mixes of natural fruit flavors such as passion fruit raspberry yuzu, blood orange banana gooseberry and huckleberry pear acai.

●
Meringue. The third brand launched in 2016, based on creative character stories, currently includes three flavors.

●
Campfire™. Outdoors and Smores flavor inspired by camp vibes.

●
Stumps™. Line of four flavors inspired by the founders and their families broadly released in 2017 across various formats. Currently active in select markets.

●
The Creator of Flavor™. Two flavors broadly released in 2018 across various formats. Currently active in select markets.

Nicotine Salt Products

Nicotine salt e-liquids (“NIC salts”) are formulated for use in lower wattage open, semi-open and closed system vaporizers and are available in higher nicotine concentrations (25mg and 50mg per milliliter) than traditional e-liquids. Nicotine salts consist of nicotine dissolved in an acid that results in a lower PH level than other e-liquids. This form of nicotine has a higher bioavailability resulting in faster blood stream absorption and more closely mimics the effects of combustible tobacco products. We broadly released Pachamama™ Salts, an extension of the Pachamama™ line, in late December 2018 to a select group of key accounts, which now includes seven flavors packaged in 10ml and 30ml bottles. During 2019, we plan to broadly release NIC salt extensions of the Meringue and Black, Gold and White Label Charlie’s Chalk Dust brands.

Don Polly

Don Polly is a company under common ownership with the Company, and was established in April 2019 for the specific purpose of developing, marketing and distributing proprietary and innovative hemp-derived cannabidiol (“CBD”), non-THC, wellness products. Don Polly is owned by two limited liabilities companies, of which one is wholly-owned by Brandon Stump, the Company’s Chief Executive Officer, and the other is wholly-owned by Ryan Stump, the Company’s Chief Operating Officer. In June 2019, Charlie’s entered into a Licensing Agreement with Don Polly, pursuant to which Charlie's granted Don Polly a limited right and license to use certain of Charlie’s trademarks, copyrights and original artwork, in connection with Don Polly’s branded CBD products, as well as a Services Agreement pursuant to which Charlie’s provides certain services to Don Polly related to the sales, marketing, brand development of Don Polly products.

As a result, the Company and Don Polly launched a line of premium vapor, tincture and topical products containing hemp-derived CBD in June 2019, which we refer to the “Don Polly Products” and “Don Polly Product Line”. Don Polly’s efforts have been focused on developing and producing high quality CBD products made from single-strain-sourced hemp extract and high purity CBD isolate crystals. In addition, good manufacturing practices and quality control parameters are of the utmost importance to the Don Polly Products, which contribute to the differentiation of the Don Polly Products in the CBD product industry. The Don Polly Products consist of full-spectrum and isolate CBD products across three categories including vapor, tinctures, and topicals.

Isolate CBD Products

Our CBD isolate products contain a minimum purity of 99% isolate crystals, tested by independent, third-party facilities to ensure it is free of pesticides and heavy metals. Vape, as a CBD delivery method, has grown in popularity due to the high level of bioavailability and reported therapeutic responses. In response to demand for CBD infused e-liquids from our existing distribution channels, we launched a new line of CBD infused vapor products in June 2019. We refer to these products as the “Don Polly Vape Product Line” or the “Don Polly Isolate Products.” The Don Polly Vape Product Line is currently available in 30ml chubby bottles across three flavors (Minty Mango, Grape Berry and Strawberry Watermelon) and two strengths (250mg and 500mg). We are continuing to research and develop isolate products as both vape line extensions and in other product categories.

Full Spectrum CBD Products

Our full spectrum hemp extract comes from whole plant extraction which retains the plant’s natural compounds. This extraction method ensures each product preserves the holistic benefits of the plant including minimal amounts of THC (0.3% or less), which allows for optimal absorption of the plant’s nutrients. While CBD alone is a beneficial cannabinoid, full spectrum products provide the body access to all the plant’s cannabinoids, allowing the end user to achieve a wide range of therapeutic benefits. The full spectrum products are formulated with single-source and single strain hemp extracts. Don Polly believes this sourcing practice yields various compounds that work synergistically to heighten the effects of the products, making them superior to single-compound CBD isolates. In June 2019, we introduced the Pachamama™ tincture and topical full spectrum products. The tincture offering includes four flavors (the Natural, Green Tea Echinacea, Goji Cacao and Kava Kava Valerian) available in 30ml bottle sizes and both 750mg and 1750mg strengths. Our topical products include the Cooling Ointment, available in a one ounce jar and 750mg strength, and the Athletic Rub, available in a two ounce jar and 500mg strength. We plan on continuing to research, develop, and launch products in these categories.

Broad Spectrum CBD Products

In addition to isolate and fill spectrum CBD products, we believe there is an opportunity to develop broad spectrum hemp-derived CBD extracts that provide the same benefits of full spectrum CBD products but, through additional processing of hemp-derived extracts, eliminate the presence of THC. This category of THC-free, broad spectrum products will provide consumers with concerns about THC access to the same level of quality and nutrients we value in our full spectrum products. We are currently developing certain broad spectrum products, which, ultimately, will allow us to launch products which match the consumer accessibility of our CBD isolate products with the experience and benefits of our full spectrum products.

True Drinks – Legacy Product -- Bazi®
Prior to the Share Exchange, we marketed and distributed products, including AquaBall® and Bazi®, offering a healthful, natural alternative to high sugar, high calorie and nutritionally deficient beverages. A discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we ceased producing AquaBall® in early 2018. We continue to market and sell Bazi®, but on a very limited basis and only as we sell off existing inventory, as we focus our resources on the marketing, distribution and selling of the Charlie’s Products and the Don Polly Products. Bazi® is a liquid nutritional drink packed with eight different super fruits, including the Chinese jujube and seven other super fruits, plus 12 vitamins. Management is currently exploring the value of continuing the marketing and sale of Bazi®.

Manufacturing and Distribution

Manufacturing

Charlie’s Product Line. We work closely with contract manufacturing partners in the United States, Ireland and Scotland to manufacture our products. Our e-liquid and NIC salts products are manufactured to meet our proprietary formula specifications in facilities that are ISO Class 7 certified, which helps ensure their purity and quality. In 2018, we sourced 97% of our products from three suppliers in the United States. While we have developed long-standing relationships with our manufacturing sources and take great care to ensure that they share our commitment to quality, we do not have any long-term term contracts with these parties for the production of our product lines. We maintain redundancies in our supply chain and are aware of several alternative sources for our products.

Don Polly Product Line. Our hemp-derived, CBD-based Don Polly Products are manufactured with contract manufacturers to meet our formula specifications. While we do not have any long-term contracts with these parties, we are strengthening our supplier partnerships as well as identifying additional supplier and contract manufacturing opportunities.

Bazi®. Bazi® had been manufactured by Arizona Packaging and Production since 2007. Presently, we are not manufacturing Bazi Product, although we continue to sell existing inventory.

Distribution

Charlie’s Product Line. Once manufactured, Charlie’s Products are directly distributed throughout the United States and in more than 80 countries, primarily the United Kingdom, Italy, Spain, Belgium, Australia, Sweden and Canada.  We distribute our products to more than 2,100 specialty retailers through direct sales and to distributors and wholesalers both in the United States and internationally.  Retailers of our products include specialty retailers throughout the United States and in 80 other countries.   We also distribute our products on a very limited basis through convenience stores and gas stations.  With respect to products that we sell through third-party distributors and wholesalers, we typically sell our products to these customers for their re-sale. In select markets we maintain exclusive arrangements with distributors and, when warranted, will memorialize these agreements contractually.

Don Polly Product Line. Although we only launched the Don Polly Product Line in June 2019, our Don Polly Products are currently distributed to 75 key distribution and large retail accounts in the United States, Mexico, the United Kingdom, Switzerland and South Africa. Like the Charlie’s Product Line, we will distribute Don Polly Products directly to retailers, as well as through the use of distributors and third-party wholesalers. We also expect to utilize direct-to-consumer sales through a newly developed e-commerce platform.

Online Sales

Charlie’s Product Line and Don Polly Product Line. Currently, we do not currently sell our Charlie's Products directly. However, we market Charlie's Products and sell branded merchandise through our website, www.charlieschalkdust.com. The Don Polly Product Line is offered for sale directly to consumers under our Pachamama brand through our in-house, e-commerce platform on our website www.enjoypachamama.com.

Bazi®. Our e-commerce platform allows current and future consumers to purchase Bazi® Energy Shot through http://www.drinkbazi.com. All sales of Bazi® Energy Shot are made through our online platform, and, to a lesser extent, online marketplaces such as Amazon.

Sales and Marketing

Charlie’s Product Line. We have a 15-person sales team, based in the United States, that promotes our Charlie’s Products globally. Salespeople seek to form long-term “360” collaborative relationships with their clients, partnering with them on sell-through efforts, providing access to Charlie’s marketing and creative teams and advising and educating them on the Charlie’s Product Line and other industry-related issues. Currently, we advertise our products primarily through direct customer engagement through social media channels, print media, directed Internet marketing, industry tradeshows and collaborative events with retail partners. Historically, participation at industry-specific tradeshows played a large role in our marketing and distribution strategy. However, in 2018 we began shifting resources to collaborative events, and, instead, our marketing team is now focusing its efforts on fostering relationships with key distributors and retailers by launching customer-specific marketing campaigns, in-person visits to new customer accounts and other forms of direct customer engagement. In 2018, approximately 30% of our sales were to customers outside of the United States.

We intend to strategically expand our advertising activities in 2019 and increase our public relations efforts to gain industry awareness as well as editorial coverage for our brands. Some of our competitors promote their brands through print media and through celebrity endorsements and have substantial resources to devote to such efforts. We believe that our and our competitors’ efforts have helped increase our sales, our product acceptance and general industry awareness.

Don Polly Product Line. Since the launch of the Don Polly products in June 2019, we have employed similar sales and marketing efforts used for the Charlie’s Product Line, and intend to utilize those sales and marketing efforts in the near term.

Bazi® While Bazi is sold online at http://www.drinkbazi.com, a large portion of its sales are made to recurring customers on a subscription basis.

Source and Availability of Raw Materials

Charlie’s Product Line. Our manufacturing partners source the ingredients for our proprietary e-cigarette liquids from a variety of sources, in accordance with our formulations and quality specifications. We source our proprietary e-liquids from multiple ISO Class 7 certified manufacturers in the United States, which helps ensure their purity and quality. In an effort to maintain consistency across our supply chain, we directly purchase certain product packaging and are responsible for managing various third-party supplier relationships.

Don Polly Product Line. For our full spectrum CBD products we currently source the individual components and CBD from several suppliers. Each are delivered to our primary manufacturer for storage prior to manufacturing. Our primary manufacturer for isolate CBD products handles all raw material sourcing internally.

Bazi®. During 2018, we relied significantly on one supplier for 100% of our purchases of certain raw materials for Bazi®. Bazi, Inc. has sourced these raw materials from this supplier since 2007, and does not anticipate any issues with the supply of these raw materials. Presently, we are not producing Bazi product.

Although we own the formulas for the Charlie’s Products, the Don Polly Products and Bazi®, we obtain certain components, such as packaging, flavors and certain raw materials, from third party suppliers. None of the third party suppliers are considered to be material to the business on a standalone basis and all are components that are readily available from other suppliers on the market. However, given the rapid growth of the vaping, e-cigarette and CBD industries, there may be fluctuations in the availability of certain of the materials we obtain from third-parties due to high demand from our competitors. If any given supplier or distributor is lost or unavailable in a specific region, and we are unable to contract with alternative suppliers or distributors to provide the requisite service(s) and product(s), we may be unable to fulfill customer orders and our business could be materially harmed.

Competition

The industries in which we operate are highly competitive.

Charlie’s Product Line. Our Charlie's Product Line competes in a highly-fragment industry. Some identifiable competitors of Charlie's include Naked100, Milkman, Humble, and Beard. Other brands such as Juul, Vuse, Group Mark Ten, Green Smoke, Blu, Vaporfi, Njoy, Logic, V2, and Apollo all participate in a different segment of the electronic cigarette market which appeals to current smokers and recently-converted electronic cigarette users.

In the e-liquid flavor space, new flavor brands emerge daily due to low barriers to entry. Companies that produce electronic cigarettes and vaporizers, including Vaporfi, Atmos and Njoy, carry their own flavor lines for the refillable market. Other brands like Mount Baker Vapor focus on wide variety of choice and value, while other brands like Charlie’s Chalk Dust carve out their identity with branding, and more nuanced flavor combinations. The nature of our competitors is varied as the market is highly fragmented and the barriers to entry into the business are low.

Part of our business strategy focuses on the establishment of relationships with distributors and prominent branding focused on performance and quality. We are aware that e-cigarette competitors in the industry are also seeking to enter into such relationships and try to create brand loyalty. In many cases, competitors for such relationships may have greater management, human, and financial resources than we do for attracting distributor relationships. Furthermore, certain of our electronic cigarette competitors may have better control of their supply and distribution, be, better established, larger and better financed than our Company.

We plan to compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, and advertising. We are subject to highly competitive conditions in all aspects of our business. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

We also compete against “big tobacco”, U.S. cigarette manufacturers of both conventional tobacco cigarettes and electronic cigarettes like Altria Group, Inc., Lorillard, Inc. and Reynolds American, Inc. We compete against big tobacco who offers not only conventional tobacco cigarettes and electronic cigarettes but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff. Big tobacco has nearly limitless resources, global distribution networks in place and a customer base that is fiercely loyal to their brands. Furthermore, we believe that big tobacco will devote more attention and resources to developing and offering electronic cigarettes as the market for electronic cigarettes grows. Because of their well-established sales and distribution channels, marketing expertise and significant resources, big tobacco may be better positioned than small competitors like us to capture a larger share of the electronic cigarette market.

Don Polly Product Line. The market for CBD-based hemp products is rapidly growing and is highly competitive. The competition consists of publicly and privately-owned companies, which tend to be highly fragmented in terms of both geographic market coverage and products offered. With the Company’s leading brand status, innovation capabilities, existing sales and marketing platform, established distribution channels and high-quality manufacturing, Management believes the Company is well-positioned to capitalize on favorable long-term trends in the hemp-based, CBD wellness products segment.

Bazi®. Bazi® competitors include Steaz®, Guayaki Yerba Mate, POM Wonderful®, as well as sports and energy drinks including Gatorade®, Red Bull®, 5-Hour Energy®, RockStar®, Monster®, Powerade®, Accelerade® and All Sport®. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. Many of our competitors have longer operating histories and have substantially greater financial and other resources than we do. They, therefore, have the advantage of established reputations, brand names, track records, back office and managerial support systems and other advantages that we cannot duplicate in the near future, if ever. Moreover, many competitors, by virtue of their longevity and capital resources, have established lines of distribution to which we do not have access, and are not likely to duplicate in the near term, if ever.

Intellectual Property

Patents and Trademarks

Charlie’s Product Line and Don Polly Product Line. We are the registered owner of the federal trademarks for CHARLIE’S CHALK DUST, PACHAMAMA, STUMPS, AUNT MERINGUE & Design, CAMPFIRE & Design, Mr. MERINGUE & Design, and THE CREATOR OF FLAVOR & Design. We also maintain registrations in several international markets and will work with our international distributors to manage intellectual property and trademark registrations when necessary.

We plan to continue to expand our brand names and our proprietary trademarks and designs worldwide as our business grows.

True Drinks -- Legacy Products. We were granted the patent for AquaBall®’s stackable, spherical drink container in 2009, via GT Beverage Company, LLC, who we purchased on March 31, 2012. In both 2016 and 2017, we stopped using this bottle and, instead, switched to a bottle specifically designed for us by Niagara. In 2016 and 2017, we took impairment charges on the value of the spherical drink container patent.

We maintain trademark protection for AquaBall® and have federal trademark registration for Bazi®. This trademark registration is protected for a period of ten years and then is renewable thereafter if still in use.

Licensing Agreements

Charlie’s Product Line. Charlie's is currently active in exploring several long-term licensing arrangements with several well-known industry participants. The goal of such relationships is to acquire additional revenue streams as well as to introduce the Charlie’s Chalk Dust and Pachamama™ brands to a wider consumer base.

Don Polly Product Line. On April 25, 2019, the Company and Charlie’s entered into a License Agreement (the “License Agreement”) with Don Polly. As previously noted, Don Polly is classified as a variable interest entity for which the Company is the primary beneficiary, and is owned by entities controlled by Brandon Stump and Ryan Stump, the Company’s Chief Executive Officer and Chief Operating Officer, respectively. Pursuant to the License Agreement, Charlie’s provides Don Polly with a limited right and license to use certain of Charlie’s intellectual property rights, including certain trademarks, copyrights and original artwork, in connection with certain of Don Polly’s branded CBD products. In exchange for such license, Don Polly (i) pays Charlie’s monthly royalties amounting to 75% of its net profits, (ii) uses its best efforts to market, promote and advertise its products, (iii) provides Charlie’s with most favored nations pricing in the event that Charlie’s wishes to sell products sold by Don Polly, (iv) provide Charlie’s with the exclusive right of first refusal to purchase Don Polly, including all of its assets and liabilities, for a purchase price of $111,618 on or before December 31, 2025, and (v) will not license any intellectual property from any other source other than Charlie’s in connection with its design, manufacture, advertisement, promotion distribution and sale of CBD infused products within the agreed upon territory. The License Agreement will continue in perpetuity unless terminated in accordance with its terms.

Concurrently with the execution of the License Agreement, Charlie’s and Don Polly also entered into a Services Agreement (the “Services Agreement”), pursuant to which Charlie’s provides certain services to Don Polly, including, without limitation, (i) the development and creation of Don Polly’s sales, marketing, brand development and customer service strategies and (ii) performing sales, branding, marketing and other business functions at the request of Don Polly. Charlie’s will perform such services in the capacity of a contractor, and all materials and work product created by Charlie’s in its capacity as such will be the property of Don Polly. As consideration for the Services provided by Charlie’s, Don Polly (i) pays Charlie’s 25% of its net profits on a quarterly basis, and (ii) reimburse Charlie’s for all out-of-pocket business expenses that are preapproved in writing by Don Polly. The Services Agreement will continue in perpetuity unless terminated in accordance with its terms.

 True Drinks -- Legacy Products. We previously had a licensing agreement with Disney (the “Disney License”), which allowed us to feature popular Disney characters on AquaBall® Naturally Flavored Water, allowing AquaBall® to stand out among other beverages marketed towards children. As discussed in the section entitled “Recent Developments” above, in connection with the discontinued production of AquaBall®, we notified Disney of our desire to terminate the Disney License in early 2018. As a result of our decision to discontinue the production of AquaBall® and terminate the Disney License, and considering amounts due, Disney drew from a letter of credit funded by Red Beard in the amount of $378,000 on or about June 1, 2018. Subsequently, Disney agreed to a settlement and release of all claims related to the Disney License in consideration for the payment to Disney of $42,000.

Government Regulations

Charlies’s Product Line

Pursuant to a December 2010, decision, by the U.S. Court of Appeals for the District of Columbia Circuit, in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the FDA is permitted to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”).

Under this Court decision, the FDA is not permitted to regulate electronic cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes.

The Tobacco Control Act also requires establishment, within the FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products.

The FDA had previously indicated that it intended to regulate e-cigarettes under the Tobacco Control Act through the issuance of “Deeming Regulations” that would include e-liquid, e-cigarettes, and other vaping products (collectively, “Deemed Tobacco Products”) under the Tobacco Control Act and subject to the FDA’s jurisdiction.

On May 10, 2016, the FDA issued the “Deeming Regulations” which came into effect August 8, 2016. The Deeming Regulations amended the definition of “tobacco products” to include e-liquid, e-cigarettes and other vaping products. Deemed Tobacco Products include, but are not limited to, e-liquids, atomizers, batteries, cartomizers, clearomisers, tank systems, flavors, bottles that contain e-liquids and programmable software. Beginning August 8, 2016, Deemed Tobacco Products became subject to all FDA regulations applicable to cigarettes, cigarette tobacco, and other tobacco products which require:

●	a prohibition on sales to those younger than 18 years of age and requirements for verification by means of photographic identification;

●	health and addictiveness warnings on product packages and in advertisements;

●	a ban on vending machine sales unless the vending machines are located in a facility where the retailer ensures that individuals under 18 years of age are prohibited from entering at any time;

●	registration with, and reporting of product and ingredient listings to, the FDA;

●	no marketing of new tobacco products prior to FDA review;

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no direct and implied claims of reduced risk such as "light", "low" and "mild" descriptions unless FDA confirms (a) that scientific evidence supports the claim and (b) that marketing the product will benefit public health;

●	payment of user fees;

●	ban on free samples; and

●	childproof packaging.

In addition, the Deeming Regulations requires any Deemed Tobacco Product that was not commercially marketed as of the “grandfathering” date of February 15, 2007, to obtain premarket approval before it can be marketed in the United States. Premarket approval could take any of the following three pathways: (1) submission of a premarket tobacco product application (“PMTA”) and receipt of a marketing authorization order; (2) submission of a substantial equivalence report and receipt of a substantial equivalence order; or (3) submission of a request for an exemption from substantial equivalence requirements and receipt of an substantial equivalence exemption determination. The Company cannot predict if any of the products in the Charlie's Product Line, all of which would be considered “non-grandfathered”, will receive the required premarket approval from the FDA if the Company were to undertake obtaining premarket approval through any of the available pathways.

Since there were virtually no e-liquid, e-cigarettes or other vaping products on the market as of February 15, 2007, there is no way to utilize the less onerous substantial equivalence or substantial equivalence exemption pathways that traditional tobacco corporation can utilize. In order to obtain premarket approval, practically all e-liquid, e-cigarettes or other vaping products would have to follow the PMTA pathway which would cost hundreds of thousands of dollars per application. Furthermore, the Deeming Regulations also effectively froze the US market on August 8, 2016 since any new e-liquid, e-cigarette or other vaping product would be required to obtain an FDA marketing authorization though one of the aforementioned pathways. Deemed Tobacco Products that were on the market prior to August 8, 2016 have been provided with a grace period where such products can continue to be marketed until the May 12, 2020 PMTA submission deadline. Upon submission of a PMTA, such products would be permitted to be sold pending the FDA’s review of the submitted PMTAs, even if the May 12, 2020 deadline has passed.

In a press release dated July 28, 2017, the FDA also stated that “the FDA plans to issue foundational rules to make the product review process more efficient, predictable, and transparent for manufacturers, while upholding the agency’s public health mission. Among other things, the FDA intends to issue regulations outlining what information the agency expects to be included in PMTAs, Modified Risk Tobacco Product (“MRTP”) applications and reports to demonstrate Substantial Equivalence (“SE”). The FDA also plans to finalize guidance on how it intends to review PMTAs for ENDS. The agency also will continue efforts to assist industry in complying with federal tobacco regulations through online information, meetings, webinars and guidance documents”.

As at the date of this prospectus, the Company continues to evaluate the potential returns associated with the preparation and submission of PMTAs during the remainder of the grace period to determine whether or not to continue marketing e-liquid or other vaping products in the United States after the grace period lapses on May 12, 2020.

State and local governments currently legislate and regulate tobacco products, including what is considered a tobacco product, how tobacco taxes are calculated and collected, to whom tobacco products can be sold and by whom, in addition to where tobacco products, specifically cigarettes may be smoked and where they may not. Certain municipalities have enacted local ordinances which preclude the use of e-liquid, e-cigarettes and other vaping products where traditional tobacco burning cigarettes cannot be used and certain states have proposed legislation that would categorize vaping products as tobacco products, equivalent to their tobacco burning counterparts. If these bills become laws, vaping products may lose their appeal as an alternative to traditional cigarettes, which may have the effect of reducing the demand for the products.

The Company may be required to discontinue, prohibit or suspend sales of its e-liquid products in states that require us to obtain a retail tobacco license. If the Company is unable to obtain certain licenses, approvals or permits and if the Company is not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to the Company, then the Company may be required to cease sales and distribution of its e-liquid products to those states, which would have a material adverse effect on the Company’s business, results of operations and financial condition.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained certain products. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release the products, to a mandatory and definitive hold the Company may no longer be able to ensure a supply of raw materials or saleable product, which will have material adverse effect on the Company’s business, results of operations and financial condition.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to electronic cigarettes. The application of either or both of these federal laws to electronic cigarettes would have a material adverse effect on our business, results of operations and financial condition.

The tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

●	the levying of substantial and increasing tax and duty charges;

●	restrictions or bans on advertising, marketing and sponsorship;

●	the display of larger health warnings, graphic health warnings and other labeling requirements;

●	restrictions on packaging design, including the use of colors and generic packaging;

●	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

●	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

●	requirements regarding testing, disclosure and use of tobacco product ingredients;

●	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

●	elimination of duty free allowances for travelers; and

●	encouraging litigation against tobacco companies.

If e-liquid, e-cigarettes or other vaping products are subject to one or more significant regulatory initiatives enacted under the FCTC, the Company’s business, results of operations and financial condition could be materially and adversely affected.

European Union

On April 3, 2014, the European Union issued the “New Tobacco Product Directive” and is intended to regulate “tobacco products”, including cigarettes, roll-your-own tobacco, cigars and smokeless tobacco, and “electronic cigarettes and herbal products for smoking”, including e-cigarettes, e-liquid, refill containers, liquid holding tanks and e-liquid bottles sold directly to consumers. The New Tobacco Product Directive became effective May 20, 2016.

The New Tobacco Product Directive introduces a number of new regulatory requirements for e-cigarettes, e-liquid and other vaping products, which includes the following: (i) restricts the amount of nicotine that e-cigarettes and e-liquid can contain; (ii) requires e-cigarettes, e-liquid and refill containers to be sold in child and tamper-proof packaging and nicotine liquids to contain only “ingredients of high purity”; (iii) provides that e-cigarettes, e-liquid and other vaping products must deliver nicotine doses at “consistent levels under normal conditions of use” and come with health warnings, instructions for their use, information on “addictiveness and toxicity”, an ingredients list, and information on nicotine content; (iv) significantly restricts the advertising and promotion of e-cigarettes, e-liquid and other vaping products; and (v) requires e-cigarette, e-liquid and other vaping product manufacturers and importers to notify EU Member States before placing new products on the market and to report annually such to Member States (including on their sales volumes, types of users and their “preferences”). Failure to make annual reports to Member State Competent Authorities or to properly notify prior to a substantive change to an existing product or introduction of a new product could result in the Company’s inability to market or sell its products and cause material adverse effect on the Company’s business, results of operations and financial condition.

The New Tobacco Product Directive requires Member States to transpose into law New Tobacco Product Directive provisions by May 20, 2016. An “EU directive” requires Member States to achieve particular results. However, it does not dictate the means by which they do so. Its effect depends on how Member States transpose the New Tobacco Product Directive into their national laws. Member States may decide, for example, to introduce further rules affecting e-cigarettes, e-liquid and other vaping products (for example, age restrictions) provided that these are compatible with the principles of free movement of goods in the Treaty on the Functioning of the European Union. The Tobacco Product Directive also includes provisions that allow Member States to ban specific e-cigarettes, e-liquid and other vaping products or specific types of e-cigarettes, e-liquid and other vaping products in certain circumstances if there are grounds to believe that they could present a serious risk to human health. If at least three Member States impose a ban and it is found to be duly justified, the European Commission could implement a European Union wide ban. Similarly, the New Tobacco Product Directive provides that Member States may prohibit a certain category of tobacco, flavoring or related products on grounds relating to a specific situation in that Member State for public health purposes. Such measures must be notified to the European Commission to determine whether they are justified.

There are also other national laws in Member States regulating e-cigarettes, e-liquid and other vaping products. It is not clear what impact the new Tobacco Product Directive will have on these laws.

Canada

On September 27, 2017, Health Canada released a Notice to the Industry that portions of Bill S-5 related to the sale of vaping products that are marketed without health or therapeutic claims are to be enacted immediately upon Royal Assent. In effect, this both legitimizes the sale of vaping products within Canada and creates an initial regulatory framework. Health Canada has taken the stance that vaping products that are not marketed as therapeutic are to be considered consumer products and subject to the requirements of the Canada Consumer Product Safety Act (“CCPSA”). Under the CCPSA, there is a “general prohibition” on products that are classified as “very toxic” under the Consumer Chemicals and Containers Regulations, 2001 (“CCCR, 2001”). Health Canada has reviewed the toxicity of nicotine containing products and has determined that “vaping liquids containing equal to or more than 66 mg/ml (6.6%) nicotine meet the classification of "very toxic" under the CCCR, 2001 and will be prohibited from import, advertising or sale under Section 38 of the CCCR, 2001. None of the Company’s e-liquid products for sale fall under this classification of “very toxic” and are therefore able to be marketed for sale within Canada. Health Canada has also determined that products containing any nicotine that falls below the “very toxic” classification to be regulated as “toxic” under the CCCR, 2001. This classification requires the use of childproof packaging, specific labeling requirements and pictograms as outlined in the CCCR, 2001.

At present, the Company has made efforts to ensure that its e-liquid products that are being marketed in Canada are in full compliance with the recommendations of Health Canada and will expect no interruption to business upon Royal Ascent of Bill S-5.

Health Canada had also stated an intent to develop additional regulations under the authority of the CCPSA, however, at this time it is unclear what those additional regulations may be or how they will affect the Company’s business. If e-liquid, e-cigarettes or other vaping products are subject to one or more significant regulatory initiatives enacted under the Bill S-5 or otherwise, the Company’s business, results of operations and financial condition could be materially and adversely affected.

Currently in Canada, electronic smoking products (i.e., electronic products for the vaporization and administration of inhaled doses of nicotine including electronic cigarettes, cigars, cigarillos and pipes, as well as cartridges of nicotine solutions and related products) fall within the scope of the Food and Drugs Act. All of these products require market authorization prior to being imported, advertised or sold in Canada. Market authorization is granted by Health Canada following successful review of scientific evidence demonstrating safety, quality and efficacy with respect to the intended purpose of the health product. To date, no electronic smoking product has been authorized for sale by Health Canada.

In the absence of evidence establishing otherwise, an electronic smoking product delivering nicotine is regulated as a “new drug” under Division 8, Part C of the Food and Drug Regulations. In addition, the delivery system within an electronic smoking kit that contains nicotine must meet the requirements of the Medical Devices Regulations. Appropriate establishment licenses issued by Health Canada are also needed prior to importing, and manufacturing electronic cigarettes. Products that are found to pose a risk to health and/or are in violation of the Food and Drugs Act and related regulations may be subject to compliance and enforcement actions in accordance with the Health Products and Food Branch Inspectorate’s Compliance and Enforcement Policy (POL-0001). According to Health Canada regulations, it is not permissible to import, advertise or sell electronic smoking products without the appropriate authorizations, and persons that violate these regulations are subject to repercussions from Health Canada, including but not limited to, seizure of the products.

Since no scientific evidence demonstrating safety, quality and efficacy with respect to the intended purpose of e-cigarettes, e-liquid or other vaping products has been submitted to Health Canada to date, there is the possibility that in the future Health Canada may modify or retract the current prohibitions currently in place. However, there can be no assurance that the Company will be in total compliance, remain competitive, or financially able to meet future requirements and regulations imposed by Health Canada.

To date, Health Canada has not imposed any restrictions on e-cigarettes, e-liquid and other vaping products that do not contain nicotine. e-cigarettes, e-liquid and other vaping products that do not make any health claim and do not contain nicotine may legally be sold in Canada. Thus, vendors can openly sell nicotine-free e-cigarettes, e-liquid and other vaping products. However, there are vape shops operating throughout Canada selling e-cigarettes, e-liquid and other vaping products containing nicotine without any implications from Health Canada. e-cigarettes, e-liquid and other vaping products are subject to standard product regulations in Canada, including the Canada Consumer Product Safety Act and the Consumer Packaging and Labelling Act.

At present, neither the Tobacco Act (which regulates the manufacture, sale, labelling and promotion of tobacco products) nor the Tobacco Products Labelling Regulations (Cigarettes and Little Cigars) (which governs how cigarettes can be advertised and marketed) apply to e-cigarettes, e-liquid and other vaping products. The application of these federal laws to e-cigarettes, e-liquid and other vaping products would have a material adverse effect on the Company’s business, results of operations and financial condition.

Company’s efforts to mitigate risks associated with new and evolving regulation.

The Company is constantly seeking to stay in compliance with all existing and reasonably expected future regulations. The Company, through its internal compliance team, market consultants and technicians and testing labs hopes to stay in accordance with all standards whether set forth in the New Tobacco Products Directive or the Deeming Regulations. Making sure that all e-liquid products meet and exceed the standards set forth by each market’s regulatory body is of the highest concern for the Company. Staying in compliance with all marketing and packaging directives is imperative to maintaining access to the markets. Although these processes are costly and time consuming, it is imperative for the Company’s success that these steps are taken and constantly kept up to date. Failure to comply in a timely fashion to any particular directive or regulation could have material adverse effects on the results of business operations.

Don Polly Product Line

Don Polly’s CBD products are subject to various state and federal laws regarding the production and sales of hemp-based products. Section 12619 of the Agriculture Improvement Act of 2018 (“2018 Farm Bill”) removed “hemp,” as defined in the Agricultural Marketing Act of 1946 (the “1946 Agricultural Act”), from the classification of “marijuana,” which is generally prohibited as a Schedule I drug under the Controlled Substances Act of 1970 (“CSA”). Under the 1946 Agricultural Act (as amended by the 2018 Farm Bill), the term “hemp” means “the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis.” As a result of the passage of the 2018 Farm Bill, and since the Company believes the Don Polly Products contain parts of the cannabis plant with a THC concentration of not more than 0.3 percent on a dry weight basis, the Company believes that the Don Polly Products are not governed by the CSA and, ergo, would not be subject to prosecution thereunder because the Company believes the Don Polly Products contain “hemp” within the meaning of the 1946 Agricultural Act (as amended by the 2018 Farm Bill) and do not contain any “marijuana” as prohibited under the CSA (as amended by the 2018 Farm Bill); provided, however, there is a lack of legal protection for hemp-based products that contain more than 0.3 percent THC and there is a risk that the Company would be subject to prosecution under the CSA in the event that its CBD products are found to contain more than 0.3 percent THC.

Furthermore, the 1946 Agricultural Act (as amended by the 2018 Farm Bill) provides additional regulations regarding the production of hemp-based products and there is the risk that the Don Polly Products may be found to be in violation of these regulations. Specifically, the 1946 Agricultural Act (as amended by the 2018 Farm Bill) contains provisions relating to the shared state-federal jurisdiction over hemp cultivation and production, whereby states and Indian tribes have been delegated the broad authority to regulate and limit the production and sale of hemp and hemp products within their borders. Under the 1946 Agricultural Act (as amended by the 2018 Farm Bill), a plan under which a State or Indian tribe monitors and regulates the production of hemp shall only be required to include “(i) a practice to maintain relevant information regarding land on which hemp is produced in the State or territory of the Indian tribe, including a legal description of the land, for a period of not less than three calendar years; (ii) a procedure for testing, using post-decarboxylation or other similarly reliable methods, delta-9 tetrahydrocannabinol concentration levels of hemp produced in the State or territory of the Indian tribe; (iii) a procedure for the effective disposal of—(I) plants, whether growing or not, that are produced in violation of this subtitle; and (II) products derived from those plants; (iv) a procedure to comply with enforcement procedures; (v) a procedure for conducting annual inspections of, at a minimum, a random sample of hemp producers to verify that hemp is not produced in violation of [applicable law]; (vi) a procedure for submitting the information, as applicable, to the Secretary of Agriculture (the “Secretary”) not more than 30 days after the date on which the information is received; and (vii) a certification that the State or Indian tribe has the resources and personnel to carry out the practices and procedures described in clauses (i) through (vi).” Further, a hemp producer in a State or the territory of an Indian tribe for which a State or Tribal plan is approved shall be determined to have negligently violated the State or Tribal plan, including by negligently— “(i) failing to provide a legal description of land on which the producer produces hemp; (ii) failing to obtain a license or other required authorization from the State department of agriculture or Tribal government, as applicable; or (iii) producing Cannabis sativa L. with a delta-9 THC concentration of more than 0.3 percent on a dry weight basis.” A hemp producer that negligently violates a State or Tribal plan 3 times in a 5-year period shall be ineligible to produce hemp for a period of 5 years beginning on the date of the third violation. If the State department of agriculture or Tribal government in a State or the territory of an Indian tribe for which a State or Tribal plan, as applicable, determines that a hemp producer in the State or territory has violated the State or Tribal plan with a culpable mental state greater than negligence— “(i) the State department of agriculture or Tribal government, as applicable, shall immediately report the hemp producer to —(I) the Attorney General; and (II) the chief law enforcement officer of the State or Indian tribe, as applicable.” In the case of a State or Indian tribe for which a State or Tribal plan is not approved, the production of hemp in that State or the territory of that Indian tribe shall be subject to a plan established by the Secretary to monitor and regulate that production. A plan established by the Secretary under shall include— “(A) a practice to maintain relevant information regarding land on which hemp is produced in the State or territory of the Indian tribe, including a legal description of the land, for a period of not less than 3 calendar years; (B) a procedure for testing, using post-decarboxylation or other similarly reliable methods, delta-9 tetrahydrocannabinol concentration levels of hemp produced in the State or territory of the Indian tribe; (C) a procedure for the effective disposal of—(i) plants, whether growing or not, that are produced in violation of [applicable law]; and (ii) products derived from those plants; (D) a procedure to comply with the enforcement procedures; (E) a procedure for conducting annual inspections of, at a minimum, a random sample of hemp producers to verify that hemp is not produced in violation of this subtitle; and (F) such other practices or procedures as the Secretary considers to be appropriate. The Secretary shall also establish a procedure to issue licenses to hemp producers. In the case of a State or Indian tribe for which a State or Tribal plan is not approved under applicable law, it shall be unlawful to produce hemp in that State or the territory of that Indian tribe without a license issued by the Secretary. A violation of a plan established by the Secretary shall be subject to enforcement and the Secretary shall report the production of hemp without a license issued by the Secretary to the Attorney General. In the event that the Company’s CBD products are found to be in violation of these regulations, the Company may become subject to enforcement action as provided for in the 1946 Agricultural Act (as amended by the 2018 Farm Bill) and may become subject to prosecution thereunder.

True Drinks -- Legacy Products

Certain states and localities prohibit the sale of certain beverages unless a deposit or tax is charged for containers. These requirements vary by each jurisdiction. Similar legislation has been proposed in certain other states and localities, as well as by Congress. We are unable to predict whether such legislation will be enacted or what impact its enactment would have on our business, financial condition or results of operations.

All of our facilities in the United States are subject to federal, state and local environmental laws and regulations. Although compliance with these provisions has not had any material adverse effect on our financial or competitive position, compliance with or violation of any current or future regulations and legislation could require material expenditures or have a material adverse effect on our financial results.

Research and Development

 Our research and development activities consist of development and testing of new flavors, formulations, formats and delivery methods for our existing products, as well as development of new products for the Charlie’s Product Line and the Don Polly Product Line.

For the years ended December 31, 2017 and 2018, Charlie’s recorded product development expenses of $116,040 and $95,180, respectively.

Employees

We had 57 full-time employees across Charlie’s Holdings Inc., Charlie’s Chalk Dust LLC and Don Polly LLC as of June 30, 2019.

Compliance with Environmental Laws

In California, in connection with sales of Bazi®, we are required to collect redemption values from our retail customers and to remit such redemption values to the State of California Department of Resources Recycling and Recovery based upon the number of cans and bottles of certain carbonated and non-carbonated products sold. In certain other states where our products are sold, we are also required to collect deposits from our customers and to remit such deposits to the respective jurisdictions based upon the number of cans and bottles of certain carbonated and non-carbonated products sold in such states.

Facilities

We occupy approximately 7,200 square feet of office located at 1007 Brioso Drive, Costa Mesa, CA 92627. The lease began on October 1, 2015, and for a term of three years with a monthly base lease rate of $15,474. We have not yet renewed the lease for our corporate headquarters, and instead are currently making month-to-month payments. We also occupy the following spaces:

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Approximately 3,306 square feet of multi-tenant industrial space located at 1701 E. Edinger, Suite E13, Santa Ana, CA 92705, used for general office and warehouse space. The lease began on April 1, 2018, and for a term of three years, with a monthly base lease rate of $3,306.

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Approximately 11,100 square feet of industrial space located at 5331 Production Drive, Huntington Beach, CA 92649, used for warehousing and shipping operations. The lease began on June 1, 2019, and for a term of three years, with a monthly base lease rate of $12,987.

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Certain of Don Polly’s operations are operated from a 7,366 square foot facility in Denver Colorado. The facility offers multi-use space, housing both warehouse and administrative functions. The lease commenced on April 1, 2019, and for a term of 38 months, with a monthly base lease rate of $10,435.

We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties, and unfavorable outcomes could occur. In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations. Other than as set forth below, there are no additional pending or threatened legal proceedings at this time.

Delhaize America Supply Chain Services, Inc. v. True Drinks, Inc. On May 8, 2018, Delhaize America Supply Chain Services, Inc. (“Delhaize”) filed a complaint against the Company in the General Court of Justice Superior Court Division located in Wake County, North Carolina alleging breach of contract, among other causes of action, related to contracts entered into by and between the two parties. Delhaize is seeking in excess of $25,000 plus interest, attorney’s fees and costs. We believe the allegations are unfounded and are defending the case vigorously. We believe the probability of incurring a material loss to be remote.

The Irvine Company, LLC v. True Drinks, Inc. On September 10, 2018, The Irvine Company, LLC (“Irvine”) filed a complaint against the Company in the Superior Court of Orange County, located in Newport Beach, California, alleging breach of contract related to the Company’s early termination of its lease agreement with Irvine in May 2018. Pursuant to the Complaint, Irvine sought to recover approximately $74,000 in damages from the Company. In November 2018, the Company and Irvine agreed to settle the lawsuit for an aggregate of $15,750.

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our objective is to become a leader in the rapidly growing, global e-cigarette segment of the broader nicotine related products industry. Through Charlie’s, we formulate, market and distribute branded e-cigarette liquid for use in both open and closed consumer e-cigarette and vaping systems. Charlie’s products are produced domestically through contract manufacturers for sale through select distributors, specialty retailers and third-party online resellers throughout the United States, as well as over 80 countries worldwide. Charlie’s primary international markets include the United Kingdom, Italy, Spain, Belgium, Australia, Sweden and Canada. In June 2019, we launched distribution, through Don Polly, of certain premium vapor, tincture and topical products containing hemp-derived cannabidiol (“CBD”) and we currently intend to develop and launch additional products containing hemp-derived CBD in the future. Prior to the Share Exchange (defined below), our primary business was the development, marketing, sale and distribution of all-natural, vitamin-enhanced drinks, including AquaBall® Naturally Flavored Water and Bazi® All Natural Energy (“Bazi”). We continue to sell limited amounts of Bazi, but have ceased all production and sales of AquaBall® Naturally Flavored Water.

We intend to expand our operations and seek revenue and profit growth by increasing the sales of our nicotine based e-cigarette liquid by offering additional product and expanding sales territories, as well as from our recently launched manufacturing and distribution of CBD based products.

For the quarters ended June 30, 2019 and 2018, our revenues from operations were $6,819,000 and $5,486,000 respectively. Net loss for the quarter ended June 30, 2019 was $3,033,000 as compared to a net income of $2,125,000 for the quarter ended June 30, 2018. Significant transaction related costs of approximately $4.7 million were expensed in the quarter ended June 30, 2019 generating the large loss and are detailed in the discussion that follows. For the quarter ended June 30, 2019, both the Charlie’s and Don Polly operations reported net income, however that net income was not sufficient to offset the transaction related costs.

For the six months ended June 30, 2019 and 2018, our revenues from operations were $13,466,000 and $10,919,000, respectively. Net loss for the six months ended June 30, 2019 was $558,000 as compared to a net income of $4,183,000 for the six months ended June 30, 2018. Significant transaction related costs of approximately $4.7 million were expensed in the six months ended June 30, 2019 generating the large loss and are detailed in the discussion that follows. For the six months ended June 30, 2019, both the Charlie’s and Don Polly operations reported net income, however that net income was not sufficient to offset the transaction related costs.

Recent Developments

Share Exchange

On April 26, 2019 (the “Closing Date”), we entered into a Securities Exchange Agreement with each of the members (“Members”) of Charlie’s, and certain direct investors (“Direct Investors”), pursuant to which we acquired all outstanding membership interests of Charlie’s beneficially owned by the Members in exchange for the issuance by the Company of units, with such units consisting of an aggregate of (i) 15,655,538,349 shares of common stock (which includes the issuance of an aggregate of 1,396,305 shares of a newly created class of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”), convertible into an aggregate of 13,963,047,716 shares of common stock, issued to certain individuals in lieu of common stock); (ii) 206,249 shares of a newly created class of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), convertible into an aggregate of 4,654,349,239 shares of common stock; and (iii) warrants to purchase an aggregate of 3,102,899,493 shares of common stock (the “Investor Warrants”) (the “Share Exchange”). As a result of the Share Exchange, Charlie’s became a wholly owned subsidiary of the Company.

Immediately prior to, and in connection with, the Share Exchange, Charlie’s consummated a private offering of membership interests that resulted in gross proceeds to Charlie’s of approximately $27.5 million (the “Charlie’s Financing”). Katalyst Securities LLC (“Katalyst”) acted as the sole placement agent in connection with the Charlie’s Financing pursuant to an Engagement Letter entered into by and between Katalyst, Charlie’s and the Company on February 15, 2019, which was amended on April 16, 2019 (“Amended Engagement Letter”). As consideration for its services in connection with the Charlie’s Financing and Share Exchange, the Company issued to Katalyst and its designees five-year warrants to purchase an aggregate of 930,869,848 shares of common stock at a price of $0.0044313 per share (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as those set forth in the Investor Warrants. As additional consideration for advisory services provided in connection with the Charlie’s Financing and the Share Exchange, the Company issued an aggregate of 902,661,671 shares of common stock (the “Advisory Shares”), including to Scot Cohen, a member of the Company’s Board of Directors, pursuant to a subscription agreement.

The Share Exchange resulted in a change of control of the Company, with the Members and Direct Investors owning approximately 85.7% of the Company’s outstanding voting securities immediately after the Share Exchange, and the Company’s current stockholders beneficially owning approximately 14.3% of the issued and outstanding voting securities, which includes the Advisory Shares. Together, Brandon Stump and Ryan Stump, the founders of Charlie’s and the Company’s newly appointed Chief Executive Officer and Chief Operating Officer, respectively, own approximately 57% of the Company’s issued and outstanding voting securities as a result of the Share Exchange.

Launch of CBD Products

In June 2019, we introduced, through Don Polly, full-spectrum hemp extract and CBD isolate wellness products across a variety of formats and with different strengths. Our initial launch consisted of six vapor, eight tincture and two topical product variations. The newly released products were launched under the Pachamama™ brand by way of a licensing agreement between Don Polly and Charlie’s, entered on April 25, 2019. In the near term, we expect to expand the hemp-derived CBD-based products line to include additional CBD isolate products and Tetrahydrocannabinol (“THC”)- free, broad spectrum hemp extract products currently in development.

Pachamama™ CBD products are currently available in the U.S., Mexico, U.K. and Switzerland, and we expect to continue expanding both our domestic and international distribution efforts.

Filing of Amended and Restated Charter; Automatic Conversion of Series B Preferred

On June 28, 2019, we amended and restated our Articles of Incorporation (the “Amended and Restated Charter”) to (i) change our corporate name to Charlie’s Holdings, Inc. and (ii) increase the number of shares authorized as common stock from 7.0 billion to 50.0 billion shares. The Amended and Restated Charter was approved by our Board of Directors and holders of a majority of our outstanding voting securities on May 8, 2019, and the Amended and Restated Charter was filed with the State of Nevada on June 28, 2019.

As a result of the filing of the Amended and Restated Charter and the increase of our authorized common stock to 50.0 billion shares, all 1,396,305 outstanding shares of Series B Preferred automatically converted into a total of 13,963,047,716 shares of common stock in accordance with the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock.

Charlie’s Holdings, Inc.
Results of Operations for the Three Months Ended June 30, 2019 Compared to the Three Months Ended June 30, 2018.

	For the three months ended
	June 30,		Change
	2019	2018	Amount	Percentage
($ in thousands)
Revenues:
Product revenue, net	$6,819	$5,486	$1,333	24%
Total revenues	6,819	5,486	1,333	24%
Operating costs and expenses:
Cost of goods sold - product revenue	2,846	2,054	792	39%
General and administrative	6,374	524	5,850	1116%
Sales and marketing	810	783	27	3%
Total operating costs and expenses	10,030	3,361	6,669	198%
Loss from operations	(3,211)	2,125	(5,336)	-251%
Other income:
Change in fair value of derivative liabilities	178	-	178	100%
Total other income	178	-	178	100%
Net income (loss)	$(3,033)	$2,125	$(5,158)	-243%

Operating Income (Loss)

We had operating losses of approximately $3,211,000 for the three months ended June 30, 2019, due, primarily to approximately $4.7 million of transaction related costs, including costs incurred in connection with the Share Exchange, but offset by revenue derived from our branded nicotine-based e-cigarette liquid business and CBD products. For the three months ended June 30, 2018, we had operating income of approximately $2,125,000 from our branded nicotine-based e-cigarette liquid business. For the quarter ended June 30, 2019, both the Charlie’s and Don Polly operations reported total net income of approximately $1,163,000, however that net income was not enough to offset the transaction related costs. The details of the operating (losses) and income are as follows:

Revenue

Revenue for the three months ended June 30, 2019 increased approximately $1,333,000, or 24.3%, to approximately $6,819,000, as compared to approximately $5,486,000 for same period last year due to the release of additional e-liquid flavors and formats, growth in customer base and sales territories and improved traction with existing customers which accounted for approximately $289,000 of the revenue increase. In addition, in June 2019 we introduced a CBD product line which generated approximately $1,022,000 of incremental revenue during the three months ended June 30, 2019.

Cost of Revenue

Cost of revenue, which consists of direct costs of materials, direct labor, third party subcontractor services, and other overhead costs increased approximately $792,000, or 38.6%, to approximately $2,846,000, or 41.7% of revenue, for the three months ended June 30, 2019, as compared to approximately $2,054,000, or 37.4% of revenue, for the same period in 2018. This 11% percent increase in the cost of revenue is due to an increase in the sales mix to distributors and marginally lower average wholesale prices, slightly offset by relatively stable manufacturing costs.

Sales and Marketing Expenses

For the three months ended June 30, 2019, total sales and marketing expenses increased approximately $27,000, or 3.4%, to approximately $810,000 as compared to approximately $783,000 for the same period in 2018, which was primarily due to increased salary expense for the addition of personnel.

General and Administrative Expenses

For the three months ended June 30, 2019, total general and administrative expenses increased approximately $5,848,000 to approximately $6,369,000 as compared to approximately $524,000 for the same period in 2018. Costs relating to the completion of our stock exchange transaction on April 26, 2019 accounted for a significant part of the $5.8 million increase, including $3.0 million of non-cash stock-based compensation and $1.6 million of employee bonuses. The remaining $1.2 million increase is primarily due to professional fees and increased salaries associated with conducting business as a public company and certain step-up costs related to new business activities, including the launch of CBD products.

Income (Loss) from Operations

We had a net loss from operations of approximately $3,211,000 for the three months ended June 30, 2019, as compared to net income from operations of approximately $2,125,000 for the same period in 2018. Net (loss) Income is determined by adjusting income from operations by the following items:

Change in fair value of derivative liabilities

For the three months ended June 30, 2019 and 2018, the change in fair value of derivative liabilities was $178,000 and $0 respectively. The derivative liability is associated with the issuance of the Investor Warrants and the Placement Agent Warrants in connection with the Share Exchange and the gain for the quarter ended June 30, 2019 reflects the effect of the change in stock price on the liability associated with the issuance of these warrants. There were no warrants outstanding on June 30, 2018.

Other (Loss) Income

For the three months ended June 30, 2019 and 2018, other income was $1,000 and $0, respectively.

Net Income (Loss)

For the three months ended June 30, 2019, we had a net loss of $3,033,000 as compared to net income of $2,125,000 for the same period in 2018.

Charlie’s Holdings, Inc.
Results of Operations for the Six Months Ended June 30, 2019 Compared the Six Months ended June 30, 2018.

	For the six months ended
	June 30,		Change
	2019	2018	Amount	Percentage
($ in thousands)
Revenues:
Product revenue, net	$13,466	$10,919	$2,547	23%
Total revenues	13,466	10,919	2,547	23%
Operating costs and expenses:
Cost of goods sold - product revenue	5,596	4,220	1,376	33%
General and administrative	7,029	1,016	6,013	592%
Sales and marketing	1,577	1,500	77	5%
Total operating costs and expenses	14,202	6,736	7,466	111%
Loss from operations	(736)	4,183	(4,919)	-118%
Other income:
Change in fair value of derivative liabilities	178	-	178	100%
Total other income	178	-	178	100%
Net income (loss)	$(558)	$4,183	$(4,741)	-113%

Operating Income

We had operating losses of approximately $736,000 for the six months ended June 30, 2019, due, primarily to approximately $4.7 million of transaction related costs, including costs incurred in connection with the Share Exchange, but offset by revenue derived from our branded nicotine-based e-cigarette liquid business and CBD products. For the six months ended June 30, 2018, we had operating income of approximately $4,183,000 from our branded nicotine-based e-cigarette liquid business. For the six months ended June 30, 2019, both the Charlie’s and Don Polly operations reported total net income of approximately $3,638,000, however that net income was not enough to offset the transaction related costs. The details of the operating (losses) and income are as follows:

Revenue

Revenue for the six months ended June 30, 2019 increased approximately $2,547,000, or 23.3%, to approximately $13,466,000, as compared to approximately $10,919,000 for comparable period due to the release of additional e-liquid flavors and formats, growth in customer base and sales territories and improved traction with existing customers which accounted for approximately $1,525,000 of the revenue increase. In addition, in June 2019 we introduced a CBD product line which generated approximately $1,022,000 in revenue during the three months ended June 30, 2019.

Cost of Revenue

Cost of revenue, which consists of direct costs of materials, direct labor, third party subcontractor services, and other overhead costs increased approximately $1,376,000, or 32.6%, to approximately $5,596,000, or 41.6% of revenue, for the six months ended June 30, 2019, as compared to approximately $4,220,000, or 38.6% of revenue, for the same period in 2018. This 7.8% percent increase in the cost of revenue is due to an increase in the sales mix to distributors and marginally lower average wholesale prices, slightly offset by relatively stable manufacturing costs.

Sales and Marketing Expenses

For the six months ended June 30, 2019, total sales and marketing expenses increased approximately $77,000, or 5.1%, to approximately $1,577,000 as compared to approximately $1,500,000 for the same period in 2018, which was primarily due to increased salary expense for the addition of personnel.

General and Administrative Expenses

For the six months ended June 30, 2019, total general and administrative expenses increased approximately $6,003,000 to approximately $7,019,000 as compared to approximately $1,016,000 for the same period in 2018. Costs relating to the completion of the Share Exchange on April 26, 2019 accounted for a significant part of the $6.0 million increase, including $3.0 million of non-cash stock-based compensation and $1.6 million of employee bonuses. The remaining $1.2 million increase is primarily due to professional fees and increased salaries associated with conducting business as a public company and certain step-up costs related to new business activities, including the launch of CBD products.

Income (Loss) from Operations

We had a net loss from operations of approximately $736,000 for the six months ended June 30, 2019 as compared to net income from operations of approximately $4,183,000 for the same period in 2018. Net (loss) Income is determined by adjusting income from operations by the following items:

Change in fair value of derivative liabilities

For the six months ended June 30, 2019 and 2018, the change in fair value of derivative liabilities was $178,000 and $0 respectively. The derivative liability is associated with the issuance of the Investor Warrants and the Placement Agent Warrants in connection with the Share Exchange and the gain for the quarter ended June 30, 2019 reflects the effect of the change in stock price on the liability associated with the issuance of these warrants. There were no warrants outstanding on June 30, 2018.

Other Income

For the six months ended June 30, 2019 and 2018, other income was $1,000 and $0, respectively.

Net (Loss) Income

For the six months ended June 30, 2019, we had a net loss of $558,000 as compared to net income of $4,183,000 for the same period in 2018.

Effects of Inflation

Inflation has not had a material impact on our business.

Liquidity and Capital Resources

As of June 30, 2019, we had negative working capital of approximately $214,000, which consisted of current assets of approximately $9,309,000 and current liabilities of approximately $9,523,000. This compares to working capital of approximately $704,000 at December 31, 2018. The current liabilities, as presented in the balance sheet at June 30, 2019 included elsewhere in this Report, primarily include approximately $1,548,000 of accounts payable and accrued expenses, approximately $142,000 of deferred revenue associated with product shipped but not yet received by customers (see our revenue recognition policy under the “Critical Accounting Policies” section below), approximately $249,000 of lease liabilities and $7,584,000 of derivative liability associated with the Member Warrants.

Our cash and cash equivalents balance at June 30, 2019 was approximately $5,120,000.

For the six months ended June 30, 2019 we generated cash from operations of $247,000, as compared to $3,615,000 for the same period in 2018. This decline in the cash generated from operations is due primarily to an increase in accounts receivable and increase in prepaid expenses and payments of employee bonuses of approximately $1,700,000.

For the six months ended June 30, 2019 we used cash for investment activities of $182,000 as compared to $5,000 for the same period in 2018. The cash used for investment activities is primarily used for the purchase of fixed assets.

For the six months ended June 30, 2019 we generated cash from financing activities, of $4,751,000 as compared to a use of cash of $3,402,000 for the same period in 2018. In 2019, we generated financing cash from the Charlie’s Financing, which was offset by Member distributions to the former Members of Charlie’s, as compared to the 2018 period during which we used cash for Member distributions to the former Members of Charlie’s. The Charlie’s Member distributions were all prior to or part of the Share Exchange and no further distributions will be made as Charlie’s is now a wholly-owned subsidiary of the Company.

Our plans and growth depend on our ability to increase revenues and continue our business development efforts. We currently anticipate that our current cash position will be enough to meet our working capital requirements to continue our sales and marketing efforts for at least 12 months. If in the future our plans or assumptions change or prove to be inaccurate, we may need to raise additional funds through public or private debt or equity offerings, financings, corporate collaborations, or other means.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than operating lease commitments.

Basis of Presentation

The unaudited interim condensed consolidated financial statements contained within this prospectus and the disclosure in this Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the period ended June 30, 2019 and 2018 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted pursuant to such SEC rules and regulations; nevertheless, the Company believes that the disclosures are adequate to make the information presented in this prospectus not misleading.

Amounts related to disclosure of December 31, 2018 balances within the interim condensed consolidated financial statements were derived from the audited 2018 financial statements and notes thereto of Charlie’s. These financial statements and the notes hereto should be read in conjunction with the audited December 31, 2018 financial statements and notes thereto contained herein. In the opinion of the Company, all adjustments, including normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company for the interim period have been included. The results of operations for the interim period are not necessarily indicative of the results for any subsequent interim period or for the full year.

The Share Exchange is accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of the Company were nominal following the close of the Share Exchange. Charlie’s was determined to be the accounting acquirer based upon the terms of the Share Exchange and other factors including: (i) Charlie’s stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Charlie’s membership units now own approximately 49%, on a fully diluted basis, of the Company’s outstanding securities immediately following the effective time of the Share Exchange, (ii) individuals associated with Charlie’s now hold a majority of the seats on the Company’s Board of Directors and (iii) Charlie’s management holds all key positions in the management of the combined Company.

The disclosure in this prospectus with respect to the period ended June 30, 2019 and 2018, including the unaudited condensed consolidated financial statements contained herein, are based on Charlie’s historical financial statements and the Company’s financial activity beginning April 26, 2019, as adjusted, to give effect to Charlie’s reverse recapitalization of the Company and the Charlie’s Financing. In addition, from the period April 26, 2019 until June 30, 2019, there were minimal costs and revenue associated with the Bazi product line which are included in the interim condensed consolidated financial statements. We do not intend to continue to produce and sell the Bazi product line, and these costs and expenses are nominal and will continue to be so in the future. The operating results of Don Polly for the quarter ended June 30, 2019 are also included.

Historical financial information presented prior to April 26, 2019 is that of Charlie’s only, while financial information presented after April 26, 2019 includes Charlie’s, Don Polly, Bazi Drinks and the Company, which includes the transactions associated with the Share Exchange and Charlie’s Financing completed prior to the Share Exchange, along with ongoing corporate costs.

Critical Accounting Policies

Included below is a discussion of critical accounting policies used in the preparation of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

Revenue Recognition

The Company recognizes revenues in accordance with Accounting Standards Codification (“ASC ”) 606 – Contracts with Customers. Revenues are generated from contracts with customers that consist of sales to retailers and distributors. Contracts with customers are generally short term in nature with the delivery of product as a single performance obligation. Revenue from the sale of product is recognized at the point in time when the single performance obligation has been satisfied and control of the product has transferred to the customer. In evaluating the timing of the transfer of control of products to customers, The Company considers several indicators, including significant risks and rewards of products, the right to payment, and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are received by customers. Shipping generally occurs prior to the transfer of control to the customer and is therefore accounted for as a fulfillment expense. In circumstances where shipping and handling activities occur after the customer has obtained control of the product, the Company has elected to account for shipping and handling activities as a fulfillment cost rather than an additional promised service. Contract durations are generally less than one year, and therefore costs paid to obtain contracts, which generally consist of sales commissions, are recognized as expenses in the period incurred. Revenue is measured by the transaction price, which is defined as the amount of consideration expected to be received in exchange for providing goods to customers. The transaction price is adjusted for estimates of known or expected variable consideration, which includes refunds and returns as well as incentive offers and promotional discounts on current orders. Sales returns are generally not material to the financial statements, and do not comprise a significant portion of variable consideration. Estimates for sales returns are based on, among other things, an assessment of historical trends, information from customers, and anticipated returns related to current sales activity. These estimates are established in the period of sale and reduce revenue in the period of the sale. Variable consideration related to incentive offers and promotional programs are recorded as a reduction to revenue based on amounts the Company expects to collect. Estimates are regularly updated and the impact of any adjustments are recognized in the period the adjustments are identified. In many cases, key sales terms such as pricing and quantities ordered are established at the time an order is placed and incentives have very short-term durations.

Amounts billed and due from customers are short term in nature and are classified as receivables since payments are unconditional and only the passage of time related to credit terms is required before payments are due. The Company does not grant payment financing terms greater than one year. Payments received in advance of revenue recognition are recorded as deferred revenue.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and does not bear interest. We determine the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions and set up an allowance for doubtful accounts when collection is uncertain. Customers’ accounts are written off against the allowance when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as income when received. As of June 30, 2019, and December 31, 2018, the allowance for bad debt totaled $115,000 and $151,000, respectively.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (determined by the average cost method) or net realizable value. We calculate estimates of excess and obsolete inventories determined primarily by reviewing inventory on hand, historical sales activity, industry trends and expected net realizable value. As of June 30, 2019 and December 31, 2018, the reserve for excess and obsolete inventories totaled $62,000 and $74,000, respectively.

Stock-Based Compensation

We account for all stock-based compensation using a fair value-based method. The fair value of financial instruments granted to employees is estimated on the date of the grant using the Black-Scholes option-pricing model and the related stock-based compensation expense is recognized over the vesting period during which an employee is required to provide service in exchange for the award. The fair value financial instruments granted to non-employees is measured and expensed as the options vest.

Income taxes

Income taxes are computed under the liability method. This method requires the recognition of deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and are reflected in the consolidated financial statements in the period of enactment. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Financial statement effects of a tax position are initially recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that meets the more-likely-than-not threshold of being realized upon ultimate settlement with a taxing authority. We recognize potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Charlie’s Holdings, Inc. (Formerly True Drinks Holdings, Inc.)
Results of Operations for the Year Ended December 31, 2018 compared to the Year Ended December 31, 2017.

As discussed in detail in “Prospectus Summary- The Share Exchange” the Company entered into a Securities Exchange Agreement with each of the members of Charlie’s, and certain direct investors, pursuant to which the Company acquired all outstanding membership interests of Charlie’s beneficially owned by its members in exchange for Company securities (the “Share Exchange ”). As a result, Charlie’s became a wholly owned subsidiary of the Company. Since the date of the Share Exchange, the Company’s primary business is the development, marketing and distribution of high-quality nicotine-based and CBD-based vapor products. The Company now distributes its vapor products both domestically and internationally through select distributors, specialty retailers and third-party online resellers. The information in this section is for historical purposes only, and is not an accurate description of the company’s financial condition and results of operations following the share exchange.

Net Sales

Net sales for the year ended December 31, 2018 were $1,947,052 compared to $3,823,334 during the same period in 2017, a decrease of 49.1%. This decrease is the result of management’s decision to cease sales of AquaBall®, with all remaining AquaBall® inventory being sold in the quarter ending June 30, 2018.

The percentage that each product category represented of our net sales is as follows:

Product Category	Year Ended December 31, 2018 (% of Sales)
AquaBall®	91%
Bazi®	9%

During the year ended December 31, 2018, the Company terminated the Bottling Agreement and ceased production of AquaBall®. As a result, the Company’s operations have been reduced. Accordingly, total sales for the year ended December 31, 2018 are not indicative of future sales or results, and will be substantially lower in the current fiscal year compared to the year ended December 31, 2018. Specifically, we do not anticipate material revenue subsequent to the year ended December 31, 2018, relative to the revenue recognized in the year ended December 31, 2018, in the absence of the consummation of a transaction.

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2018 was $718,604 as compared to a gross profit of $771,190 for the year ended December 31, 2017. Gross profit as a percentage of revenue (gross margin) during the year ended December 31, 2018 was 36.9%, compared to 20.2% for the same period in 2017. This increase in gross profit margin was a result of the sale of all remaining inventory of AquaBall to Red Beard after management’s decision to cease sales of AquaBall®. This sale was priced at AquaBall®’s regular sales price, thus resulting in greater gross margin.

Sales, Marketing, General and Administrative Expense

Selling, marketing, general and administrative expense was $11,409,184, or 586% of net sales, for the year ended December 31, 2018, as compared to $10,699,331, or 280% of net sales for the year ended December 31, 2017. This year over year increase of $709,853 was primarily the result of the cessation of sales of AquaBall® Naturally Flavored Water. Approximately $10.05 million of the total expense for 2018 was related to the recording of the fair value of stock issuable to a related party. These results are not indicative of future selling, general and administrative expense, which expense is currently anticipated to be substantially lower. The Company currently has one employee, and currently anticipates limited expenditures in the immediate future, consisting of those costs necessary to maintain its current operations and to pay costs and expense necessary to comply with the reporting requirements under the Exchange Act.

Interest Expense

Interest expense for the year ended December 31, 2018 was $813,545 as compared to $158,419 for the year ended December 31, 2017.

Other Income

Other income for the year ended December 31, 2018 was $6,811,281, as compared to $1,995,567 for the year ended December 31, 2017. We recorded a gain on the change in fair value of derivative liabilities of $8,883,383 for the year ended December 31, 2018 compared to a gain of $2,331,888 for the year ended December 31, 2017. Also, in 2018, we recorded an impairment charge of $1,898,000 to goodwill compared to an impairment charge of $130,000 on our spherical bottle patent in 2017.

Net Loss

Our net loss for the year ended December 31, 2018 was $3,879,299 as compared to a net loss of $12,447,143 for the year ended December 31, 2017. This year-over-year decrease in loss of $8,567,844 consists of a decrease in operating loss of approximately $3,752,130 due to management’s decision to cease production and sales of AquaBall® and the corresponding reduction in personnel, as well as selling, general and administrative expense combined with the net effects of recording non-cash items related to the issuance of promissory notes and Common Stock related to the Niagara Settlement. On a basic and diluted per share basis, our loss was $0.01 per share for the year ended December 31, 2018, as compared to loss of $0.07 per share for the year ended December 31, 2017. We expect to continue to incur a net loss in subsequent periods throughout fiscal 2019 in the absence of the consummation of a transaction.

Liquidity and Capital Resources

Our auditors have included a paragraph in their report on our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, indicating that there is substantial doubt as to the ability of the Company to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. For the three months ended March 31, 2019, the Company had net loss of $1,038,756, negative working capital of $4,077,881, and an accumulated deficit of $53,159,404.

Although, during the year ended December 31, 2018 and the three months ended March 31, 2019, the Company raised approximately $1.0 million from financing activities, including the sale of certain Senior Secured Promissory Notes and the Food Labs Note, and received approximately $5.6 million in net proceeds as a result of the Share Exchange in April 2019, additional capital is necessary to continue operations.

The accompanying condensed consolidated financial statements do not include any adjustments that will result in the event the Company is unsuccessful in securing the capital necessary to execute our business plan.

The Company has historically financed its operations through sales of equity and debt securities, and, to a lesser extent, cash flow provided by sales of its products. Despite recent sales of preferred stock and the issuance of certain Senior Secured Promissory Notes, the Food Labs Note and the Red Beard LOC, as well as the Company’s receipt of approximately $5.6 million as a result of the Share Exchange, funds generated from sales of our securities and cash flow provided by sales are insufficient to fund our operating requirements for the next twelve months. As a result, we require additional capital to continue operating as a going concern. No assurances can be given that we will be successful. In the event we are unable to obtain additional financing, we will not be able to fund our working capital requirements, and therefore will be unable to continue as a going concern.

Capital Raising Activities

Secured Note Financing.  On July 26, 2017, we commenced an offering of Senior Secured Promissory Notes (the “ Secured   Notes ”) in the aggregate principal amount of up to $1.5 million to certain accredited investors (the “ Secured   Note Financing ”). The amount available was subsequently raised to $2.3 million. As additional consideration for participating in the Secured Note Financing, investors received five-year warrants, exercisable for $0.15 per share, to purchase that number of shares of our common stock equal to 50% of the principal amount of the Secured Notes purchased by the investor, divided by $0.15 per share (the “ Warrants ”). We offered and sold Secured Notes in the aggregate principal amount of $2,465,000 and issued Warrants to purchase up to 8.2 million shares of common stock to participating investors.

The Secured Notes (i) bore interest at a rate of 8% per annum, (ii) had a maturity date of 1.5 years from the date of issuance, and (iii) were subject to a pre-payment and change in control premium of 125% of the principal amount of the Secured Notes at the time of pre-payment or change in control, as the case may be. To secure the Company’s obligations under the Secured Notes, the Company granted to participating investors a continuing security interest in substantially all of the Company’s assets pursuant to the terms and conditions of a Security Agreement (the “ Security Agreement ”). Subsequent to the quarter ended March 31, 2019, on April 26, 2019, Red Beard purchased the Secured Notes, and thereafter converted all amounts due under the Secured Notes into shares of common stock, thereby terminating the Secured Notes.

2018 Note Issuance. Subsequent to the three months ended March 31, 2018, in connection with the Settlement with Niagara, and in order to make the Cash Payment, the Company issued to Red Beard a senior secured convertible promissory note (the “ Red Beard Note ”) in the principal amount of $2.25 million, which was subsequently reduced to $813,887 in connection with the sale to Red Beard of all of the Company’s remaining AquaBall®   inventory. The Red Beard Note accrued interest at a rate of 5% per annum. Pursuant to the terms of the Red Beard Note, Red Beard had the right, at its sole option, to convert the outstanding balance due into that number of fully paid and non-assessable shares of the Company’s common stock equal to the outstanding balance divided by 0.005 (the “ Conversion Option ”);  provided, however , that the Company had the right, at its sole option, to pay all or a portion of the accrued and unpaid interest due and payable to Red Beard upon its exercise of the Conversion Option in cash. Pursuant to the terms of the Red Beard Note, such Conversion Option was not to be exercisable unless and until such time as the Company has amended its Articles of Incorporation to increase the number of authorized shares of common stock from 300.0 million to at least 2.0 billion, which occurred on November 15, 2018. On April 26, 2019, in connection with the consummation of the Share Exchange, Red Beard elected to convert all amounts due under the Red Beard Note into shares of common stock.

Food Labs Note. On September 18, 2018, the Company entered into an agreement with Food Labs, pursuant to which the Company issued to Food Labs a promissory note in the principal amount of $50,000. The Food Labs Note (i) accrued interest at a rate of 5% per annum, (ii) included an additional lender’s fee equal to $500, or 1% of the principal amount, and (iii) was scheduled to mature on December 31, 2019. As disclosed above, on April 26, 2019, in connection with the Share Exchange, Red Beard purchased the Food Labs Note from Food Labs, and thereafter converted all amounts due under the Food Labs Note into shares of common stock, resulting in the termination of the Food Labs Note.

  Red Beard Line-of-Credit. On November 19, 2018, the Company entered into the Red Beard LOC with Red Beard, effective October 25, 2018, pursuant to which the Company could borrow up to $250,000 ; provided, however , that Red Beard could, in its sole discretion, decline to provide additional advances under the Red Beard LOC upon written notice the Company of its intent to decline to make such advances. Interest accrued on the outstanding principal of the Red Beard LOC at a rate of 8% per annum; provided, however , upon the occurrence of an Event of Default, as defined in the Red Beard LOC, the accrual of interest would have increased to a rate of 10% per annum. Prior to the Maturity Date, Red Beard had the right, at its sole option, to convert the Outstanding Balance due under the Red Beard LOC into that number of shares of common stock equal to the Outstanding Balance divided by $0.005, which it elected to do on April 26, 2019 in connection with the consummation of the Share Exchange.

The Share Exchange. On April 26, 2019, subsequent to the quarter ended March 31, 2019, the Company received approximately $5.6 million in net proceeds as a result of the Share Exchange.

Charlie’s Chalk Dust, LLC
Results of Operations for the Year Ended December 31, 2018 compared to the Year Ended December 31, 2017.

	For the twelve months ended December 31,
	2018		2017
Revenue	$20,840,794	100.0%	$12,233,925	100.0%
Costs and expenses:
Cost of revenue	8,514,790	40.9%	5,475,051	44.8%
Sales and Marketing	2,904,456	13.9%	1,862,441	15.2%
Product Development	95,180	0.5%	116,040	0.9%
General and Administrative	2,126,945	10.2%	1,523,334	12.5%
Total Expenses	13,641,371	65.5%	8,976,866	73.4%
Operating income	7,199,423	34.5%	3,257,059	26.6%
Interest income	453	0.0%	9,410	0.1%
Net income	$7,199,876	34.5%	$3,266,469	26.7%

Operating Income

Charlie’s had operating income of approximately $7,199,000 for the year ended December 31, 2018. The years’ operating income was derived from its branded nicotine based e-cigarette liquid business. For the year ended December 31, 2017, Charlie’s had operating income of approximately $3,527,000 from its branded nicotine e-cigarette liquid business. The details of the operating income are as follows:

Revenue

Revenue for the twelve months ended December 31, 2018 increased approximately $8,607,000, or 70.4%, to approximately $20,841,000, as compared to approximately $12,234,000 for same period last year due to introduction of new e-cigarette liquids and increasing the customer base and sales territories.

Cost of Revenue

Cost of revenue, which consists of direct costs of materials, direct labor, third party subcontractor services, and other overhead costs increased approximately $3,040,000, or 27.0%, to approximately $8,515,000, or 40.9% of revenue, for the year ended December 31, 2018, as compared to approximately $5,475,000, or 44.8% of revenue, for the same period in 2017. This 3.9% percent decrease in the cost of revenue is due to lower production costs on increased volume and the addition of more profitable customers.

Sales and Marketing Expenses

For the year ended December 31, 2018, total sales and marketing expenses increased approximately $1,042,000, or 55.9%, to approximately $2,904,000 as compared to approximately $1,862,000 for the same period in 2017. The increase was primarily due to increased salary expense for the addition of personnel and increased commission costs on the increased sales.

Product Development

For the year ended December 31, 2018, product development was approximately $95,000 as compared to approximately $116,000 for the same period in 2017. The decrease in expense of $21,000 is due primarily lower product registration activity in 2018.

General and Administrative Expenses

For the year ended December 31, 2018, total general and administrative expenses increased approximately $604,000, or 39.7%, to approximately $2,127,000 as compared to approximately $1,523,000 for the same period in 2017, which was primarily due to increased salary expense for the addition of personnel and professional fees associated with exploring strategic alternatives.

Income from Operations

Charlie’s had net income from operations of approximately $7,199,000 for the year ended December 31, 2018 as compared to net income from operations of approximately $3,257,000 for the same period in 2017. Net Income is determined by adjusting income from operations by the following items:

Other Income

For the years ended December 31, 2018 and 2017, other income was $453 and $9,410, respectively.

Net Income

For the year ended December 31, 2018, Charlie’s had net income of $7,200,000 as compared to $3,266,000 for the same period in 2017. Charlie’s is a limited liability company and this net income is before tax as taxes are the responsibility to the members of Charlie’s.

Effects of Inflation

Inflation has not had a material impact on the Charlie’s business.

Liquidity and Capital Resources

As of December 31, 2018, Charlie’s had working capital of approximately $704,000, which consisted of current assets of approximately $2,101,000 and current liabilities of approximately $1,396,000. This compares to working capital of approximately $1,459,000 at December 31, 2017. The current liabilities as presented in the balance sheet at December 31, 2018 primarily include approximately $1,217,000 of accounts payable and accrued expenses and approximately $180,000 of deferred revenue associated with product shipped but not yet received by customers (see our revenue recognition policy below in the critical accounting policy paragraph).

Our cash and cash equivalents balance at December 31, 2018 was approximately $305,000.

For the year ended December 31, 2018 we generated cash from operations of $7,784,000 as compared to $3,021,000 for the same period in 2017.

For the year ended December 31,2018 we used cash for financing activities (primarily LLC member distributions of $8,119,000 as compared to $2,557,000 for the same period in 2017.

Charlie’s plans and growth depend on its ability to increase revenues and continue its business development efforts. Charlie’s currently anticipates that its current cash position will be enough to meet its working capital requirements to continue our sales and marketing efforts for at least 12 months. If in the future Charlie’s plans or assumptions change or prove to be inaccurate, we may need to raise additional funds through public or private debt or equity offerings, financings, corporate collaborations, or other means.

DIRECTORS AND EXECUTIVE OFFICERS

 The following sets forth certain information regarding each of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Brandon Stump(1)	33	Chief Executive Officer and Chairman (Principal Executive Officer)
David Allen (2)	64	Chief Financial Officer and Secretary (Principal Financial Officer)
Ryan Stump (3)	30	Chief Operating Officer and Director
Mitchell Brantley III (4)	57	Chief Marketing Officer
Adam Mirkovich (5)	34	Chief Information Officer
Scot Cohen	50	Director
Keith Stump (6)	58	Director
Jeffrey Fox (7)	56	Director

(1)
Mr. Stump was appointed to serve as the Company’s Chief Executive Officer and as a director on the Board on April 26, 2019 in connection with the Share Exchange, effective immediately following Mr. Van Boerum’s resignation as Principal Executive Officer. The Company’s Board appointed Brandon Stump as Chairman on May 8, 2019.

(2)
Mr. Allen was appointed to serve as the Company’s Chief Financial Officer on April 26, 2019 in connection with the Share Exchange, effective immediately following Mr. Van Boerum’s resignation as Principal Financial Officer.

(3)	Mr. Stump was appointed to serve as the Company’s Chief Operating Officer and as a director on the Board on April 26, 2019 in connection with the Share Exchange.
(4)	Mr. Brantley was appointed to serve as the Company’s Chief Marketing Officer on May 8, 2019.
(5)	Mr. Mirkovich was appointed to serve as the Company’s Chief Information Officer on May 20, 2019.
(6)	Mr. Stump was appointed to the Company's Board of Directors on June 7, 2019.

(7)	Mr. Fox was appointed to the Company’s Board of Directors on July 16, 2019.

Brandon Stump and Ryan Stump are brothers, and Keith Stump is their father. Other than with the respect to the Stumps, there are no familial relationships between any of the Company’s executive officers and directors listed above.

The following biographical information regarding the foregoing directors and officers of the Company is presented below:

Brandon Stump, Chief Executive Officer and Chairman. Mr. Stump was appointed as Chief Executive Officer of the Company on April 26, 2019 in connection with the Share Exchange. Mr. Stump is a co-founder of Charlie’s, and has served as the Chief Executive Officer of Charlie’s since its inception in 2014. Prior to co-founding Charlie’s, Mr. Stump co-founded his first business, the Ohio House in 2011, with his brother Ryan Stump. Since then, he has gone on to co-found both The Chadwick House and Buckeye Recovery Network, both established in 2017, as well as The Mend California, established in 2018. These programs provide a continuum of care and services to men and women from the country promoting emotional, physical and spiritual development.

As a co-founder of Charlie’s, the Board of Directors believes that Mr. Stump’s substantial entrepreneurial, marketing, sales and industry experience provide the Board with valuable expertise that will assist the Company in continuing to grow its revenue and to enter into new markets for its products.

David Allen, Chief Financial Officer and Secretary. Mr. Allen was appointed as the Company’s Chief Financial Officer on April 26, 2019, upon consummation of the Share Exchange. Mr. Allen brings over 22 years of experience as the Chief Financial Officer of public companies. From September 2018 to May 2019, Mr. Allen served as Chief Financial Officer of Iconic Brands, Inc. (OTCQB: ICNB). Prior to that, from December 2014 to January 2018, Mr. Allen served as the Chief Financial Officer of WPCS International, Inc., a design-build engineering firm focused on the deployment of wireless networks and related services. WPCS International was listed on Nasdaq, and Mr. Allen oversaw its financial reporting obligations and SEC compliance. From 2004 to 2017, Mr. Allen served as Chief Financial Officer of Bailey’s Express, Inc., a privately held trucking corporation, which filed for Chapter 11 bankruptcy in July 2017. Mr. Allen currently serves as the Chapter 11 Plan Administrator for the bankruptcy case. From June 2006 to June 2013, Mr. Allen served as the Chief Financial Officer and Executive Vice President of Administration at Converted Organics, Inc., a company organized to convert food waste into organic fertilizer. At Converted Organics, he was responsible for SEC reporting, audit, insurance and taxes. In June 2019, Mr. Allen was appointed to the Board of Directors and serves as audit committee chairman of MariMed, Inc. (OTC:MRMD). Mr. Allen is currently an Assistant Professor of Accounting at Southern Connecticut State University, a position he has held since 2017, and for the 12 years prior to that he was an Adjunct Professor of Accounting at SCSU and Western Connecticut State University. Mr. Allen is a licensed CPA and holds a Bachelor’s Degree in Accounting and a Master’s Degree in Taxation from Bentley College.

Ryan Stump, Chief Operating Officer and Director. Mr. Stump was appointed as the Company’s Chief Marketing Officer on April 26, 2019 in connection with the Share Exchange. Mr. Stump has served as the Chief Operating Officer of Charlie’s since 2014, during which time he has been responsible for all global operations of Charlie’s. Prior to joining Charlie’s, Mr. Stump worked as an Associate Territory Manager and then as a Territory Manager for ConMed, a medical sales device company, from 2010 to 2013. Mr. Stump also co-founded and continues to be engaged with multiple companies, including The Ohio House since 2011, the Buckeye Recovery Network since 2017, and The Mend California since 2018. Mr. Stump earned a B.S. and B.A. in Sports Marketing and Marketing from Duquesne University.

The Board of Directors believes that Mr. Stump’s experience operating high growth companies, as well as entrepreneurial experience, will be valuable to the Board as it manages the Company’s anticipated continued growth.

Mitchell Brantley III, Chief Marketing Officer. Mr. Brantley was appointed as the Company’s Chief Marketing Officer on May 8, 2019. Mr. Brantley currently serves as an Advisor to Spudsy, a privately held company focused on developing and selling certain healthy snacks, where he also served as President from August 2018 to December 2018. Prior to joining Spudsy in August 2018, Mr. Brantley served as Interim President for Goldthreads Herbs, a company focused on the development and sale of plant-based tonics, from March 2018 to July 2018. In addition, starting in November 2017, Mr. Brantley worked as a consultant to companies in the fast moving consumer goods space, providing strategic and marketing advice. From April 2013 until November 2017, Mr. Brantley served as the General Manager of BioNutritonal Research Group, Inc. – Power Crunch, a producer of smart nutrition bars, drinks and powders. From September 2011 until April 2013, Mr. Brantley served as Vice President of Coast Brands, LLC, which provided brand representation and secured regional and national distribution for underdeveloped and emerging beverage and snack brands. Mr. Brantley has also held leadership positions for distributors of Quaker Oats, Cadbury Schweppes and Snapple brand products. Mr. Brantley holds a B.S. in Business and Marketing from California State University, Fullerton.

Adam Mirkovich, Chief Information Officer. Mr. Mirkovich was appointed as the Company’s Chief Information Officer on May 20, 2019. Mr. Mirkovich has over a decade of experience managing supply chains for consumer products. Mr. Mirkovich has served as an independent management consultant specializing in building and optimizing value chains for startups and growth stage companies in the beverage, nicotine vape, and nutritional supplements industries since 2013. Prior to joining the Company, Mr. Mirkovich served as the Chief Operating Officer of Orchid Ventures, Inc. (CSE:ORCD), a multi-state premium cannabis vape company, from September 2018 to April 2019. From December 2014 to February 2016, Mr. Mirkovich served as the Director of Supply Chain and Operations at Space Jam Juice, LLC, a distributor of premium vapor products. From November 2010 to April 2013, Mr. Mirkovich served as the Product Lifecycle Management (“PLM”) Program Manager for Niagara Bottling, LLC, a leading bottled water manufacturer. While there, he led the product revision, introduction, and discontinuance practices for customers’ private labeled water, flavored, and carbonated beverages. Prior to his role in PLM Management, Mr. Mirkovich served as a member of the Supply Chain Logistics team at Niagara Bottling, providing strategic support of company expansion activities and tactical support of purchasing, production planning, and multi-region logistics in North American operations. Mr. Mirkovich earned a Bachelor of Science degree in Business Administration and Economics from Chapman University.

Scot Cohen, Director. Mr. Cohen was appointed to the Board in March 2013 and is the Founder and Managing Partner of V3 Capital Partners, a private investment firm focused on early-stage companies primarily in the consumer products industry, and Co-Manager of Red Fortune Fund, aprivate equity fund based in Hong Kong. Mr. Cohen also is the Founder of Petro River Oil, LLC and Chairman of Petro River Oil Corp. (OTCBB: PTRC), a publicly traded oil and gas producer with assets in Kansas and Oklahoma, and Petro Spring, a global oil and gas technology solutions provider. Prior to creating V3 Capital Partners, Mr. Cohen was the Founder and Managing Partner at Iroquois Capital Opportunity Fund, a special situations private equity investment fund, and a Co-Founder of Iroquois Capital, a hedge fund with investments in small and micro-cap private and public companies. Mr. Cohen currently serves as a director on the Board of Directors of Wrap Technologies, Inc. (NASDAQ: WRTC), and is active in philanthropic activities with numerous charities including the Jewish Enrichment Council. Mr. Cohen received a Bachelor of Science degree from Ohio University in 1991.

The Board of Directors believes Mr. Cohen’s success with multiple private investment firms, his extensive contacts within the investment community, and his financial expertise will assist the Company’s efforts to expand and to implement its business plan.

Keith Stump, Director. Mr. Stump has over 35 years of sales and management experience. He joined Charlie’s in January 2018 as a Strategic Advisor, where he has predominantly focused on sales, marketing and scaling the business, including through organizational alignments, process improvement, leadership/management training and development. Prior to joining Charlie’s, Mr. Stump served as a partner and Vice President of Sales in Blue Technologies, Inc., an office technology and Managed IT Service provider headquartered in Cleveland, Ohio, which he co-founded in 1995. While at Blue Technologies, Inc., Mr. Stump was responsible for the sales performance of the company’s five divisions, along with operational oversight. His duties included P&L responsibility for all product divisions, leadership training and development, new product and service offerings, enterprise account selling, amongst other duties. Mr. Stump was instrumental in helping Blue Technologies, Inc. become one of the Top 10 Konica Minolta providers in the country, as well as one of the Top 75 Office Technologies Dealers in the United States. Mr. Stump serves on several not-for-profit boards, which serve those in recovery from addiction and developmental disabilities.

The Board of Directors believes that Mr. Stump’s sales, marketing, management experience and industry experience, as well as entrepreneurial experience, will be valuable to the Board as it manages the Company’s anticipated continued growth.

Jeffrey Fox, Director. Mr. Fox has been a leading business strategist, brand marketing authority and general management executive for some of the world's largest restaurant and consumer companies including roles as Chief Brand & Concept Officer for Pizza Hut, Co-founder of Collider LLC, a cultural marketing strategy firm, Managing Director of the California office of advertising agency Foote, Cone and Belding (FCB), various positions with the Yum! Brands and within Sony's interactive and PlayStation video game divisions, and Hill & Knowlton Public Relations. Jeff is currently a member of two board of directors -- Cicis Pizza and Flix Brewhouse. Jeff holds a bachelor's degree in Journalism from San Diego State University and received a master's degree in Mass Communications from California State University, Northridge.

The Board of Directors believes that Mr. Fox’s strong experience in brand building across several diverse Fortune 100 consumer product companies will be significantly valuable to the Company as it continues to rapidly grow its product offerings and launch new brands and products around the world.

Other than as described above, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or nominee set forth above during the past ten years.

 Subsequent to the year ended December 31, 2018, and effective April 26, 2019 upon consummation of the Share Exchange, Ms. Cappello and Messrs. Greco and LeVecke (collectively, the “Former Directors”) resigned from their positions as directors on the Company’s Board, leaving Messrs. Sherman and Cohen as the remaining directors. In addition, Ryan and Brandon Stump were appointed as new directors immediately after the resignations of the Former Directors. Certain disclosure which follows regarding corporate governance refers to the Company’s Board and corporate governance policies and procedures prior to the resignation of the Former Directors, and does not reflect the Company’s corporate governance policies and procedures subsequent to such resignations.

Board of Directors; Attendance at Meetings

The Board held four meetings and acted by unanimous written consent five times during the year ended December 31, 2018. Each director attended at least 75% of Board meetings during the year ended December 31, 2018. We have no formal policy with respect to the attendance of Board members at annual meetings of shareholders, but encourage all incumbent directors and director nominees to attend each annual meeting of shareholders.

Independent Directors

Prior to the resignations of the Former Directors, the Board determined that Ms. Cappello and Mr. LeVecke were independent directors as defined by the rules and regulations of the Nasdaq Stock Market.

The Board has determined that Mr. Cohen satisfies the definition of an “audit committee financial expert” under SEC rules and regulations. This designation does not impose any duties, obligations or liabilities on Mr. Cohen that are greater than those generally imposed on them as members of the Audit Committee and the Board, and his designation as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Committees and Charters

As of December 31, 2018, the Board had a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board appointed the members and chairpersons of these committees. The majority of the members of these committees had been determined by the Board to be independent. Each committee had a written charter approved by the Board. Copies of each committee charter were available on the Company’s website at www.truedrinks.com/investor-relations/ and by clicking on the “Corporate Governance” tab.

Effective April 26, 2019, as a result of the resignations of the Former Directors, the Board no longer has an active Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Instead, the full Board currently administers the duties of each of these committees, and will likely do so for the foreseeable future.

Audit Committee

As of December 31, 2018, the Audit Committee consisted of Messrs. Scot Cohen (Chair) and Neil LeVecke and Ms. Cappello.

The Audit Committee assisted the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee was responsible for the appointment, compensation, retention and oversight of the independent accountants and for ensuring that the accountants are independent of management.

Compensation Committee

As of December 31, 2018, the Compensation Committee consisted of Ms. Cappello (Chair) and Mr. Scot Cohen.

The Compensation Committee determined the Company’s general compensation policies and practices. The Compensation Committee also reviewed and approved compensation packages for the Company’s officers and, based upon such review, recommended overall compensation packages for the officers to the Board. This committee also reviewed and determined equity-based compensation for the Company’s directors, officers, employees and consultants and administered the Company’s 2013 Stock Incentive Plan.

Nominating and Corporate Governance Committee

As of December 31, 2018, the Nominating and Corporate Governance Committee consisted of Mr. LeVecke (Chair) and Ms. Cappello. The Nominating and Corporate Governance Committee was responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Board Leadership Structure

As of December 31, 2018, the Board separated the roles of Principal Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Principal Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to the Principal Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. However, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders.

  Upon consummation of the Share Exchange, Brandon Stump was appointed as the Company’s Principal Executive Officer, and shortly thereafter was appointed as Chairman of the Board. The Board felt that this was in the Company’s and its stockholder’s best interests under the circumstances due to Brandon Stump’s knowledge and experience in the vapor market and due to the fact that he is the co-founder and Chief Executive Officer of Charlie’s.

Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Prior to April 26, 2019, risk assessment was also performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members met privately in executive sessions with representatives of the Company’s independent registered public accountants during and prior to the year ended December 31, 2018. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, a copy of which was attached as an exhibit to our Annual Report on Form 10-K, filed with the SEC on April 1, 2019.

Section 16(a) Beneficial Ownership Reporting Compliances

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of these forms that were furnished to us, we believe that our officers and directors timely filed all reports due under Section 16(a) during the year ended December 31, 2018 except the following:

●	James Greco, a member of the Company’s Board of Directors, filed a Form 5 disclosing one late transaction.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to the following persons for our fiscal years ended December 31, 2018 and 2017:

(a)	our principal executive officer;

(b)
our most highly compensated executive officers who were serving as an executive officer at the end of the fiscal year ended December 31, 2018 who had total compensation exceeding $100,000 (together, with the principal executive officer, the “Named Executive Officers”); and

(c)	any additional individuals who would have been considered Named Executive Officers, but for the fact that they were not serving in such capacity at the end of our most recently completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert Van Boerum (1)	2018	$103,654	$-	$-	$9,517	$-	$-	$113,171
Former Principal Executive Officer and Principal Financial Officer	2017	$170,108	$-	$-	$118,131	$-	$-	$288,239
James J. Greco, (2)	2018	$109,495	$-	$-	$37,935	$-	$-	$147,430
Former Director and Former Chief Executive Officer	2017	$63,462	$-	$125,000	$189,009	$-	$-	$377,471
Kevin Sherman, (3)	2018	$67,832	$-	$-	$107,916	$-	$-	$175,748
Director and Former President and Chief Executive Officer	2017	$268,621	$-	$-	$307,140	$-	$36,000	$611,761

(1)
Mr. Van Boerum was appointed to serve as the Company’s Principal Executive Officer and Principal Financial Officer effective May 15, 2018, and resigned from such positions on April 26, 2019, effective upon consummation of the Share Exchange. Mr. Van Boerum currently provides consulting services to the Company in order to aid in the transition of the Company and its management as a result of the Share Exchange.

(2)
James J. Greco served as Chief Executive Officer of the Company from April 2017 to May 15, 2018, and resigned from his role as a member of the Company’s Board of Directors on April 26, 2019, effective upon consummation of the Share Exchange.

(3)	Kevin Sherman served as President and Chief Marketing Officer of the Company through April 25, 2018.

Employment Agreements

Robert Van Boerum. Mr. Van Boerum was employed as the Company’s Chief Operations Officer pursuant to a two-year employment agreement, dated September 11, 2015 (the “Van Boerum Agreement”). Under the terms and conditions of the Van Boerum Agreement, Mr. Van Boerum received a base salary of $14,583.33 per month. Mr. Van Boerum was also eligible for an annual bonus equal to 30% of his salary, which bonus was to be awarded at the sole discretion of the Company’s Compensation Committee and was eligible to earn stock option compensation at the discretion of the Compensation Committee. During the year ended December 31, 2017, the Compensation Committee did not award a bonus to Mr. Van Boerum for the period through December 31, 2016.

Pursuant to its terms, the Van Boerum Agreement could be terminated for “Cause,” if Mr. Van Boerum (a) was convicted of any fraud or embezzlement, (b) after written notice, willfully breached or habitually neglected his duties and responsibilities, (c) committed acts of dishonesty, gross negligence or willful misconduct, or (d) violated any law or regulation relating to the business operations of the Company that may have a material adverse effect on the Company. If the Company terminated Mr. Van Boerum’s employment for reasons other than for Cause, the Company would have been required to pay a severance in an amount equal to six months of Mr. Van Boerum’s base salary.

Mr. Van Boerum was appointed to serve as the Company’s Principal Executive Officer and Principal Financial Officer upon Mr. Greco’s resignation, and did not enter into a new employment agreement in connection with such appointments. As stated above, Mr. Van Boerum resigned from these positions on April 26, 2019, effective upon consummation of the Share Exchange.

James J. Greco. Mr. Greco was employed as the Company’s Chief Executive Officer pursuant to an Employment Agreement, dated April 13, 2017 (the “Greco Agreement”), under which Mr. Greco was entitled to an annual base salary of $250,000, payable in accordance with the Company’s existing payroll practices beginning in October 2017. Under the terms and conditions of the Greco Agreement, Mr. Greco received: (i) a guaranteed bonus in the form of 1,302,084 shares of the Company’s restricted common stock (the “Bonus Award”), which Bonus Award vested in full on December 31, 2017; (ii) stock options to purchase up to 6,300,315 shares of the Company’s common stock, an amount equal to 2% of the Company’s issued and outstanding shares of common stock (including preferred stock on an as-converted basis), which options will vest annually over a four-year period beginning on the date of the Greco Agreement, or in full upon a Change of Control (as defined in the Greco Agreement); and (iii) stock options to purchase up to 9,450,474 shares of the Company’s common stock, vesting of which will begin in 2018 and vest annually over three years, conditioned on the Company’s achievement of certain performance goals.

Pursuant to the Greco Agreement, Mr. Greco’s employment could have been terminated for “Cause,” if Mr. Greco (a) was convicted of any fraud or embezzlement, (b) after written notice, willfully breached or habitually neglected his duties and responsibilities, (c) committed acts of dishonesty, gross negligence or willful misconduct or (d) violated any law or regulation relating to the business operations of the Company that may have had a material adverse effect on the Company. If the Company terminated Mr. Greco’s employment for reasons other than for Cause, the Company would have been required to pay a severance in an amount equal to three times Mr. Greco’s monthly base salary per year of service, capped at a maximum amount equal to Mr. Greco’s annual salary.

As stated above, Mr. Greco resigned from his position as Chief Executive Officer on May 15, 2018.

Kevin Sherman. Mr. Sherman was employed as the Company’s President pursuant to a two-year employment agreement, dated November 25, 2015 (the “Sherman Agreement”). Under the terms and conditions of the Sherman Agreement, Mr. Sherman receives: (i) a base salary of $22,917 per month, subject to certain adjustments in the event the Company achieved certain monthly sales objectives (“Target Objectives”); (ii) a $3,000 per month housing allowance, subject to termination in the event the Company achieved any of the Target Objectives; (iii) a ‘retention bonus’ of $100,000, of which $50,000 was paid to Mr. Sherman in November 2015 and the remaining $50,000 was paid in March, 2016; and (iv) an aggregate total of approximately 3.8 million shares of restricted common stock, subject to certain vesting conditions (“Restricted Shares”), which Restricted Shares represented approximately 1.7% of the issued and outstanding shares of the Company’s common stock, including shares of common stock issuable upon conversion of the Company’s outstanding shares of preferred stock.

During the second half of 2016, Mr. Sherman deferred a portion of his monthly salary equivalent to a total of $100,000 annually. The deferment began at the end of July 2016 and ended as of July 2017.

Mr. Sherman was also eligible for an annual bonus equal to 30% of his base salary, payable in restricted shares of the Company’s common stock, which bonus was to be awarded at the sole discretion of the Company’s Compensation Committee. During the year ended December 31, 2017, the Compensation Committee did not award a bonus to Mr. Sherman for the period through December 31, 2016.

In addition to the annual bonus, in the event of a change in control transaction, as defined in the Sherman Employment Agreement, Mr. Sherman was to be entitled to a bonus equal to 3.25% of the value of the transaction resulting in a change in control, minus the fair market value of all Restricted Shares issued to Mr. Sherman prior to the date of the change in control transaction.

Pursuant to the Sherman Agreement, Mr. Sherman’s employment could be terminated for “Cause,” if Mr. Sherman (a) was convicted of any fraud or embezzlement, (b) after written notice, willfully breached or habitually neglected his duties and responsibilities, (c) committed acts of dishonesty, gross negligence or willful misconduct or (d) violated any law or regulation relating to the business operations of the Company that may have had a material adverse effect on the Company. If the Company terminated Mr. Sherman’s employment for reasons other than for Cause, the Company would have been required to pay a severance in an amount equal to six months of Mr. Sherman’s base salary.

As stated above, Mr. Sherman resigned from his position as President and Chief Marketing Officer on April 25, 2018.

Other than as set forth above, there were no arrangements or understandings between our Named Executive Officers and any other person pursuant to which they were appointed as officers as of December 31, 2018. None of our Named Executive Officers as of December 31, 2018 had a family relationship that is required to be disclosed under Item 401(d) of Regulation S-K.

Director Compensation

In previous years, pursuant to the Company’s Director Compensation Plan, non-employee directors (“Outside Directors”) received (a) a $30,000 annual retainer, payable in equal quarterly installments in either cash or shares of common stock, (b) additional committee retainers as determined by the Board, and (c) reimbursement for expenses related to Board meeting attendance and committee participation. Directors that were also employees of the Company did not receive additional compensation for serving on the Board. In September 2017, non-employee directors were issued options as payment for outstanding board fees. Since that time, the Company is no longer accruing expense pursuant to the Director Compensation Plan, and has not yet adopted a new Director Compensation Plan since the consummation of the Share Exchange.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2018:

Name	Fees earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Ramona Cappello (1)	$-	$-	$-	$-
Neil LeVecke (1)	$-	$-	$-	$-
Scot Cohen (2)	$-	$21,344	$-	$21,344
James Greco (1)	$-	$-	$-	$-
Kevin Sherman	$-	$-	$-	$-

(1)	As stated above, Ms. Cappello and Messrs. LeVecke and Greco resigned from their positions as member of the Company’s Board on April 26, 2019, effective upon consummation of the Share Exchange.
(2)
During the year ended December 31, 2018, Scot Cohen was granted options to purchase 7,114,826 shares of common stock, which options had a value on grant date of $21,344, as a Director of the Board of Directors.

Outstanding Equity Awards as of December 31, 2018

The following table sets forth all equity awards held by our Named Executive Officers at December 31, 2018:

Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market Value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or Payout value of unearned shares, units or other rights that have not vested ($)
Robert Van Boerum	4,329,219(1)	$-	-	$-
James J. Greco	12,644,921(2)	$-	-	$-
Kevin Sherman	35,971,988(3)	$-	-	$-

(1)
Non-vested shares vest as follows: 818,925 on September 30, 2019, 338,000 on September 30, 2020, and 3,172,294 upon a change of control transaction. Mr. Van Boerum was appointed to serve as the Company’s Principal Executive Officer and Principal Financial Officer effective May 15, 2018, following Mr. Greco’s resignation as Chief Executive Officer. Mr. Van Boerum resigned from his position as Principal Executive Officer and Principal Financial Officer on April 26, 2019.

(2)	Non-vested shares vest as follows: 12,644,921 upon a change of control transaction. Mr. Greco resigned from his position as Chief Executive Officer on May 15, 2018.

(3)
Non-vested shares vest as follows: 35,971,988 upon a change of control transaction. Mr. Sherman resigned from his position as President and Chief Marketing Officer on April 25, 2018 but continues to serve on the Company’s Board of Directors.

Equity Compensation Plan Information

The following table includes information as of December 31, 2018 for our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	20,000,000	$0.030	-

Equity compensation plans not approved by stockholders	71,759,826	$0.015	-

Total	91,759,826	$0.018	-

2013 Stock Incentive Plan. The 2013 Stock Incentive Plan (the “2013 Plan”) was adopted by the Company’s Board of Directors on December 31, 2013. The 2013 Plan initially reserved for issuance 20.0 million shares of common stock for issuance to all employees (including, without limitation, officers and directors who are also employees) of the Company or any subsidiary of the Company (each a “Subsidiary”), any non-employee director, consultants and independent contractors of the Company or any Subsidiary, and any joint venture partners (including, without limitation, officers, directors and partners thereof) of the Company or any Subsidiary. Awards under the 2013 Plan may be made in the form of: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, once the 2013 Plan has been approved by a majority of the Company’s stockholders; (ii) stock options that do not qualify as incentive stock options; and/or (iii) awards of shares that are subject to certain restrictions specified in the 2013 Plan. On May 8, 2019, the Board of Directors authorized increasing the number of shares reserved for issuance under the plan to a total of 65.0 million shares of common stock and to ratify the issuance of any and all awards made prior to that date, subject to stockholder approval.

During the year ended December 31, 2018, the Company did not issue any restricted stock awards pursuant to the 2013 Plan; however, the Company issued an aggregate total of 34,652,903 stock option awards pursuant to the 2013 Plan during the 2018 fiscal year.

Subsequent to the year ended December 31, 2018, on May 16, 2019, the Board approved an amendment to all of the outstanding stock options held by Mr. Sherman that were issued under the 2013 Plan, in the aggregate amount of 35,971,988, to extend the expiration date of such stock options by five years.

2019 Omnibus Incentive Plan. The 2019 Omnibus Incentive Plan (the “2019 Plan”) was adopted by the Company’s Board of Directors on May 8, 2019, subject to stockholder approval and registration or qualification of the shares subject to the 2019 Plan with the federal and state securities authorities. The 2019 Plan reserved for issuance approximately 1.1 billion shares of common stock for issuance to all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary, any non-employee director, consultants and independent contractors of the Company or any Subsidiary, and any joint venture partners (including, without limitation, officers, directors and partners thereof) of the Company or any Subsidiary. Awards under the 2019 Plan may be made in the form of: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, once the 2019 Plan has been approved by a majority of the Company’s stockholders; (ii) stock options that do not qualify as incentive stock options; and/or (iii) awards of shares that are subject to certain restrictions specified in the 2019 Plan.

Post-Employment Compensation, Pension Benefits, Nonqualified Deferred Compensation

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the Named Executive Officers during the year ended December 31, 2018.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Pink Marketplace under the symbol “CHUC.” Prior to July 3, 2019, our common stock was traded on the OTC Pink Marketplace under the symbol “TRUU.”

The following table sets forth high and low sales prices for our common stock for the calendar quarters indicated as reported by the OTC Pink Marketplace. These prices represent quotations between dealers without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low
2019
First Quarter ended March 31, 2019	$0.01	$0.002
Second Quarter ended June 30, 2019	$0.08	$0.004
Third Quarter ended September 30, 2019	$ 0.04	$ 0.0042
Fourth Quarter ended December 31, 2019 (through October 25, 2019)	$ 0.013	$ 0.0055

2018
First Quarter ended March 31, 2018	$0.03	$0.01
Second Quarter ended June 30, 2018	$0.03	$0.01
Third Quarter ended September 30, 2018	$0.01	$0.01
Fourth Quarter ended December 31, 2018	$0.01	$0.01

2017
First Quarter ended March 31, 2017	$0.13	$0.07
Second Quarter ended June 30, 2017	$0.17	$0.08
Third Quarter ended September 30, 2017	$0.15	$0.07
Fourth Quarter ended December 31, 2017	$0.07	$0.01

Holders

At October 25, 2019, there were 18,935,746,390 shares of our common stock outstanding, and approximately 437 stockholders of record. At October 25, 2019, there were 206,249 shares of our Series A Preferred outstanding held by 120 stockholders of record.

Transfer Agent

Our Transfer Agent and Registrar for our common stock is Corporate Stock Transfer located in Denver, Colorado.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company currently has two classes of voting securities issued and outstanding: (i) common stock and (ii) Series A Preferred. The following tables contain the beneficial ownership of our outstanding voting securities owned by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)	Each person known by us to beneficially own five percent or more of the outstanding shares of our Series A Preferred and common stock.

Percent ownership is calculated based on 206,249 shares of Series A Preferred and 18,935,746,390 shares common stock outstanding as of October 25, 2019.

For purposes of this section, beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person in each table below, shares of voting common stock subject to rights held by that person to acquire such shares currently or within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person.

Beneficial Ownership of Series A Preferred

Name and Address (1)	Series A Convertible Preferred Stock	% Ownership of Class
Executive Officers and Directors
Scot Cohen
Director	3,750	1.8%
Keith Stump
Director	3,000	1.5%
Total Officers and Directors	6,750	3.3%
Greater Than 5% Stockholders
Red Beard Holdings, LLC (2)
17595 Harvard Avenue, Suite C511
Irvine, California 92614	33,750	16.4%
Iroquois Capital Management, LLC (3)
125 Park Avenue, 25th Floor
New York, New York 10017	32,813	15.9%
Hudson Bay Capital Management, LP (4)
777 Third Avenue, 30th Floor
New York, New York 10017	11,250	5.5%
SDS Capital Partners II, LLC (5)
500 Summer Street, Suite 405
Stamford, Connecticut 06901	11,250	5.5%
Altium Growth Fund, LP (6)
551 Fifth Avenue, 19th Floor
New York, New York 10176	11,025	5.3%

(1)
Each of the Company’s officers and directors who will not hold shares of Series A Preferred were excluded from this table. Unless otherwise indicated, the address for each stockholder is 1007 Brioso Drive, Costa Mesa, California 92627.

(2)	Based on Company records as of October 25, 2019. Mr. Smith is a manager of Red Beard, and has dispositive power and voting power over the securities reported herein.
(3)
Based on Company records and ownership information from Schedule 13G filed by Iroquois Capital Management, LLC (“Iroquois Capital Management”), Mr. Richard Abbe and Ms. Kimberly Page on May 24, 2019. Mr. Abbe shares authority and responsibility for the investments made on behalf of Iroquois Master Fund with Ms. Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe and Ms. Page may each be deemed to be the beneficial owner of the shares of Series A Preferred reported herein.

(4)
Based on Company records as of October 25, 2019. Sander Gerber, Authorized Signor for Hudson Bay Capital Management, LP may be deemed to be the beneficial owner of all shares of common stock underlying the common stock held by Hudson Bay Capital Management, LP.

(5)
Based on Company records as of October 25, 2019. Steve Derby, Managing Member of SDS Capital Partners II, LLC may be deemed to be the beneficial owner of all shares of common stock underlying the common stock held by SDS Capital Partners II, LLC.

(6)
Based on Company records as of October 25, 2019. Jacob Gottlieb, Chief Executive Officer of Altium Growth Fund, LP may be deemed to be the beneficial owner of all shares of common stock underlying the common stock held by Altium Growth Fund, LP.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Shares of Common Stock	Shares Issuable Upon Conversion of Preferred A Stock (2)	Shares Issuable upon Exercise of Warrants (3)	Shares Issuable upon Exercise of Vested Stock Options	Total Number of Shares Beneficially Owned	% Ownership of Class
Executive Officers and Directors
Brandon Stump
Chief Executive Officer and Director	9,379,218,889	-	-	-	9,379,218,889	49.5%
Ryan Stump
Chief Operating Officer and Director	4,019,665,353				4,019,665,353	21.2%
David Allen
Chief Financial Officer	-	-	-	-	-	0.0%
Mitch Brantley
Chief Marketing Officer	-	-	-	-	-	0.0%
Adam Mirkovich
Chief Information Officer	-	-	-	-	-	0.0%
Scot Cohen (4)
Director	81,240,266	84,625,280	56,416,355	7,244,826	229,526,727	1.2%
Keith Stump
Director	93,086,946	67,700,224	45,133,084	-	205,920,254	1.1%
Executive Officers and Directors, as a group (6 persons)	13,573,211,454	152,325,504	101,549,439	7,244,826	13,834,331,223	72.1%

Greater Than 5% Stockholders
Vincent C. Smith (5)
17595 Harvard Avenue, Suite C511
Irvine, California 92614	2,214,058,642	761,627,520	513,130,526	-	3,488,816,688	17.3%
Red Beard Holdings, LLC (6)
17595 Harvard Avenue, Suite C511
Irvine, California 92614	2,152,825,308	761,627,520	513,130,526	-	3,427,583,354	17.0%
Iroquois Capital Management, LLC (7)
125 Park Avenue, 25th Floor
New York, New York 10017	500,232,693	740,471,200	493,643,101	-	1,734,346,994	8.6%

(1)	Unless otherwise indicated, the address for each stockholder is 1007 Brioso Drive, Costa Mesa, California 92627.

(2)
Pursuant to the Certificate of Designation of the Series A Preferred (“Series A COD”), shares of Series A Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 4.99% (or 9.99% upon the election of any holder of Series A Preferred) of the Company’s outstanding common stock after such conversion (the “Series A Ownership Limitation”); provided, however, that any holder of shares of Series A Preferred may waive the Conversion Limitation upon 61 days written notice to the Company.

The Series A COD also entitles each share of Series A Preferred to vote, on an as converted basis, along with the common stock; provided, however, that the Series A Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power (the “Series A Voting Limitation”).

Ownership percentages in this table were calculated in accordance with Section 13(d) of the Exchange Act, and do not reflect any adjustments due to the Series A Ownership Limitation or the Series A Voting Limitation.

(3)
Certain of the warrants included in this table are subject to blockers that prevent a holder from exercising Investor Warrants or Placement Agent Warrants in the event that such exercise would result in the holder and its affiliates beneficially owning in excess of 4.99% of the Company’s issued and outstanding common stock immediately thereafter, which limit may be increased to 9.99% at the election of the holder (the “Warrant Exercise Limitation”).

Ownership percentages in this table were calculated in accordance with Section 13(d) of the Exchange Act, and do not reflect any adjustments due to the Warrant Exercise Limitation.

(4)
Includes securities held by V3 Capital Partners and the Scot Jason Cohen Foundation. Mr. Cohen is the Managing Partner of V3 Capital Partners and an officer of the Scot Jason Cohen Foundation, and has dispositive and/or voting power over these shares.

(5)
Includes securities held by Vincent C. Smith Annuity Trust 2015-1 (the “Smith Trust”), and LB 2, LLC (“LB 2”) and Red Beard Holdings, LLC (“Red Beard”), based on Company records and ownership information from Amendment No. 5 to Schedule 13D filed by Vincent C. Smith on April 25, 2016. Mr. Smith is the trustee for the Smith Trust, and manager of LB 2 and Red Beard. As such, Mr. Smith has dispositive power and voting power over, and may be deemed to be the beneficial owner of the securities held by each of these entities.

(6)
Based on Company records and ownership information from Amendment No. 5 to Schedule 13D filed by Vincent C. Smith on April 25, 2016. Mr. Smith is a manager of Red Beard, and has dispositive power and voting power over the securities reported herein.

(7)
Based on Company records and ownership information from Schedule 13G filed by Iroquois Capital Management, LLC (“Iroquois Capital Management”), Mr. Richard Abbe and Ms. Kimberly Page on May 24, 2019. Mr. Abbe shares authority and responsibility for the investments made on behalf of Iroquois Master Fund with Ms. Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe and Ms. Page may each be deemed to be the beneficial owner of all shares of common stock underlying the common stock held by Iroquois Master Fund.

SELLING STOCKHOLDERS

 This prospectus relates to the sale from time to time by the selling stockholders of up to 26,317,060,072 shares of our common stock, which consists of the following:

●
1,692,490,632 shares of common stock issued to former Members of Charlie’s and the Direct Investors in connection with the Company’s exchange of all outstanding membership interests of Charlie’s for units as a result of the Share Exchange;

●
902,661,671 shares of common stock issued as Advisory Shares as consideration for advisory services provided to the Company in connection with the Share Exchange;

●
13,963,047,716 shares of common stock issued upon the automatic conversion of the Series B Preferred into shares of common stock on June 28, 2019;

●
1,070,741,474 shares of common stock issued in accordance with that certain Debt Conversion Agreement with Red Beard Holdings, LLC (“ Red Beard”), pursuant to which Red Beard converted certain outstanding indebtedness of the Company, in the aggregate amount of $4,227,250, into shares of common stock (the “Debt Conversion”);

●
4,654,349,239 shares of common stock issuable upon conversion of outstanding shares of Series A Preferred;

●
3,102,899,493 shares of common stock issuable upon exercise of the Investor Warrants issued in connection with the Share Exchange; and

●
930,869,848 shares of common stock issuable upon exercise of the Placement Agent Warrants issued to Katalyst as consideration for Katalyst’s services in connection with the Charlie’s Financing and the Share Exchange.

   When we refer to the “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

Selling Stockholders Table

The table below presents information as of October 25, 2019, regarding the selling stockholders and the shares of common stock the selling stockholders may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the selling stockholders:

●
the number of shares of our common stock that the selling stockholders beneficially owned prior to this offering;

●
the total number of shares of our common stock that the selling stockholders may offer for resale pursuant to this prospectus; and

●
the number and percent of shares of our common stock beneficially held by the selling stockholders after this offering, assuming all of the resale shares of common stock are sold by the selling stockholders and that the selling stockholders do not acquire any additional shares of our common stock prior to their assumed sale of all of the resale shares.

The table was prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the securities offered by this prospectus, because the selling stockholders may offer from time to time all or some of their securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act, since the date the selling stockholders provided the information regarding their securities holdings. Information covering the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 18,935,746,390 shares of our common stock issued and outstanding on October 25, 2019. The number of shares common stock beneficially owned by the selling stockholders is determined under rules promulgated by the SEC.

	Shares of Common Stock Beneficially	Number of Shares of Common Stock Being Offered Pursuant to this Prospectus			Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Name of Selling Stockholder (2)	Owned Prior to the Offering (3)	Common Stock (4)	Series A Conversion Shares	Warrant Shares (5)	Number	Percent (6)

ABCS Partners (7)	42,312,266	42,312,266	-	-	-	*
Alan Finkelstein (8)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Alan R. Cornell Revocable Living Trust dtd 05/20/2010 (9)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Albert & Hiedi Gentile (10)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Allan Lipkowitz Revocable Trust dtd 08/26/2005 (11)	16,078,732	2,679,777	8,039,402	5,359,554	-	*
Alok and Ankur Agrawal (12)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Altium Growth Fund, LP (13)	497,594,446	82,932,041	248,798,323	165,864,082	-	*
Alto Opportunity Master Fund, SPC-Segregated Master Portfolio B (14)	84,624,906	14,104,089	42,312,640	28,208,177	-	*
Anand Kumar Sethia (15)	9,477,990	1,579,658	4,739,016	3,159,316	-	*
Andrew Arno (16)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Andrew Good (17)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Andrew Lester (18)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Andrew Rosen (19)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Anna Sacchetti (20)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Anthony Azzara (21)	25,387,472	4,231,227	12,693,792	8,462,453	-	*
Antonino Marciano (22)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Aroon Dalamal (23)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Aukee LLC (24)	10,154,989	1,692,491	5,077,517	3,384,981	-	*
Ben Healy (25)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Big Boy LLC (26)	135,399,850	22,566,542	67,700,224	45,133,084	-	*
Bigger Capital Fund, LP (27)	50,774,945	8,462,454	25,387,584	16,924,907	-	*
Brandon Stump (28)	9,379,218,889	9,379,218,889	-	-	-	*
Brio Capital Master Fund Ltd (29)	118,474,870	19,745,725	59,237,696	39,491,449	-	*
Bruce Bernstein (30)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Bruce Doniger (31)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Byron Hughey (32)	3,384,997	564,164	1,692,506	1,128,327	-	*
Casey G Schoonover (33)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Casimir S. Skrzypczak (34)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Christopher Coleman (35)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Christopher Cozzolino (36)	1,692,491	1,692,491	-	-	-	*
Christopher Fiore (37)	44,645,788	7,052,045	21,156,320	14,104,089	2,333,334	*
Christopher J. & Denise M. Blum, JTWROS (38)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Clayton A. Struve (39)	118,474,870	19,745,725	59,237,696	39,491,449	-	*
Cobrador Multi-Strategy Partners, LP (40)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Conner Raisin (41)	423,122,627	423,122,627	-	-	-	*

Cox Investment Partners, LP (42)	169,249,813	28,208,178	84,625,280	56,416,355	-	*
Daniel D. Sambucci (43)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Daniel Harlin (44)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Daniel Salvas (45)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Daniel W. and Allaire Hummel JTWROS (46)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
David A Jenkins (47)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
David A Newman (48)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
E Celli & E Satloff TT Thomas I Unterberg Grandchildren's TR U/A DTD 04/26/1993 (49)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Empery Asset Master, Ltd (50)	376,053,040	62,675,230	188,027,351	125,350,459	-	*
Empery Tax Efficient II, LP (51)	311,459,556	51,909,697	155,730,466	103,819,393	-	*
Empery Tax Efficient, LP (52)	74,111,559	12,351,872	37,055,943	24,703,744	-	*
Empire Group Ltd. (53)	33,855,856	5,641,636	16,925,056	11,283,271	5,893	*
Eric Fosselman (54)	13,539,986	2,256,655	6,770,022	4,513,309	-	*
Ernest J. & Michele M. Mattei JTWROS (55)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Ernest M. Violet (56)	47,389,948	7,898,290	23,695,078	15,796,579	-	*
FirstFire Global Opportunities Fund LLC (57)	50,774,945	8,462,454	25,387,584	16,924,907	-	*
Four Jr. Investments, Ltd. (58)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Gabriel Adetoro (59)	10,154,989	1,692,491	5,077,517	3,384,981	-	*
Gregory Castaldo (60)	50,774,945	8,462,454	25,387,584	16,924,907	-	*
Heyer 1999 Family Trust No 1 (61)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Hudson Bay Master Fund Ltd (62)	507,749,435	84,624,532	253,875,840	169,249,063	-	*
Hudson Equity Partners, LLC (63)	84,624,906	14,104,089	42,312,640	28,208,177	-	*
Igor Semenov (64)	152,324,831	25,387,360	76,162,752	50,774,719	-	*
Ilario & Barbara J. Licul JTWROS (65)	50,774,945	8,462,454	25,387,584	16,924,907	-	*
Iroquois Capital Investment Group, LLC (66)	1,456,726,555	430,174,705	613,533,280	409,018,570	4,000,000	*
Iroquois Master Fund Ltd. (67)	257,874,718	42,312,266	126,937,920	84,624,532	4,000,000	*
James Gilbert (68)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
JD Advisors, LLC (69)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
JNS Holdings Group LLC (70)	17,124,906	16,924,906	-	-	200,000	*
Joel Pruzansky (71)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
John Athanasopoulos (72)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
John Sanderson (73)	146,207,296	24,367,775	73,103,971	48,735,550	-	*
John V. Wagner, Jr. (74)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Jonathan P. & Laura Greene JTWROS (75)	4,231,246	705,205	2,115,632	1,410,409	-	*
Jordan Sigalos (76)	70,520,404	70,520,404	-	-	-	*
Justin Keener D/B/A JMJ Financial (77)	84,624,906	14,104,089	42,312,640	28,208,177	-	*
Keith Stump (78)	205,920,254	93,086,946		45,133,084	-	*
Kenneth F. Kremm (79)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Kevin Andrew McColl (80)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Konstantin Kozlov (81)	6,769,994	1,128,328	3,385,011	2,256,655	-	*

Lee Harrison Corbin (82)	25,387,472	4,231,227	12,693,792	8,462,453	-	*
Lee J. Seidler Revocable Trust dtd 04/12/1990 (83)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Lei Xia (84)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Leonard Stern (85)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Lina Kay (86)	44,004,952	7,334,127	22,002,573	14,668,253	-	*
Louis Sanzo (87)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Marc A Levinson (88)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Marilyn Kane (89)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Matthew Montesano (90)	141,040,909	141,040,909	-	-	-	*
Mel S. & Wendy Lavitt (91)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Michael Chill (92)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Michael J. Mathieu (93)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Michael P Valentine (94)	84,624,906	14,104,089	42,312,640	28,208,177	-	*
Michael Silverman (95)	140,589,930	70,069,113	42,312,640	28,208,177	-	*
Nat Tursi (96)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Opes Equities, Inc. (97)	2,256,654	2,256,654	-	-	-	*
Patrick G Patel (98)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Pauline M. Howard Trust dtd 01/02/1998 (99)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Pensco Trust Co Custodian FBO Andrew J. Malik, IRA (100)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Peter K Janssen (101)	25,951,599	11,847,435	8,462,528	5,641,636	-	*
Peter Ohler (102)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Philip W. Faucette II (103)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Proactive Capital Partners, LP (104)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Prokopi Sarris (105)	184,481,479	184,481,479	-	-	-	*
Red Beard Holdings LLC (106)	3,073,832,068	1,324,615,069	761,627,520	507,747,190	479,842,289	10%
Richard N Molinsky (107)	18,079,130	2,820,818	8,462,528	5,641,636	1,154,148	*
Richard Pashayan (108)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Robert Burkhardt (109)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Robert Reitz (110)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Roman Livson (111)	1,692,491	1,692,491	-	-	-	*
Ryan Stump (112)	4,019,665,353	4,019,665,353	-	-	-	*
Scot Cohen (113)	269,834,965	101,549,439	84,625,280	56,416,355	27,243,891	*
SDS Capital Partners II, LLC (114)	507,749,435	84,624,532	253,875,840	169,249,063	-	*
SEG-RedaShex LLC (115)	50,774,945	8,462,454	25,387,584	16,924,907	-	*
Shaar Hazuhov, LLC (116)	42,312,454	7,052,045	21,156,320	14,104,089	-	*
Shanup Gundecha (117)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Shay Capital LLC (118)	169,249,813	28,208,178	84,625,280	56,416,355	-	*
Stephen Renaud (119)	136,640,768	69,222,867	40,450,884	26,967,018	-	*
Stormy Monday LLC (120)	11,283,271	11,283,271	-	-	-	*
The Bradley R. Kroenig Revocable Trust dtd 05/11/2016, Fourth Amended and Restated Trust dtd 09/13/2017 (121)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
The Craig R. Whited & Gilda Whited Joint Living Trust dtd 03/25/2016 (122)	84,624,906	14,104,089	42,312,640	28,208,177	-	*
The Fourys Co. Ltd (123)	25,387,472	4,231,227	12,693,792	8,462,453	-	*
Thomas A. McGurk, Jr. (124)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Thomas Israel Unterberg (125)	67,699,925	11,283,271	33,850,112	22,566,542	-	*
Thomas Israel Unterberg TTEE Ellen Unterberg Celli Family Trust UA DTD 03/22/1993 (126)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Thomas Israel Unterberg TTEE Emily Unterberg Satloff Family Trust U/A DTD 03/25/1993 (127)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
Thomas J. Enright, Jr. (128)	22,002,477	3,667,064	11,001,286	7,334,127	-	*
Thomas Zahavi (129)	42,650,953	7,108,461	21,325,571	14,216,921	-	*
Tim Elmes, LLC Pension Plan (130)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
US International Consulting Network-New Jersey Corp (dba ICN Holding) (131)	44,004,952	7,334,127	22,002,573	14,668,253	-	*
V3 Capital (132)	75,284,362	73,341,261	-	-	1,943,101	*
Wallace P. Kithcart, Jr. (133)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
Warberg WF VI LP (134)	16,924,982	2,820,818	8,462,528	5,641,636	-	*
Westwood Capital Opportunity Fund LLC (135)	169,249,813	28,208,178	84,625,280	56,416,355	-	*
Willaim Rosenstadt (136)	2,256,654	2,256,654	-	-	-	*
William J Febbo (137)	33,849,963	5,641,636	16,925,056	11,283,271	-	*
William Strawbridge (138)	8,462,491	1,410,409	4,231,264	2,820,818	-	*
William Sykes (139)	42,312,454	7,052,045	21,156,320	14,104,089	-	*
Yad Zahav LLC (140)	146,682,522	146,682,522	-	-	-	*
Zachary Arrick (141)	16,924,982	2,820,818	8,462,528	5,641,636	-	*

*	Less than 1%.

(1)
Beneficial ownership of the selling stockholders after the offering assumes (i) the selling stockholders have the ability to fully convert all shares of Series A Preferred held and to exercise all Investor Warrants, despite the Beneficial Ownership Limitation, as more specifically set forth in the section of this prospectus entitled “Prospectus Summary- The Share Exchange,” (ii) the conversion of all shares of Series A Preferred, and exercise of all Warrants held by the selling stockholders, and (iii) that each selling stockholder will sell all of the shares of common stock offered by it under this prospectus, including all shares of common stock that may be issued upon conversion of shares of Series A Preferred and the exercise of the Warrants identified herein.

(2)
Information concerning other selling stockholders will be set forth in one or more amendments to the registration statement, of which this prospectus forms a part, and/or prospectus supplements from time to time, as required.

(3)
Includes the (i) number of shares of common stock owned by each selling stockholder prior to the Share Exchange and (ii) all Series A Conversion Shares and Warrant Shares issuable upon conversion and/or exercise of shares of Series A Preferred and Warrants, as applicable, that may be held by each selling stockholder as of the date of this prospectus, in each case assuming that the issuance of such shares is not limited by the Beneficial Ownership Limitation.

(4)	Includes shares of common stock issued during the Share Exchange to the Series A Members and the Direct Investors and shares issued as Advisory Shares.
(5)	Includes Investor Warrants issued during the Share Exchange to the Series A Members and the Director Investors, and the Broker Warrants issued to Katalyst Securities LLC.

(6)
Calculation of the percent of shares beneficially owned by each selling stockholder after the offering assumes that only such selling stockholder’s derivative securities, including, without limitation, shares of Series A Preferred and all any Warrants were converted and/or exercised. Accordingly, the number of issued and outstanding shares used to calculate percent ownership was increased by the number of shares of common stock issuable upon the conversion and/or exercise of such derivative securities held by such selling stockholder, in each case assuming that the issuance of such shares is not limited by the Beneficial Ownership Limitation, or other beneficial ownership limitations set forth therein.

(7)	The address of ABCS Partners is 21 Inns Road, Scarsdale, NY 10583. Jeffrey Berman, Managing Partner of ABCS Partners, may be deemed to have voting and investment power over these securities.
(8)	The address of Alan Finkelstein is 132 Wilmot Circle, Scarsdale, NY 10583.
(9)
The address of Alan R. Cornell Revocable Living Trust dtd 05/20/2010 is 17640 Lake Estates Drive, Boca Raton, FL 33496. Alan R. Cornell, Trustee of the Alan R. Cornell Revocable Living Trust, may be deemed to have voting and investment power over these securities.

(10)	The address of Albert & Hiedi Gentile is 5 Mountain View Avenue, Mayfield, NY 12117.
(11)
The address of Allan Lipkowitz Revocable Trust dtd 08/26/2005 is 2686 Anza Trail, Palm Springs, CA 92264. Allan Lipkowitz, Trustee of the Allan Lipkowitz Revocable Trust, may be deemed to have voting and investment power over these securities.

(12)	The address of Alok and Ankur Agrawal is 18841 SW 41st Street, Miramar, FL 33029.
(13)
Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 551 Fifth Avenue, 19th Floor New York, New York 10176.

(14)
The address for Alto Opportunity Master Fund, SPC- Segregated Master Portfolio B (“Alto Opportunity”) is 222 Broadway, 19th Floor, New York, NY 10038. Waqas Khatri, Director of Alto Opportunity, may be deemed to have voting and investment power over these securities.

(15)	The address of Anand Kumar Sethia is Flat 7 Pavilion, 34 St. John's Wood Road, London, UK NW8 7HB.
(16)	The address of Andrew Arno is 160 Riverside Boulevard, Apt. 31D, New York, NY 10069.
(17)	The address of Andrew Good is 34 Dexter Avenue, Watertown, MA 02472.
(18)	The address of Andrew Lester is 68 Byram Ridge Road, Armonk, NY 10504.
(19)	The address of Andrew Rosen is 33 Mountain Avenue, Maplewood, NJ 07040.
(20)	The address of Anna Sacchetti is 54-36 252nd Street, Little Neck, NY 11362.
(21)	The address of Anthony Azzara is 11284 162nd Place N, Jupiter, FL 33478.
(22)	The address of Antonino Marciano is 2003 N. Ocean Blvd., Apt. 302, Boca Raton, FL 33431.
(23)	The address of Aroon Dalamal is Villa 33, Hattan 2, Dubai, UAE.
(24)	The address of Aukee LLC is 7 Douglass Manor, Covington, IN 47932. Kyle A. McGurk, Vice President of Aukee LLC, may be deemed to have voting and investment power over these securities.
(25)	The address of Ben Healy is 425 Fifth Avenue, 32E, New York, NY 10016.
(26)
The address of Big Boy LLC is 1111 Bayside Drive, Suite 270, Newport Beach, CA 92625. Jeff Gehl, Managing Partner of Big Boy LLC, may be deemed to have voting and investment power over these securities.

(27)
The address of Bigger Capital Fund LP is 159 Jennings Road, Cold Spring Harbor, NY 11724. Michael Bigger, Managing Member of Bigger Capital Fund LP, may be deemed to have voting and investment power over these securities.

(28)	The address of Brandon Stump is 1007 Brioso Drive, Costa Mesa, CA 92627.

(29)
The address of Brio Capital Master Fund Ltd is 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570-4800. Shaye Hirsch, Director of Brio Capital Master Fund Ltd, may be deemed to have voting and investment power over these securities.

(30)	The address of Bruce Bernstein is 84 White Street, 9C, New York, NY 10013.
(31)	The address of Bruce Doniger is 17 Brookby Road, Scarsdale, NY 10583.
(32)	The address of Byron Hughey is 1111 Dogwood Drive, McLean, VA 22101.
(33)	The address of Casey G Schoonover is 777 Driggs Avenue, Apt. #2, Brooklyn, NY 11211.
(34)	The address of Casimir S. Skrzypczak is 413 Indies Drive, Orchid, FL 32963.
(35)	The address of Christopher Coleman is 5 Flagg Avenue, Montauk, NY 11954.
(36)	The address of Christopher Cozzolino is c/o Katalyst Securities, 630 Third Avenue, 5th Floor, New York, NY 10017.
(37)	The address of Christopher Fiore is 340 East 64th Street, Apt. 9C, New York, NY 10065.
(38)	The address of Christopher J. & Denise M. Blum, JTWROS is 525 Budds Landing Road, Warwick, MD 21912.
(39)	The address of Clayton A. Struve is c/o RMR Wealth Mgt., 630 Third Ave. 5th Fl, New York, NY 10017.
(40)
The address of Cobrador Multi-Strategy Partners, LP is 32 Creemer Road, Armonk, NY 10504. David E. Graber, Managing Principal of Cobrador Multi-Strategy Partners, LP, may be deemed to have voting and investment power over these securities.

(41)	The address of Conner Raisin is 23 Goodwill Ct Newport Beach, CA 92663.
(42)
The address of Cox Investment Partners, LP is 4514 Cole Avenue #1175, Dallas, TX 75205. Craig Sanders, Manager of Cox Investment Partners, LP, may be deemed to have voting and investment power over these securities.

(43)	The address of Daniel D. Sambucci is 2003 N. Ocean Blvd., Apt. #N301, Boca Raton, FL 33431-8305.
(44)	The address of Daniel Harlin is 512 Walnut Street, New Orleans, LA 70118.
(45)	The address of Daniel Salvas is 6335 Around Hills Road, Indianapolis, IN 46226.
(46)	The address of Daniel W. and Allaire Hummel JTWROS is 284 Great House Farm Lane, Chesapeake City, MD 21915.
(47)	The address of David A Jenkins is 9611 North US Highway One, Box 390, Sebastian, FL 32958.
(48)	The address of David A Newman is 494 Pelican Lane South, Jupiter, FL 33458.
(49)	The address of E Celli & E Satloff TT Thomas I Unterberg Grandchildren's TR U/A DTD 04/26/1993 is 993 Park Avenue, Apt. 5S, New York, NY 10028-0922.
(50)
Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, Ltd is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(51)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE Il. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(52)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient II, LP is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(53)
The address of Empire Group Ltd. is c/o Primeway S.A., 3rd Floor, Yamraj Building, Market Square, Road Town, Tortola, British Virgin Islands. Primeway S.A., Director of Empire Group Ltd, may be deemed to have voting and investment power over these securities.

(54)	The address of Eric Fosselman is 402 McDaniel Drive, Landenberg, PA 19350.
(55)	The address of Ernest J. & Michele M. Mattei JTWROS is 108 Gary Lynn Lane, Windsor, CT 06103.

(56)	The address of Ernest M. Violet is 228 East Shore Road, Jamestown, RI 02835.
(57)
The address of FirstFire Global Opportunities Fund LLC is 1040 1st Avenue, Suite 190, New York, NY 10022. Eliezer S. Fireman, Managing Member of FirstFire Global Opportunities Fund LLC, may be deemed to have voting and investment power over these securities.

(58)
The address of Four Jr. Investments, Ltd. is 844 Harbour Isles Pl., North Palm Beach, FL 33410. Robert Burke, Manager of Four Jr. Investments, Ltd., may be deemed to have voting and investment power over these securities.

(59)	The address of Gabriel Adetoro is 259 Weirfield St #2, Brooklyn, NY 11221.
(60)	The address of Gregory Castaldo is 3776 Steven James Drive, Garnet Valley, PA 19061.
(61)
The address of Heyer 1999 Family Trust No 1 is c/o Mistral Equity Partners, 650 5th Ave. 10th Floor, New York, NY 10019. Steven J. Heyer, Trustee of the Heyer 1999 Family Trust No 1, may be deemed to have voting and investment power over these securities.

(62)
The address of Hudson Bay Master Fund Ltd is c/o Hudson Bay Capital Mgt., 777 Third Avenue, 30th Floor, New York, NY 10017. Hudson Bay Capital Management, LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(63)
The address of Hudson Equity Partners, LLC is 14 Arbor Field Way, Lake Grove, NY 11755. Jagdish Malhotra, Managing Member of Hudson Equity Partners, LLC, may be deemed to have voting and investment power over these securities.

(64)	The address of Igor Semenov is 9971 Winding Ridge Lane, Davie, FL 33324.
(65)	The address of Ilario & Barbara J. Licul JTWROS is 30 Waterside Plaza, Suite 7, New York, NY 10010.
(66)
The address of Iroquois Capital Investment Group, LLC is c/o Iroquois Capital, 125 Park Avenue, 25th Floor, New York, NY 10017. Richard Abbe may be deemed to have voting and investment power over these securities.

(67)
The address of Iroquois Master Fund Ltd. is c/o Iroquois Capital, 125 Park Avenue, 25th Floor, New York, NY 10017. Richard Abbe shares authority and responsibility for the investments made on behalf of Iroquois Master Fund with Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe and Ms. Page may each be deemed to have voting and investment power over these securities.

(68)	The address of James Gilbert is 859 Nowita Place, Venice, CA 90291.
(69)	The address of JD Advisors, LLC is 3543 Paxton Avenue, Cincinnati, OH 45208. Dan Kelly, Co-Manager of JD Advisors, LLC, may be deemed to have voting and investment power over these securities.
(70)
The address of JNS Holdings Group LLC is 3 Pinecrest Road, Scarsdale, NY 10583. Josh Silverman, Member of JNS Holdings Group LLC, may be deemed to have voting and investment power over these securities.

(71)	The address of Joel Pruzansky is 1066 Clinton Ave., Suite 200, Clifton, NJ 07013.
(72)	The address of John Athanasopoulos is 14 1/2 Fayette Street, Apt. 5, Cambridge, MA 02139.
(73)	The address of John Sanderson is 10324 Brookhollow Circle, Highlands Ranch, CO 80129.
(74)	The address of John V. Wagner, Jr. is 233 Jardin Drive, Los Altos, CA 94022.
(75)	The address of Jonathan P. & Laura Greene JTWROS is 94 West Mill Station Drive, Newark, DE 19701.
(76)	The address of Jordan Sigalos is 3395 Michelson Drive, #5551, Irvine, CA 92612.
(77)	The address of Justin Keener D/B/A JMJ Financial is 1688 Meridian Avenue, Ste 700, Miami Beach, FL 33139.
(78)	The address of Keith Stump is 686 Ashbrooke Way, Hudson, OH 44236.
(79)	The address of Kenneth F. Kremm is 3728 St. Andrews Drive, The Colony, TX 75056.
(80)	The address of Kevin Andrew McColl is 94 Polo Lane RD1 Manurewa, Auckland, New Zealand 2576.
(81)	The address of Konstantin Kozlov is Korneichuka Street 49-176, Moscow, Russia 127543.
(82)	The address of Lee Harrison Corbin is 45 Avon Road, Larchmont, NY 10538.
(83)
The address of Lee J. Seidler Revocable Trust dtd 04/12/1990 is 5001 Joewood Drive, Sanibel, FL 33957. Lee J. Seidler, Trustee of the Lee J. Seidler Revocable Trust, may be deemed to have voting and investment power over these securities.

(84)	The address of Lei Xia is 33 Bay State Road, Wellesley, MA 02481.
(85)	The address of Leonard Stern is 110 East 40th Street, Suite 802, New York, NY 10016.
(86)	The address of Lina Kay is 9703 Collins Ave, Apt. 2508 S, Bal Harbor, FL 33154.
(87)	The address of Louis Sanzo is 32 Boulevard, Malba, NY 11357.
(88)	The address of Marc A Levinson is 9 Stony Brook Drive, North Caldwell, NJ 07006.
(89)	The address of Marilyn Kane is 330 E. 38th Street, Apt. 16N, New York, NY 10016.
(90)	The address of Matthew Montesano is 3395 Michelson Drive, #5551, Irvine, CA 92612.
(91)	The address of Mel S. & Wendy Lavitt is 630 Mellow Mt. Road, P.O. Box 70, Park City, UT 84060.
(92)	The address of Michael Chill is 600 West End avenue, Apt. 8-A, New York, NY 10024.
(93)	The address of Michael J. Mathieu is 20 Andrews Road, Westborough, MA 01581.
(94)	The address of Michael P Valentine is 21 Fox Trace Lane, Hudson, OH 44236.
(95)
The address of Michael Silverman is c/o Katalyst Securities, 630 Third Avenue, 5th Floor, New York, NY 10017. Mr. Silverman has advised the Company that he is affiliated with Katalyst Securities, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(96)	The address of Nat Tursi is 141-59 11th Avenue, Whitestone, NY 11356.
(97)
The address of Opes Equities, Inc. is 30 Waterside Plaza, Suite 7, New York, NY 10010. Barbara J. Glenns, Vice President of Opes Equities, Inc., may be deemed to have voting and investment power over these securities.

(98)	The address of Patrick G Patel is 3 Lagoon Drive East, Toms River, NJ 08753.
(99)	The address of Pauline M. Howard Trust dtd 01/02/1998 is 5 River Road, Elkton, MD 21922.
(100)	The address of Pensco Trust Co Custodian FBO Andrew J. Malik, IRA is 700 Park Avenue, PHB, New York, NY 10021. Andrew J. Malik may be deemed to have voting and investment power over these securities.
(101)
The address of Peter K Janssen is c/o Katalyst Securities, 630 Third Avenue, 5th Floor, New York, NY 10017. Mr. Janssen has advised the Company that he is affiliated with Katalyst Securities, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(102)	The address of Peter Ohler is 14246 Dorcellin Court, Nevada City, CA 95959.
(103)	The address of Philip W. Faucette II is 7725 Friendship Church Road, Brown Summit, NC 27214.
(104)
The address of Proactive Capital Partners, LP is 150 East 58th Street, 20th Floor, New York, NY 10155. Jeffrey Ramson, Manager of Proactive Capital Partners, LP, may be deemed to have voting and investment power over these securities.

(105)	The address of Prokopi Sarris is 30-47 43rd Street, Astoria, NY 11103.
(106)
The address of Red Beard Holdings LLC is 17595 Harvard Avenue, Suite C511, Irvine, CA 92614. Vincent C. Smith, Manager of Red Beard Holdings LLC, may be deemed to have voting and investment power over these securities.

(107)	The address of Richard N Molinsky is 51 Lord's Highway East, Weston, CT 06883.
(108)	The address of Richard Pashayan is 3 Whitehall Boulevard South, Garden City, NY 11530.
(109)	The address of Robert Burkhardt is 165 West End Avenue, #22E, New York, NY 10023.
(110)	The address of Robert Reitz is 380 Atterbury Boulevard, Hudson, OH 44236.
(111)
The address of Roman Livson is c/o Katalyst Securities, 630 Third Avenue, 5th Floor, New York, NY 10017. Mr. Livson has advised the Company that he is affiliated with Katalyst Securities, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(112)	The address of Ryan Stump is 246 Orange Street, Newport Beach, CA 92663.
(113)	The address of Scot Cohen is 20 East 20th Street, New York, NY 10003.
(114)
The address of SDS Capital Partners II, LLC is 500 Summer Street, Suite 405, Stamford, CT 06901. Steve Derby, Managing Member of SDS Capital Partners II, LLC, may be deemed to have voting and investment power over these securities.

(115)
The address of SEG-RedaShex LLC is 135 Sycamore Drive, Roslyn, NY 11576. Jonathan Schechter, Managung Member of SEG-RedaShex LLC, may be deemed to have voting and investment power over these securities.

(116)	The address of Shaar Hazuhov, LLC is 100 Hewes Street, Brooklyn, NY 11249.
(117)	The address of Shanup Gundecha is 11309 Ridgegate Drive, Raleigh, NC 27617.
(118)
The address of Shay Capital LLC is 280 Park Avenue, 5th Floor West, New York, NY 10017. Michael Murray, President of Shay Capital LLC, may be deemed to have voting and investment power over these securities.

(119)
The address of Stephen Renaud is c/o Katalyst Securities, 630 Third Avenue, 5th Floor, New York, NY 10017. Mr. Renaud has advised the Company that he is affiliated with Katalyst Securities, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(120)
The address of Stormy Monday LLC is 84 White Street, Apt. #9C, New York, NY 10013. Bruce Bernstein, Member of Stormy Monday LLC, may be deemed to have voting and investment power over these securities.

(121)
The address of The Bradley R. Kroenig Revocable Trust dtd 05/11/2016, Fourth Amended and Restated Trust dtd 09/13/2017 is 657 Daniel Court, Wyckoff, NJ 07481. Bradley R. Kroenig, Trustee of the The Bradley R. Kroenig Revocable Trust, may be deemed to have voting and investment power over these securities.

(122)
The address of The Craig R. Whited & Gilda Whited Joint Living Trust dtd 03/25/2016 is 31145 Palos Verdes Drive East, Rancho Palos Verdes, CA 90275. Craig Whited, Trustee of the Craig R. Whited & Gilda Whited Joint Living Trust, may be deemed to have voting and investment power over these securities.

(123)
The address of The Fourys Co. Ltd is Alan Yanowitz, General Partner, 25825 Science Park Drive, #110, Beachwood, OH 44122. Alan Yanowitz, General Partner of The Fourys Co. Ltd., may be deemed to have voting and investment power over these securities.

(124)	The address of Thomas A. McGurk, Jr. is 7 Douglass Manor, Covington, IN 47932.
(125)	The address of Thomas Israel Unterberg is 100 West River Road, Rumson, NJ 07760.
(126)	The address of Thomas Israel Unterberg TTEE Ellen Unterberg Celli Family Trust UA DTD 03/22/1993 is 100 West River Road, Rumson, NJ 07760.
(127)	The address of Thomas Israel Unterberg TTEE Emily Unterberg Satloff Family Trust U/A DTD 03/25/1993 is 100 West River Road, Rumson, NJ 07760.
(128)	The address of Thomas J. Enright, Jr. is 698 Ashbrooke Way, Hudson, OH 44236.
(129)	The address of Thomas Zahavi is 240 Danbury Circle North, Rochester, NY 14618.
(130)	The address of Tim Elmes, LLC Pension Plan is 901 E. Las Olas Boulevard, Suite 101, Fort Lauderdale, FL 33301.
(131)
The address of US International Consulting Network-New Jersey Corp (dba ICN Holding) is 80 Scenic Drive, Suite 5, Freehold, NJ 07728. Igor Kokorine, Chief Financial Officer of US International Consulting Network-New Jersey Corp, may be deemed to have voting and investment power over these securities.

(132)	The address of V3 Capital is 20 East 20th Street, New York, NY 10003. Scot Cohen. Managing Partner of V3 Capital, may be deemed to have voting and investment power over these securities.
(133)	The address of Wallace P. Kithcart, Jr. is 9287 Hickory Ridge Drive, Streetsboro, OH 44241.
(134)	The address of Warberg WF VI LP is 716 Oak Street, Winnetka, IL 60093. Daniel Warsh, Manager of Warberg WF VI LP, may be deemed to have voting and investment power over these securities.
(135)
The address of Westwood Capital Opportunity Funds LLC is 312 Westwood Rd., Woodmere, NY 11598. Ari Zinberg, Chief Investment Officer of Westwood Capital Opportunity Funds LLC, may be deemed to have voting and investment power over these securities.

(136)	The address of Willaim Rosenstadt is c/o Ortoli Rosenstadt LLP, 366 Madison Avenue, 3rd Floor, New York, NY 10017.
(137)	The address of William J Febbo is 34 Calle Mimosa, San Juan, PR 00927.
(138)	The address of William Strawbridge is 11 Graceful Elm Court, The Woodlands, TX 77381.
(139)	The address of William Sykes is 19296 East County Road 1700 N, Charleston, IL 61920-8385.
(140)	The address of Yad Zahav LLC is 100 Hewes Street, Brooklyn, NY 11249. Ahron Gold, Officer of Yad Zahav LLC, may be deemed to have voting and investment power over these securities.
(141)	The address of Zachary Arrick is 435 W. 31st Street #41F, New York, NY 10001.

PLAN OF DISTRIBUTION

The selling stockholders and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of common stock on any market or trading facility on which the shares are traded or in private transactions. On October 25, 2019, the last reported sales price for our common stock was $0.0058 per share. Because our common stock is currently quoted on the OTC Pink Marketplace, our the shares of common stock offered pursuant to this prospectus may only be offered and sold by the selling stockholders at a fixed price of $0.006 per share until our common stock is quoted on the OTCQB tier of the OTC Markets (the “OTCQB”), and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Although we have applied to have our common stock quoted on the OTCQB and we believe that upon the effective date of this registration statement our common stock will qualify of quotation on the OTCQB, we cannot assure you that our common stock will, in fact, be quoted on the OTCQB.

If and when our common stock becomes subject to quotation on the OTCQB, of which there can be no assurance, sales of the shares of common stock offered pursuant to this prospectus by the selling stockholders may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
an exchange distribution in accordance with the rules of the applicable exchange;

●
privately negotiated transactions;

●
settlement of short sales;

●
in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●
a combination of any such methods of sale; or

●
any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests in common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK

General

As of the date of this prospectus, the Company’s authorized capital stock currently consists of 50.0 billion shares of common stock, and 5.0 million shares of preferred stock, $0.001 par value per share, of which 300,000 shares have been designated as Series A Convertible Preferred Stock (“Series A Preferred”) and 1,500,000 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred”).

As of October 25, 2019, there were 18,935,746,3960 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of common stock are entitled to receive, ratably, any dividends that may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to receive, ratably, the Company’s net assets available after the payment of all debts and other liabilities, and subject to the prior rights of any outstanding Preferred Stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future without further stockholder approval.

Preferred Stock

The Board is currently authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5.0 million shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

As of October 25, 2019 and following the conversion of the Series B Preferred following the filing of the Amended and Restated Charter, the Series A Preferred was our only outstanding series of Preferred Stock. Below is a summary of the terms of the Series A Preferred. For a full description of the rights and preferences associated with the Series A Preferred, please refer to the Series A Certificate of Designation filed as an exhibit to the registration statement of which this prospectus forms a part.

Series A Preferred

On April 25, 2019, in connection with the Share Exchange, the Company filed the Series A COD with the Secretary of State of the State of Nevada, designating 300,000 shares of our Preferred Stock as Series A Convertible Preferred Stock. Each share of Series A Preferred has a stated value of $100 per share (the “Series A Stated Value”), and ranks senior to all of the Company’s outstanding securities, including shares of Series B Preferred.

The Series A Preferred provides holders with the right to receive a one-time dividend payment equal to 8% of the Series A Stated Value (the “Series A Dividend”), which Series A Dividend is payable by the Company on the earlier to occur of (i) when declared at the election of the Company, (ii) one year from the date of issuance, or (iii) when a holder elects to convert its shares of Series A Preferred into common stock.

Each share of Series A Preferred is convertible, at the option of the holder, into that number of shares of common stock equal to the Series A Stated Value plus all accrued but unpaid dividends, divided by $0.0044313, which conversion rate is subject to adjustment in accordance with the terms of the Series A COD; provided, however, that holders of the Series A Preferred may not convert any shares of Series A Preferred into common stock unless and until the Company has effected the Authorized Share Increase. In addition, holders of Series A Preferred are prohibited from converting Series A Preferred into common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or 9.99% upon the election of the holder prior to the issuance of the Series A Preferred) of the total number of shares of common stock then issued and outstanding. Each share of Series A Preferred is convertible at the option of the Company at the same conversion rate set forth above, at such time, if ever, that the Company’s common stock is listed on the Nasdaq Stock Market and the Company has paid the Series A Dividend. In addition, upon the occurrence of a Bankruptcy Event (as defined in the Series A COD), the Company shall be required to redeem, in cash, all outstanding shares of Series A Preferred at a price equal to the conversion amount; provided, however, that holders of the Series A Preferred shall have the right to waive, in whole or in part, such right to receive payment upon the occurrence of a Bankruptcy Event.

Holders of the Series A Preferred shall vote on an as-converted basis along with holders of the Company’s common stock on all matters presented to the Company’s stockholders; provided, however, that the number of votes that any holder, together with its affiliates, may exercise in connection with all of the Company securities held by such holder shall not exceed 9.99% of the voting power of the Company. In addition, pursuant to the Series A COD, the Company shall not take the following actions without obtaining the prior consent of at least a majority of the holders of the outstanding Series A Preferred, voting separately as a single class: (i) amend the Company’s Charter or our Amended and Restated Bylaws, or file a certificate of designation or certificate of amendment to any series of preferred stock if such action would adversely affect the holders of the Series A Preferred, (ii) increase or decrease the authorized number of shares of Series A Preferred, (iii) create or authorize any series of stock that ranks senior to, or on parity with, the Series A Preferred, (iv) purchase, repurchase or redeem any shares of junior stock, or (v) pay dividends on any junior or parity stock. Furthermore, so long as at least 25% of the Series A Preferred remain outstanding, holders of the Series A Preferred (other than the Direct Investors) shall have a right to appoint two members to the Company’s Board of Directors, and the Board shall not consist of more than five members, unless the holders of a majority of the outstanding Series A Preferred have consented to an increase in such number.

Exclusive Forum Bylaws Provision. Our Amended and Restated Bylaws require that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Nevada (or, if no state court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada), will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought on behalf of the Company;
●	any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders;
●
any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Nevada Revised Statutes or the Company’s Amended and Restated Articles of Incorporation, as amended, or the Amended and Restated Bylaws; or

●	any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Resale Registration Rights

Pursuant to the Registration Rights Agreements and subject to the rules and regulations of the SEC, we have agreed to file a shelf registration statement covering the resale of the shares of common stock issuable upon conversion of the Series A Preferred and the previously outstanding shares of Series B Preferred, and shares of common stock issuable upon exercise of the Investor Warrants held by the former Members and Direct Investors who are parties to the agreements. We are required to use our best effort to file the shelf registration statement within 30 days following the Closing Date. The registration statement of which this prospectus forms a part is the shelf registration statement that we are required to file under the Registration Rights Agreements. In the event fewer than all of our outstanding shares of common stock can be registered due to limitations on the use of Rule 415 of the Securities Act for the resale of the shares of common stock, the so-called Rule 415 doctrine, priority will be given to the shares issued in the Share Exchange.

Registration of these shares under the Securities Act would result in the shares becoming saleable under the Securities Act immediately upon the effectiveness of such registration, except for shares held by affiliates. Any sales of securities by holders of these shares could adversely affect the trading prices, if any, of our common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The consolidated financial statements for True Drinks Holdings, Inc. appearing in this prospectus for the years ended December 31, 2018 and 2017 (which report expresses and unqualified opinion and an explanatory paragraph related to the Company’s ability to continue as a going concern) have been audited by Squar Milner LLP of Irvine, California, an independent registered public accounting firm, as set forth in their report thereon. Such consolidated financial statements are included in this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements for Charlie’s appearing in this prospectus for the years ended December 31, 2018 and 2017 have been audited by Squar Milner LLP of Irvine, California, an independent registered public accounting firm, as set forth in their reports thereon. Such financial statements are included in this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement.  The registration statement and other public filings can be obtained from the SEC’s internet site at www.sec.gov.

As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the SEC. You can find the Company’s SEC filings at the SEC’s website at http://www.sec.gov.

Our Internet address is www.charliesholdings.com. Information contained on our website is not part of this Annual Report on Form 10-K. Our SEC filings (including any amendments) will be made available free of charge on www.charliesholdings.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

CHARLIE’S HOLDINGS, INC.

 CHARLIE’S HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$5,120	$304
Accounts receivable, net	1,980	711
Inventories, net	1,236	658
Prepaid expenses and other current assets	973	427
Total current assets	9,309	2,100

Non-current assets:
Property, plant and equipment, net	216	45
Right-of-use asset, net	748	-
Other assets	68	42
Total non-current assets	1,032	87

TOTAL ASSETS	$10,341	$2,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,548	$1,216
Derivative liability	7,584	-
Lease liabilities	249	-
Deferred revenue	142	180
Total current liabilities	9,523	1,396

Non-current liabilities:
Lease liabilities, net of current portion	519	-
Total non-current liabilities	519	-

Total liabilities	10,042	1,396

COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
Convertible preferred stock ($0.001 par value); 1,800,000 shares authorized
Series A, 300,000 shares designated, 206,248 and 0 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	-	-
Series B, 1.5 million shares designated, 0 and 1.4 million shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	-	1
Common stock ($0.001 par value); 50 billion shares authorized; 18,936 million shares and 141 million shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	18,936	141
Additional paid-in capital	(17,749)	-
Retained earnings (accumulated deficit)	(888)	649
Total stockholders' equity	299	791
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,341	$2,187

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARLIE’S HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Product revenue, net	$6,819	$5,486	$13,466	$10,919
Total revenues	6,819	5,486	13,466	10,919
Operating costs and expenses:
Cost of goods sold - product revenue	2,846	2,054	5,596	4,220
General and administrative	6,374	524	7,029	1,016
Sales and marketing	810	783	1,577	1,500
Total operating costs and expenses	10,030	3,361	14,202	6,736
Loss from operations	(3,211)	2,125	(736)	4,183
Other income:
Change in fair value of derivative liabilities	178	-	178	-
Total other income	178	-	178	-
Net income (loss)	$(3,033)	$2,125	$(558)	$4,183

Net earnings (loss) per share applicable to common stockholders
Basic	$(0.00)	$0.02	$(0.00)	$0.03
Diluted	$(0.00)	$0.00	$(0.00)	$0.00
Weighted average shares used in computing basic earnings (loss) per share	4,259,080	141,041	2,211,436	141,041
Weighted average shares used in computing diluted earnings (loss) per share	4,259,080	14,104,089	2,211,436	14,104,089

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARLIE’S HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands)
 (Unaudited)

	For the Three Months Ended June 30, 2019

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Retained Earnings (Accumulated)	Total Stockholders'
	Shares	Par value	Shares	Par value	Shares	Par value	Capital	Deficit)	Equity
Balance at April 1, 2019	-	$-	1,396	$1	141,041	$141	$-	$2,145	$2,287
Effect of reverse merger	-	-	-	-	2,377,530	2,378	(2,378)	-	-
Conversion of Series B convertible preferred stock	-	-	(1,396)	(1)	13,963,048	13,963	(13,962)	-	-
Issuance of common stock and warrants in a private offering, net of $7,762 warrant liability	206	-	-	-	1,551,466	1,551	18,186	-	19,737
Offering cost related to private offering	-	-	-	-	-	-	(4,339)	-	(4,339)
Cash distributions to CCD Members	-	-	-	-	-	-	(17,430)	-	(17,430)
Stock compensation	-	-	-	-	902,662	903	2,174	-	3,077
Net loss	-	-	-	-	-	-	-	(3,033)	(3,033)
Balance at June 30, 2019	206	$-	-	$0	18,935,747	$18,936	$(17,749)	$(888)	$299

	For the Three Months Ended June 30, 2018

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Retained	Total Stockholders'
	Shares	Par value	Shares	Par value	Capital	Earnings	Equity
Balance at April 1, 2018	1,396	$1	141,041	$141	$-	$2,309	$2,451
Cash distributions to CCD Members	-	-	-	-	-	(2,252)	(2,252)
Net income	-	-	-	-	-	2,125	2,125
Balance at June 30, 2018	1,396	$1	141,041	$141	$-	$2,182	$2,324

	For the Six Months Ended June 30, 2019

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Retained Earnings (Accumulated)	Total Stockholders'
	Shares	Par value	Shares	Par value	Shares	Par value	Capital	Deficit)	Equity
Balance at January 1, 2019	-	$-	1,396	$1	141,041	$141	$-	$649	$791
Effect of reverse merger	-	-	-	-	2,377,530	2,378	(2,378)	-	-
Conversion of Series B convertible preferred stock	-	-	(1,396)	(1)	13,963,048	13,963	(13,962)	-	-
Issuance of common stock and warrants in a private offering, net of $7,762 warrant liability	206	-	-	-	1,551,466	1,551	18,186	-	19,737
Offering cost related to private offering	-	-	-	-	-	-	(4,339)	-	(4,339)
Cash distributions to CCD Members	-	-	-	-	-	-	(17,430)	(979)	(18,409)
Stock compensation	-	-	-	-	902,662	903	2,174	-	3,077
Net loss	-	-	-	-	-	-	-	(558)	(558)
Balance at June 30, 2019	206	$-	-	$-	18,935,747	$18,936	$(17,749)	$(888)	$299

	For the Six Months Ended June 30, 2018
	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Retained	Total Stockholders'
	Shares	Par value	Shares	Par value	Capital	Earnings	Equity
Balance at January 1, 2018	1,396	$1	141,041	$141	$-	$1,401	$1,543
Cash distributions to CCD Members	-	-	-	-	-	(3,402)	(3,402)
Net income	-	-	-	-	-	4,183	4,183
Balance at June 30, 2018	1,396	$1	141,041	$141	$-	$2,182	$2,324

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARLIE’S HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the six months ended
	June 30,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(558)	$4,183
Reconciliation of net (loss) income to net cash provided by operating activities:
Bad debt recoveries	(35)	-
Depreciation and amortization	12	10
Change in fair value of derivative liabilities	(178)	-
Amortization of operating lease right-of-use asset	46	-
Stock based compensation	3,077	-
Subtotal of non-cash charges	2,922	10
Changes in operating assets and liabilities:
Accounts receivable	(1,235)	(241)
Inventories	(578)	(440)
Prepaid expenses and other current assets	(546)	303
Other assets	(26)	(4)
Accounts payable and accrued expenses	332	(326)
Deferred revenue	(38)	130
Lease liabilities	(26)	-
Net cash provided by operating activities	247	3,615
Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(182)	(5)
Net cash used in investing activities	(182)	(5)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock and warrants in a private offering, net	23,160	-
Cash distributions to CCD Members	(18,409)	(3,402)
Net cash provided by (used in) financing activities	4,751	(3,402)
Net increase in cash	4,816	208

Cash, beginning of the period	304	655
Cash, end of the period	$5,120	$863

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of cash flow information
Effect of reverse merger	$2,378	$-
Conversion of Series B convertible preferred stock	$13,963	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARLIE’S HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

Charlie’s Holdings, Inc., (formerly True Drinks Holdings, Inc.) a Nevada corporation and its wholly owned subsidiaries and consolidated variable interest entity (collectively, the “Company”, “we”) currently formulates, markets and distributes branded e-cigarette liquid for use in both open and closed consumer e-cigarette and vaping systems. The Company’s products are produced domestically through contract manufacturers for sale by select distributors, specialty retailers and third-party online resellers throughout the United States, as well as over 80 countries worldwide. The Company’s primary international markets include the United Kingdom, Italy, Spain, Belgium, Australia, Sweden and Canada. In June 2019, The Company launched distribution, through Don Polly, a Nevada limited liability company that is owned by entities controlled by Brandon Stump and Ryan Stump, the Company’s Chief Executive Officer and Chief Operating Officer, respectively, and a consolidated variable interest for which the Company is the primary beneficiary (“Don Polly”), of certain premium vapor, tincture and topical products containing hemp-derived cannabidiol (“CBD”) and the Company currently intends to develop and launch additional products containing hemp-derived CBD in the future.

In addition to Don Polly, we are also the holding company for two wholly-owned subsidiaries, Charlie’s Chalk Dust, LLC (“Charlie’s”), which activity includes production and sale of our branded nicotine-based e-cigarette liquid, and Bazi, Inc, which activity includes sales of all-natural energy drink Bazi® All Natural Energy. At this time, we do not intend to continue sales of the Bazi product. Our CBD based products are produced, marketed and sold through, Don Polly.

Acquisition of True Drinks Holdings, Inc.

On April 26, 2019 (the “Closing Date”), we entered into a Securities Exchange Agreement with each of the members (“Members”) of Charlie’s, and certain direct investors (“Direct Investors”), pursuant to which we acquired all outstanding membership interests of Charlie’s beneficially owned by the Members in exchange for the issuance by the Company of units, with such units consisting of an aggregate of (i) 15,655,538,349 shares of common stock (which includes the issuance of an aggregate of 1,396,305 shares of a newly created class of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”), convertible into an aggregate of 13,963,047,716 shares of common stock, issued to certain individuals in lieu of common stock); (ii) 206,249 shares of a newly created class of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), convertible into an aggregate of 4,654,349,239 shares of common stock; and (iii) warrants to purchase an aggregate of 3,102,899,493 shares of common stock (the “Investor Warrants”) (the “Share Exchange”). As a result of the Share Exchange, Charlie’s became a wholly owned subsidiary of the Company.

Immediately prior to, and in connection with, the Share Exchange, Charlie’s consummated a private offering of membership interests that resulted in net proceeds to CCD of approximately $27.5 million (the “Charlie’s Financing”). Katalyst Securities LLC (“Katalyst”) acted as the sole placement agent in connection with the Charlie’s Financing pursuant to an Engagement Letter entered into by and between Katalyst, Charlie’s and the Company on February 15, 2019. As consideration for its services in connection with the Charlie’s Financing and the Share Exchange, the Company issued to Katalyst and its designees five-year warrants to purchase an aggregate of 930,869,848 shares of Common Stock at a price of $0.0044313 per share (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as those set forth in the Investor Warrants.

The Share Exchange resulted in a change of control of the Company, with the Members and Direct Investors owning approximately 85.7% of the Company’s outstanding voting securities immediately after the Share Exchange, and the Company’s current stockholders beneficially owning approximately 14.3% of the issued and outstanding voting securities, which includes the Advisory Shares. Together, Brandon Stump and Ryan Stump, the founders of Charlie’s and the Company’s newly appointed Chief Executive Officer and Chief Operating Officer, respectively, own in excess of 50% of the Company’s issued and outstanding voting securities as a result of the Share Exchange.

The Share Exchange is accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) because the primary assets of the Company were nominal following the close of the Share Exchange. Charlie’s was determined to be the accounting acquirer based upon the terms of the Share Exchange and other factors including: (i) Charlie’s stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Charlie’s membership units now own approximately 49%, on a fully diluted basis, of the Company’s outstanding securities immediately following the effective time of the Merger, (ii) individuals associated with Charlie’s now hold a majority of the seats on the Company’s Board of Directors and (iii) Charlie’s management holds all key positions in the management of the combined Company. Accordingly, the historical financial statements of True Drinks became the Company's historical financial statements including the comparative prior periods. All references in the unaudited condensed consolidated financial statements to the number of shares and per-share amounts of common stock have been retroactively restated to reflect the exchange rate.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such SEC rules and regulations; nevertheless, the Company believes that the disclosures are adequate to make the information presented in this Quarterly Report on Form 10-Q (this “Report”) not misleading.

Amounts related to disclosure of December 31, 2018 balances within the interim condensed consolidated financial statements were derived from the audited 2018 financial statements and notes thereto of Charlie’s. These financial statements and the notes hereto should be read in conjunction with the audited December 31, 2018 financial statements and notes thereto contained in our Registration Statement on Form S-1, filed with the SEC on July 11, 2019 (File No. 333-232596). In the opinion of the Company, all adjustments, including normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company for the interim period have been included. The results of operations for the interim period are not necessarily indicative of the results for any subsequent interim period or for the full year.

The financial information contained in these unaudited condensed consolidated financial statements and footnotes are based on Charlie’s historical financial statements and the Company’s financial activity beginning April 26, 2019, as adjusted, to give effect to Charlie’s reverse recapitalization of the Company and the Charlie’s Financing completed prior to the Share Exchange. In addition, from the period April 26, 2019 until June 30, 2019, there were minimal costs and revenue associated with the Bazi product line which are included in the interim condensed consolidated financial statements. As noted above, we do not intend to continue to produce and sell the Bazi product line, and these costs and expenses are nominal and will continue to be so in the future. The operating results of Don Polly for the quarter ended June 30, 2019 are also included.

Historical financial information presented prior to April 26, 2019 is that of Charlie’s only, while financial information presented after April 26, 2019 includes Charlie’s, Don Polly, Bazi Drinks and the Company, which includes the transactions associated with the share exchange and private placement transaction along with ongoing corporate costs.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        As noted above, the consolidated financial statements include the accounts of the Company, Charlie’s Holdings, Inc., its two 100% wholly owned subsidiaries, Charlie’s Chalk Dust, LLC and Bazi, Inc, and Don Polly, LLC, a consolidated variable interest for which the Company is the primary beneficiary (see Note 8). All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

U.S. GAAP requires disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable, warrant liability and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Revenue Recognition

The Company recognizes revenues in accordance with Accounting Standards Codification (“ASC ”) 606 – Contracts with Customers. Revenues are generated from contracts with customers that consist of sales to retailers and distributors. Contracts with customers are generally short term in nature with the delivery of product as a single performance obligation. Revenue from the sale of product is recognized at the point in time when the single performance obligation has been satisfied and control of the product has transferred to the customer. In evaluating the timing of the transfer of control of products to customers, the Company considers several indicators, including significant risks and rewards of products, the right to payment, and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are received by customers. Shipping generally occurs prior to the transfer of control to the customer and is therefore accounted for as a fulfillment expense.

In circumstances where shipping and handling activities occur after the customer has obtained control of the product, the Company has elected to account for shipping and handling activities as a fulfillment cost rather than an additional promised service. Contract durations are generally less than one year, and therefore costs paid to obtain contracts, which generally consist of sales commissions, are recognized as expenses in the period incurred. Revenue is measured by the transaction price, which is defined as the amount of consideration expected to be received in exchange for providing goods to customers. The transaction price is adjusted for estimates of known or expected variable consideration, which includes refunds and returns as well as incentive offers and promotional discounts on current orders. Sales returns are generally not material to the financial statements, and do not comprise a significant portion of variable consideration. Estimates for sales returns are based on, among other things, an assessment of historical trends, information from customers, and anticipated returns related to current sales activity. These estimates are established in the period of sale and reduce revenue in the period of the sale. Variable consideration related to incentive offers and promotional programs are recorded as a reduction to revenue based on amounts the Company expects to collect. Estimates are regularly updated and the impact of any adjustments are recognized in the period the adjustments are identified. In many cases, key sales terms such as pricing and quantities ordered are established at the time an order is placed and incentives have very short-term durations.

Amounts billed and due from customers are short term in nature and are classified as receivables since payments are unconditional and only the passage of time related to credit terms is required before payments are due. The Company does not grant payment financing terms greater than one year. Payments received in advance of revenue recognition are recorded as deferred revenue.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with original maturities of ninety days or less to be cash equivalents.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and does not bear interest. We determine the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions and set up an allowance for doubtful accounts when collection is uncertain. Customers’ accounts are written off against the allowance when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as income when received. As of June 30, 2019, and December 31, 2018, the allowance for bad debt totaled $116,000 and $151,000, respectively.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (determined by the average cost method) or net realizable value. We calculate estimates of excess and obsolete inventories determined primarily by reviewing inventory on hand, historical sales activity, industry trends and expected net realizable value. As of June 30, 2019, and December 31, 2018, the reserve for excess and obsolete inventories totaled $62,000 and $74,000, respectively.

Stock-Based Compensation

We account for all stock-based compensation using a fair value-based method. The fair value of financial instruments granted to employees is estimated on the date of the grant using the Black-Scholes option-pricing model and the related stock-based compensation expense is recognized over the vesting period during which an employee is required to provide service in exchange for the award.

Income taxes

Income taxes are computed under the liability method. This method requires the recognition of deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and are reflected in the consolidated financial statements in the period of enactment. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Financial statement effects of a tax position are initially recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that meets the more-likely-than-not threshold of being realized upon ultimate settlement with a taxing authority. We recognize potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Recently Issued Accounting Pronouncements

Revenue from Contracts with Customer

The Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this update create common revenue recognition guidance for entities reporting revenue under U.S. GAAP and IFRS by requiring entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. Entities should apply the following five steps: (1) identify the contract(s) with a customer, (2) identify performance obligations in the contract,(3) determine transaction price, (4) allocate transaction price to performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. Entities should also disclose qualitative and quantitative information about (1) contracts with customers, including revenue and impairments recognized, disaggregation of revenue, and information about contract balances and performance obligations and related transaction price allocation to remaining performance obligations, (2) significant judgments and changes thereof in determining the timing of performance obligations over time or at a point in time and the transaction price and amounts allocated to performance obligations, and (3) assets recognized from the costs to obtain or fulfill a contract. The amendments in this update are effective for annual reporting periods beginning after December 15, 2017.

The Company adopted this guidance on January 1, 2018 using the modified retrospective transition method. Prior periods were not adjusted and, based on the Company’s implementation assessment, no cumulative-effect adjustment was made to the opening balance of retained earnings. The adoption of this standard did not have a material impact on the financial statements other than expanded disclosures. For further description of the Company’s revenue recognition policy refer to the Revenue Recognition section above and for disaggregated revenue information refer to the Segment Reporting section above.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. For public companies, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the guidance under Topic 842 as of the adoption date, rather than as of the earliest period presented. The Company adopted Topic 842 on January 1, 2019, using the optional transition method to apply the new guidance as of January 1, 2019, rather than as of the earliest period presented, and elected the package of practical expedients described above. Based on the analysis, on January 1, 2019, the Company recorded right of use assets of approximately $81,000 and lease liability of approximately $81,000.

Improvements to Non-Employee Share-Based Payment Accounting

In June 2018, the FASB issued ASU 2018-07 “Improvements to Non-employee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to non-employees for goods and services. Under the ASU, most of the guidance on such payments to non-employees would be aligned with the requirements for share-based payments granted to employees. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company has early adopted the new standard effective January 1, 2019 and the adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

NOTE 3 – REVERSE RECAPITALIZATION

As noted under the heading “Share Exchange” in Note 1 above, on April 26, 2019, we entered into a Securities Exchange Agreement with each of the Members of Charlie’s, and certain Direct Investors, pursuant to which we completed the Share Exchange and acquired all outstanding membership interests of Charlie’s beneficially owned by the Members in exchange for the issuance by the Company of units, with such units consisting of an aggregate of (i) 15,655,538,349 shares of common stock (which includes the issuance of an aggregate of 1,396,305 shares of a newly created class Series B Preferred, convertible into an aggregate of 13,963,047,716 shares of common stock, issued to certain individuals in lieu of common stock); (ii) 206,249 shares of a newly created class of Series A Preferred, convertible into an aggregate of 4,654,349,239 shares of common stock; and (iii) Investor Warrants to purchase an aggregate of 3,102,899,493 shares of common stock . As a result of the Share Exchange, Charlie’s became a wholly owned subsidiary of the Company. The Company accounted for such transaction as reverse recapitalization.

Immediately prior to, and in connection with, the Share Exchange, Charlie’s consummated the Charlie’s Financing, a private offering of membership interests that resulted in gross proceeds to Charlie’s of approximately $27.5 million. Katalyst acted as the sole placement agent in connection with the Charlie’s Financing pursuant to an Engagement Letter entered into by and between Katalyst, Charlie’s and the Company on February 15, 2019, which was amended on April 16, 2019 (“Amended Engagement Letter”). As consideration for its services in connection with the Charlie’s Financing and Share Exchange, the Company issued to Katalyst and its designees five-year Placement Agent Warrants to purchase an aggregate of 930,869,848 shares of common stock at a price of $0.0044313 per share. The Placement Agent Warrants have substantially the same terms as those set forth in the Investor Warrants.

The Share Exchange resulted in a change of control of the Company, with the Members and Direct Investors owning approximately 85.7% of the Company’s outstanding voting securities immediately after the Share Exchange, and the Company’s current stockholders beneficially owning approximately 14.3% of the issued and outstanding voting securities, which includes the Advisory Shares. Together, Brandon Stump and Ryan Stump, the founders of Charlie’s and the Company’s newly appointed Chief Executive Officer and Chief Operating Officer, respectively, own in excess of 50% of the Company’s issued and outstanding voting securities as a result of the Share Exchange.

NOTE 4 – FAIR VALUE MEASUREMENTS

In accordance with ASC 820 (Fair Value Measurements and Disclosures), the Company uses various inputs to measure the outstanding warrants on a recurring basis to determine the fair value of the liability. ASC 820 also establishes a hierarchy categorizing inputs into three levels used to measure and disclose fair value. The hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to unobservable inputs. An explanation of each level in the hierarchy is described below:

Level 1 - Unadjusted quoted prices in active markets for identical instruments that are accessible by the Company on the measurement date

Level 2 - Quoted prices in markets that are not active or inputs which are either directly or indirectly observable

Level 3 - Unobservable inputs for the instrument requiring the development of assumptions by the Company

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of June 30, 2019 (amount in thousands):

	Fair Value at June 30, 2019
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$7,584	$-	$-	$7,584
Total liabilities	$7,584	$-	$-	$7,584

There were no transfers between Level 1, 2 or 3 during the six-month period ended June 30, 2019.

The following table presents changes in Level 3 liabilities measured at fair value for the six-month period ended June 30, 2019. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs (amount in thousands).

Warrant Liability
Balance at January 1, 2019	$-
Addition	7,762
Change in fair value	(178)
Balance at June 30, 2019	$7,584

A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in Mote Carlo simulation measuring the Company’s warrant liabilities that are categorized within Level 3 of the fair value hierarchy as of June 30, 2019 is as follows:

As of June 30, 2019
Exercise price	$0.0044
Contractual term (years)	4.83
Volatility (annual)	65.0%
Risk-free rate	1.8%
Dividend yield (per share)	0%

NOTE 5 – STOCK-BASED COMPENSATION

On April 26, 2019, as additional consideration for advisory services provided in connection with the Charlie’s Financing and the Share Exchange (see Note 3 above), the Company issued an aggregate of 902.7 million shares of common stock (the “Advisory Shares”), including to a member of the Company’s Board of Directors, pursuant to a subscription agreement. The fair value of a share of common stock was $0.0032 which is based upon a valuation prepared by the Company on the date of the Share Exchange. The Company recorded stock-based compensation of approximately $2.9 million on the grant date.

Prior to the Share Exchange, Charlie’s employees held Member units, which were automatically converted into 7.1 million shares of common stock and 69,815 shares of Series B Preferred (or 698.1 million shares of common stock equivalents) due to the effect of the Share Exchange. The 705.3 million shares of common stock will vest over a two-year period. The fair value of a share of common stock was $0.0032 which is based upon a valuation prepared by the Company on the date of the Share Exchange. The Company recorded stock-based compensation of approximately $188,000 during the six months ended June 30, 2019.

NOTE 6 - PROPERTY AND EQUIPMENT

Property and Equipment detail as of June 30, 2019 and December 31, 2018 are as follows (amount in thousands):

	June 30,	December 31,
	2019	2018	Estimated Useful Life
Machinery and equipment	$74	$64	5 years
Trade show booth	144	144	5 years
Office equipment	61	26	5 years
Leasehold improvements	158	20	Lesser of lease term or estimated useful life
	437	254
Accumulated depreciation	(221)	(209)
	$216	$45

Depreciation and amortization expense totaled $9,000 and $5,000, respectively, during the three months ended June 30, 2019 and 2018. For the six months ended June 30, 2019 and 2018 depreciation and amortization expense totaled $12,000 and $10,000, respectively.

NOTE 7 - CONCENTRATIONS

Vendors

The Company’s concentration of purchases are as follows:

	For the three months ended		For the six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Vendor A	54%	69%	66%	66%
Vendor B	18%	15%	15%	19%
Vendor C	-	12%	-	13%

During the three months ended June 30, 2019, purchases from two vendors represented 73% of total inventory purchases. During the three months ended June 30, 2018, purchases from three vendors represented 96% of total inventory purchases. During the six months ended June 30, 2019, purchases from two vendors represented 81% of total inventory purchases. During the six months ended June 30, 2018, purchases from three vendors represented 98% of total inventory purchases.

As of June 30, 2019, and December 31, 2018, amounts owed to these vendors totaled $651,504 and $653,647, respectively, which are included in accounts payable in the accompanying condensed balance sheets.

Accounts Receivable

`The Company’s concentration of accounts receivable are as follows:

	June 30,	December 31,
	2019	2018
Customer A	14%	6%

One customer made up more than 10% of accounts receivable at June 30, 2019. Customer A owed the Company a total of $284,871, representing 14% of net receivables. No customer exceeded 10% of total net sales for the three and six-month periods ended June 30, 2019 and June 30, 2018, respectively.

NOTE 8 – DON POLLY, LLC.

Don Polly, LLC is a Nevada limited liability company that is owned by entities controlled by Brandon Stump and Ryan Stump, the Company’s Chief Executive Officer and Chief Operating Officer, respectively, and a consolidated variable interest for which the Company is the primary beneficiary. Don Polly formulates, sells and distributes the Company’s CBD product lines.

We evaluate our ownership, contractual and other interests in entities that are not wholly-owned to determine if these entities are variable interest entities (“VIEs”), and, if so, whether we are the primary beneficiary of the VIE. In determining whether we are the primary beneficiary of a VIE and therefore required to consolidate the VIE, we apply a qualitative approach that determines whether we have both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of, or the rights to receive benefits from, the VIE that could potentially be significant to that VIE. We continuously perform this assessment, as changes to existing relationships or future transactions may result in the consolidation or deconsolidation of a VIE. Effective April 25, 2019, we consolidated the financial statements of Don Polly and it is considered a VIE of the Company. Since the Company has been determined to be the primary beneficiary of Don Polly, we have included Don Polly’s assets, liabilities, and operations in the accompanying consolidated financial statements of the Company.

Don Polly operates under exclusive licensing and service contracts with the Company whereby the Company receives 75% of net income from the licensing agreement and 25% of net income from the service agreement, therefore, as the Company receives 100% of the net income or incurs 100% of the net loss of the VIE, no non-controlling interests are recorded.

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of June 30, 2019 and December 31, 2018 are as follows (amount in thousands):

	June 30,	December 31,
	2019	2018
Accounts payable	$1,106	$901
Accrued compensation	213	288
Insurance payable	140	20
Other accrued expenses	89	7
	$1,548	$1,216

NOTE 10 – EARNING PER SHARE BASIC AND FULLY DILUTED

Basic earnings (loss) per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per common share is computed similar to basic earnings (loss) per common share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. Diluted weighted average common shares include common stock potentially issuable under the Company’s convertible notes, warrants and vested and unvested stock options.

The following table sets forth the computation of earnings (loss) per share (amounts in thousands except per share data):

	For the three months ended		For the six months ended
	June 30,		June 30
	2019	2018	2019	2018
Numerator
Net earnings (loss)	$(3,033)	$2,125	$(558)	$4,183

Denominator
Weighted average shares outstanding - basic	4,259,080	141,041	2,211,436	141,041
Series B convertible preferred shares	-	13,963,048	-	13,963,048
Weighted average shares outstanding - diluted	4,259,080	14,104,089	2,211,436	14,104,089
Earnings (loss) per share - basic	$(0.00)	$0.02	$(0.00)	$0.03
Earnings (loss) per share - diluted	$(0.00)	$0.00	$(0.00)	$0.00

The following securities were not included in the diluted net loss per share calculation because their effect was anti-dilutive as of the periods presented (in thousands):

	For the three and six months ended
	June 30
	2019	2018
Options	61,825	15,566
Series A convertible preferred shares	4,654,399	-
Total	4,716,224	15,566

NOTE 11 – STOCKHOLDERS’ EQUITY

Preferred Stock

Series A Preferred

On April 25, 2019, in connection with the Share Exchange, the Company filed the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (the “ Series A COD ”), with the Secretary of State of the State of Nevada, designating 300,000 shares of its preferred stock as Series A Convertible Preferred Stock. Each share of Series A Preferred has a stated value of $100 per share (the “ Series A Stated Value ”). The Series A Preferred rank senior to all of the Company’s outstanding securities, including the Company’s Series B Convertible Preferred Stock.

The Series A Preferred provides the holders with the right to receive a one-time dividend payment equal to 8% of the Series A Stated Value (the “ Series A Dividend ”), which Series A Dividend shall be paid by the Company on the earlier to occur of (i) when declared at the election of the Company, (ii) one year from the date of issuance, or (iii) when a holder elects to convert its shares of Series A Preferred into common stock.

Each share of Series A Preferred is convertible, at the option of the holder, into that number of shares of common stock equal to the Series A Stated Value, plus all accrued but unpaid dividends, divided by $0.044313, which conversion rate is subject to adjustment in accordance with the terms of the Series A COD. Holders of Series A Preferred are prohibited from converting Series A Preferred into common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or 9.99% upon the election of the holder prior to the issuance of the Series A Preferred) of the total number of shares of common stock then issued and outstanding. Each share of Series A Preferred is convertible at the option of the Company, at the same conversion rate set forth above, at such time, if ever, that the Company’s common stock is listed on the Nasdaq Stock Market and the Company has paid the Series A Dividend. In addition, upon the occurrence of a Bankruptcy Event (as defined in the Series A COD), the Company shall be required to redeem, in cash, all outstanding shares of Series A Preferred at a price equal to the conversion amount;  provided, however , that holders of the Series A Preferred shall have the right to waive, in whole or in part, such right to receive payment upon the occurrence of a Bankruptcy Event.

Holders of the Series A Preferred are entitled to vote on an as-converted basis along with holders of the Company’s common stock on all matters presented to the Company’s stockholders;  provided, however, that the number of votes that any holder, together with its affiliates, may exercise in connection with all of the Company securities held by such holder shall not exceed 9.99% of the voting power of the Company. In addition, pursuant to the Series A COD, the Company shall not take the following actions without obtaining the prior consent of at least a majority of the holders of the outstanding Series A Preferred, voting separately as a single class: (i) amend the Company’s Amended and Restated Articles of Incorporation or bylaws, or file a certificate of designation or certificate of amendment to any series of preferred stock if such action would adversely affect the holders of the Series A Preferred, (ii) increase or decrease the authorized number of shares of Series A Preferred, (iii) create or authorize any series of stock that ranks senior to, or on parity with, the Series A Preferred, (iv) purchase, repurchase or redeem any shares of junior stock, or (v) pay dividends on any junior or parity stock . Furthermore, so long as at least 25% of the Series A Preferred remain outstanding, holders of the Series A Preferred (other than the Direct Investors) shall have a right to appoint two members to the Company’s Board of Directors, and the Board shall not consist of more than five members, unless the holders of a majority of the outstanding Series A Preferred have consented to an increase in such number.

Series B Preferred

On April 26, 2019, in connection with the Share Exchange, the Company filed the Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock (the “Series B COD”), with the Secretary of State of the State of Nevada, designating 1.5 million shares of its preferred stock as Series B Preferred. The Series B Preferred ranks junior to the Series A Preferred and senior to all of the Company’s other outstanding securities.

The Series B Preferred was structured to act as a common stock equivalent, and, on June 28, 2019, the Company amended and restated its Articles of Incorporation (the “Amended and Restated Charter”) to (i) change our corporate name to Charlie’s Holdings, Inc. and (ii) increase the number of shares authorized as common stock from 7.0 billion to 50.0 billion shares. The Amended and Restated Charter was approved by our Board of Directors and holders of a majority of our outstanding voting securities on May 8, 2019, and the Amended and Restated Charter was filed with the State of Nevada on June 28, 2019. As a result of the filing of the Amended and Restated Charter and the increase of our authorized common stock to 50.0 billion shares, all 1,396,305 outstanding shares of Series B Preferred automatically converted into a total of 13,963,047,716 shares of common stock in accordance with the Series B COD.

On June 30, 2019, no shares of Series B Preferred were outstanding.

Prior to the filing of the Amended and Restated Charter, holders of the Series B Preferred were entitled to vote on an as-converted basis along with holders of the Company’s common Stock on all matters presented to the Company’s stockholders. In addition, pursuant to the Series B COD, the Company was not permitted to take the following actions without obtaining the prior consent of at least 50% of the holders of the outstanding Series B Preferred, voting separately as a single class: (i) amend the provisions of the Series B COD so as to adversely affect holders of the Series B Preferred, (ii) increase the authorized number of shares of Series B Preferred, or (iii) effect any distribution with respect to junior stock, unless the Company also provides such distribution to holders of the Series B Preferred.

Common Stock

As noted above, on June 28, 2019, the Company filed the Amended and Restated Charter to change the name of the Company to “Charlie’s Holdings, Inc.” (as mentioned in Note 1), as well as to increase the number of shares of the Company’s common stock authorized for issuance from 7.0 billion shares to 50.0 billion shares.

Warrants

On April 26, 2019, pursuant to the Share Exchange as described in Notes 1 and 3, the Company issued approximately 4 billion warrants, consisting of the Investor Warrants issued to the new investors and the Direct Investors, and the Placement Agent Warrants issued to Katalyst. The warrants have a 5-year term and an exercise price of $0.0044313, subject to adjustment for anti-dilution events. Due to the exercise features of these warrants they are not indexed to the Company’s own stock and are therefore not afforded equity treatment in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires the Company to assess the fair value of warrant liabilities at each reporting period and recognize any change in the fair value as items of other income or expense (see Note 4).

NOTE 11 – STOCK OPTIONS

The following table summarizes stock option activities during the six months ended June 30, 2019:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2019	85,990,609	$0.02	8.18	-
Options granted	49,382,294	0.02
Options forfeited	(73,548,077)	0.02	-	-
Outstanding at June 30, 2019	61,824,826	0.02	5.20	-
Options vested and exercisable at June 30, 2019	61,824,826	$0.02	5.20	-

During the six months ended June 30, 2019, the Company modified 49.4 million option to extend its maturity date. All options were fully vested as of the modification date. The Company accounted for the modification as a Type I (probable-to-probable) modification. Any additional compensation related to this modification was considered immaterial.

NOTE 12 - LEASES

The Company leases office space under agreements classified as operating leases that expire on various dates through 2022. All of the Company’s lease liabilities result from the lease of its office in Edinger, California, which expires in 2021, its office in Denver, Colorado, which expires in 2022, and its office space in Huntington Beach, California, which expires in 2022. Such leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of the lease liabilities and right of use assets as the Company is not reasonably certain to exercise the options. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not act as a lessor or have any leases classified as financing leases.

The Company excludes short-term leases having initial terms of 12 months or less from the new accounting guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term. The Company’s lease for its corporate headquarters is set to terminate September 30, 2019 and is therefore considered a short-term lease.

At June 30, 2019, the Company had operating lease liabilities of approximately $768,000 and right of use assets of approximately $748,000, which were included in the condensed consolidated balance sheet.

The following summarizes quantitative information about the Company’s operating leases (amount in thousands):

	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
Operating leases
Operating lease cost	$54	$64
Variable lease cost	-	-
Operating lease expense	54	64
Short-term lease rent expense	-	-
Total rent expense	$54	$64

	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
Operating cash flows from operating leases	$34	$44
Weighted-average remaining lease term – operating leases (in years)	2.8	2.8
Weighted-average discount rate – operating leases	12.0%	12.0%

Remaining months in the year ended December 31, 2019	$161	$161
Year Ended December 31, 2020	325	325
Year Ended December 31, 2021	302	302
Year Ended December 31, 2022	124	123
Total	912	912
Less present value discount	(144)	(144)
Operating lease liabilities as of June 30, 2019	$768	$768

NOTE 13- SUBSEQUENT EVENTS

The Company has evaluated events subsequent to June 30, 2019 to assess the need for potential recognition or disclosure in this report. Such events were evaluated through the date these financial statements were available to be issued.

The Company operates in an environment that is subject to rapid changes and developments in laws and regulations that could have a significant impact on the Company’s ability to sell its products. In September 2019, Michigan, New York and Massachusetts temporarily banned the sale of flavored e-cigarettes, and several other states and municipalities are considering implementing similar restrictions. Federal, state, and local governmental bodies across the United States have indicated that flavored e-cigarette liquid, vaporization products and certain other consumption accessories may become subject to new laws and regulations at the state and local levels. The application of any new laws or regulations that may be adopted in the future, at a federal, state, or local level, directly or indirectly implicating flavored e-cigarette liquid and products used for the vaporization of nicotine could significantly limit the Company’s ability to sell such products, result in additional compliance expenses, and/or require the Company to change its labeling and/or methods of distribution. Any ban of the sale of flavored e-cigarettes directly limits the markets in which the Company may sell its products. In the event the prevalence of such bans and/or changes in laws and regulations increase across the United States, or internationally, the Company’s business, results of operations and financial condition could be adversely impacted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors
True Drinks Holdings, Inc.
Irvine, CA

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of True Drinks Holdings, Inc. and its subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. A significant amount of additional capital will be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financialstatements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Squar Milner LLP

We have served as the Company's auditor since 2012.

April 1, 2019
Irvine, California

TRUE DRINKS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2018 and 2017

	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$43,181	$76,534
Accounts receivable, net	990	55,469
Inventory, net	2,035	1,176,101
Prepaid expense and other current assets	6,712	80,918
Total Current Assets	52,918	1,389,022

Property and Equipment, net	1,129	5,896
Goodwill	1,576,502	3,474,502
Total Assets	$1,630,549	$4,869,420

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expense	$1,095,579	$7,432,799
Debt, Short-term	7,813,786	764,563
Derivative liabilities	879,257	8,337
Total Current Liabilities	9,788,622	8,205,699

Debt, long-term	-	2,050,000

Total liabilities	9,788,622	10,255,699

Commitments and Contingencies (Note 6)

Stockholders’ Deficit:
Common Stock, $0.001 par value, 7,000,000,000 shares authorized, 245,684,343 and 218,151,591 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	245,685	218,152
Preferred Stock – Series B (liquidation preference of $4 per share), $0.001 par value, 2,750,000 shares authorized, 1,285,585 shares issued and outstanding at December 31, 2018 and December 31, 2017	1,285	1,285
Preferred Stock – Series C (liquidation preference $100 per share), $0.001 par value, 200,000 shares authorized, 105,704 shares issued and outstanding at December 31, 2018 and December 31, 2017	106	106
Preferred Stock – Series D (liquidation preference $100 per share), $0.001 par value, 50,000 shares authorized, 34,250 shares issued and outstanding at December 31, 2018 and December 31, 2017	34	34
Additional paid in capital	43,715,465	42,635,493
Accumulated deficit	(52,120,648)	(48,241,349)

Total Stockholders’ Deficit	(8,158,073)	(5,386,279)

Total Liabilities and Stockholders’ Deficit	$1,630,549	$4,869,420

The accompanying notes are an integral part of these consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2018 and 2017

	2018	2017
Net Sales	$1,947,052	$3,823,334

Cost of Sales	1,228,448	3,052,144

Gross Profit	718,604	771,190

Operating Expense
Selling and marketing	411,371	5,620,193
General and administrative	10,997,813	5,079,138
Contract settlement expense	-	4,514,569
Total operating expense	11,409,184	15,213,900

Operating Loss	(10,690,580)	(14,442,710)

Other (Expense) Income
Change in fair value of derivative liabilities	8,883,383	2,331,888
Impairment of patent	-	(130,000)
Impairment of goodwill	(1,898,000)	-
Interest (expense)	(813,545)	(158,419)
Other income (expense)	639,443	(47,902)
Total Other (Expense) Income	6,811,281	1,995,567

NET LOSS	(3,879,299)	(12,447,143)

Declared Dividends on Preferred Stock	260,688	261,793

Net loss attributable to common stockholders	$(4,139,987)	$(12,708,936)

Net loss per common share
Basic and diluted	$(0.01)	$(0.07)

Weighted average common shares
outstanding, basic and diluted	230,204,655	193,799,475

The accompanying notes are an integral part of these consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
CONSOLIDATED STATEMENT OF
STOCKHOLDERS’ DEFICIT
For the Years Ended December 31, 2018 and 2017

	Common Stock		Preferred Stock Series B		Preferred Stock Series C		Preferred Stock Series D		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2016	119,402,009	$119,402	1,292,870	$1,293	109,352	$109	-	$-	$33,456,325	$(35,794,206)	$(2,217,077)
Issuance of Preferred Stock Series D for cash, net of warrants issued	-	-	-	-	-	-	45,625	46	1,934,523	-	1,934,569
Issuance of Common Stock for services	7,209,156	7,209	-	-	-	-	-	-	598,291	-	605,500
Conversion of Preferred Stock to Common Stock	10,131,901	10,132	(7,285)	(8)	(3,648)	(3)	(11,375)	(12)	(10,109)	-	-
Stock-based compensation	-	-	-	-	-	-	-	-	530,005	-	530,005
Dividends declared on Preferred Stock	-	-	-	-	-	-	-	-	(261,793)	-	(261,793)
Issuance of Common Stock for dividends on Preferred Stock	2,385,387	2,385	-	-	-	-	-	-	259,780	-	262,165
Issuance of Common Stock in exchange for warrants	79,023,138	79,024	-	-	-	-	-	-	6,001,254	-	6,080,278
Warrants issued as debt discount	-	-	-	-	-	-	-	-	127,217	-	127,217
Net loss	-	-	-	-	-	-	-	-	-	(12,447,143)	(12,447,143)
Balance – December 31, 2017	218,151,591	$218,152	1,285,585	$1,285	105,704	$106	34,250	$34	$42,635,493	$(48,241,349)	$(5,386,279)
Stock-based compensation	-	-	-	-	-	-	-	-	294,796	-	294,796
Dividends declared on Preferred Stock	-	-	-	-	-	-	-	-	(260,688)	-	(260,688)
Issuance of Common Stock for dividends on Preferred Stock	22,532,752	22,533	-	-	-	-	-	-	236,727	-	259,260
Issuance of Restricted Common Stock to Employees	5,000,000	5,000	-	-	-	-	-	-	(5,000)	-	-
Beneficial Conversion Feature on Debt	-	-	-	-	-	-	-	-	814,137	-	814,137
Net loss	-	-	-	-	-	-	-	-	-	(3,879,299)	(3,879,299)
Balance – December 31, 2018	245,684,343	$245,685	1,285,585	$1,285	105,704	$106	34,250	$34	$43,715,465	$(52,120,648)	$(8,158,073)

The accompanying notes are an integral part of these consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,879,299)	$(12,447,143)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	4,767	5,168
Amortization	-	120,000
Accretion of debt discount	413,536	26,460
Impairment of patent	-	130,000
Impairment of goodwill	1,898,000	-
Provision for bad debt expense	26,303	273,294
Provision for inventory losses	(93,000)	(17,000)
Change in estimated fair value of derivative liabilities	(8,883,383)	(2,331,888)
Fair value of stock issued for services	9,754,303	605,500
Stock based compensation	294,796	530,005
Changes in operating assets and liabilities:
Accounts receivable, net	28,176	208,054
Inventory	(169,047)	(840,189)
Prepaid expense and other current assets	74,206	46,340
Accounts payable and accrued expense	(2,548,108)	7,262,995
Net cash used in operating activities	(3,078,750)	(6,428,404)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series D Preferred Stock, net	-	4,562,500
Net repayments on line of credit facility	(10,953)	(96,444)
Proceeds from notes payable	3,056,350	2,050,000
Repayments on notes payable	-	(235,994)
Net cash provided by financing activities	3,045,397	6,280,062

NET DECREASE IN CASH	(33,353)	(148,342)

CASH AND CASH EQUIVALENTS – beginning of year	76,534	224,876

CASH AND CASH EQUIVALENTS – end of year	$43,181	$76,534

SUPPLEMENTAL DISCLOSURES
Interest paid in cash	$432	$75,708
Non-cash financing and investing activities:
Conversion of preferred stock to common stock	$-	$10,109
Dividends paid in common stock	$259,260	$262,165
Dividends declared but unpaid	$260,688	$261,793
Debt discount recorded	$2,250,250	$127,217
Derecognition of debt discount	$1,436,113	$-
Notes payable issued in exchange for accounts payable	$3,790,540	$1,049,564
Warrants issued in connection with preferred offering	$-	$2,627,931
Warrants exchanged for common stock	$-	$6,080,278
Issuance of restricted stock	$5,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

True Drinks Holdings, Inc. was incorporated in the state of Nevada in January 2001 and is the holding company for True Drinks, Inc. (“True Drinks”), a company incorporated in the state of Delaware in January 2012 that specialized in all-natural, vitamin-enhanced drinks. Previously, our primary business was the development, marketing, sale and distribution of AquaBall® Naturally Flavored Water. We previously distributed AquaBall® nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. Although, as noted below, we have discontinued the production, distribution and sale of AquaBall®, we continue to market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed online and through our existing database of customers.

As of December 31, 2018, our principal place of business is 2 Park Plaza, Suite 1200, Irvine, California 92614. Our telephone number is (949) 203-3500. Our corporate website address is http://www.truedrinks.com. Our common stock, par value $0.001 per share, is currently listed for quotation on the OTC Pink Marketplace under the symbol “TRUU.”

Cessation of Production of AquaBall®, and Management’s Plan

During the first quarter of 2018, due to the weakness in the sale of the Company’s principal product, AquaBall® Naturally Flavored Water, and continued substantial operating losses, the Company’s Board of Directors determined to discontinue the production of AquaBall®, and, as set forth below, terminate the bottling agreement by and between Niagara Bottling LLC, the Company’s contract bottling manufacturer (“Bottler” or “Niagara”), and True Drinks (the “Bottling Agreement”). In addition, the Company notified Disney Consumer Products, Inc. (“Disney”) of the Company’s desire to terminate its licensing agreement with Disney (“Disney License”), pursuant to which the Company was able to feature various Disney characters on each AquaBall® bottle. As a result of management’s decision, and the Company’s failure to pay certain amounts due Disney under the terms of the Disney License, the Disney License terminated, and Disney claimed amounts due of approximately $178,000, net of $378,000 drawn from an irrevocable letter of credit posted in connection with the execution of the Disney License. In addition, Disney sought additional payments for minimum royalty amounts required to be paid Disney through the remainder of the term of the Disney License. On July 17, 2018 the Company and Disney entered into a settlement and release whereby in exchange for a payment to Disney of $42,000, the parties agreed to release each other from any and all claims related to the Disney License.

In April 2018, the Company sold its remaining AquaBall® inventory to Red Beard for an aggregate purchase price of approximately $1.44 million (the “Purchase Price”). As payment for the Purchase Price, the principal amount of the senior secured convertible promissory note issued to Red Beard by the Company in the principal amount of $2.25 million (the “Red Beard Note”) was reduced by the Purchase Price, resulting in approximately $814,000 owed to Red Beard under the terms of the Red Beard Note as of April 5, 2018. Management is currently negotiating with Red Beard to convert the remaining amounts due under the terms of the Red Beard Note into shares of the Company’s common stock.

The Company has reduced its staff to one employee, and has contracted with former management and other professionals to continue operations. In addition, the Company has taken other steps to minimize general, administrative and other operating costs, while maintaining only those costs and expenses necessary to maintain sales of Bazi® and otherwise continue operations while the Board of Directors and the Company’s principal stockholder explore corporate opportunities, as more particularly described below. Management has also worked to reduce accounts payable by negotiating settlements with creditors, including Disney, utilizing advances from Red Beard aggregating approximately $505,000 since September 30, 2018, and is currently negotiating with its remaining creditors to settle additional accounts payable.

Management is currently exploring, together with its largest shareholder, available options to maximize the value of AquaBall® as well as the value of its continued operations consisting of the marketing and sale of Bazi®. In addition, although no assurances can be given, management is actively exploring and negotiating, together with its largest shareholder, opportunities to engage in one or more strategic or other transactions that would maximize the value of the Company as a fully reporting operating public company with a focus on developing consumer brands, as well as restructuring its preferred capital and indebtedness in order to position the Company as an attractive candidate for such transactions.

Termination of Bottling Agreement and Issuance of Notes

On April 5, 2018 (the “Effective Date”), True Drinks settled all amounts due the Bottler under the terms of the Bottling Agreement (the “Settlement”). As of the Effective Date, the damage amount claimed by the Bottler under the Bottling Agreement was $18,480,620, which amount consisted of amounts due to the Bottler for product as well as amounts due for True Drink’s failure to meet certain minimum requirements under the Bottling Agreement (the “Outstanding Amount”). Concurrently, an affiliate of Red Beard and the Bottler agreed to terminate a personal guaranty of Red Beard’s obligations under the Bottling Agreement in an amount not to exceed $10.0 million (the “Affiliate Guaranty”) (the Bottling Agreement and the Affiliate Guaranty are hereinafter referred to as the “2015 Agreements”).

Under the terms of the Settlement, in exchange for the termination of the 2015 Agreements, the Bottler agreed to accept, among other things: (i) a promissory note in the principal amount of $4,644,906 (the “Principal Amount”), with a 5% per annum interest rate, to be compounded, annually (“Note One”), (ii) a promissory note with a principal amount equal to the Outstanding Amount (“Note Two”), and (iii) a cash payment of $2,185,158 (the “Cash Payment”).

The Principal Amount and all interest payments due under Note One shall be due and payable to the Bottler in full on or before the December 31, 2019 (the “Note Payment”). On January 14, 2019, the Company, True Drinks and Red Beard entered into an Assignment and Assumption Agreement, pursuant to which the Company and True Drinks assigned, and Red Beard assumed, all outstanding rights and obligations of the Company and True Drinks under the terms of Note One. As a result, all obligations of the Company and True Drinks under Note One, including for the payment of amounts due thereunder, were assigned to Red Beard.

Note Two shall have no force or effect except under certain conditions and shall be reduced by any payments made to the Bottler under the terms of the Settlement. True Drinks and the Company shall be jointly and severally responsible for all amounts due, if any, under Note Two, which shall automatically expire and terminate on December 31, 2019.

In consideration for the guarantee of the Company’s obligations in connection with the Settlement, including as a joint and several obligor under the terms of Note One, the Company agreed to issue Red Beard 348,367,950 shares of the Company’s common stock (the “Shares”), which Shares were to be issued at such time as the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 300.0 million to at least 2.0 billion (the “Amendment”), but in no event later than September 30, 2018. As a condition to the Company’s obligation to issue the Shares, Red Beard executed, and caused its affiliates to execute, a written consent of shareholders to approve the Amendment. As discussed below, on November 15, 2018, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock to 7.0 billion, thereby triggering the Company’s obligation to issue the Shares to Red Beard.

In connection with the Settlement, and in order to make the Cash Payment described above, the Company issued the Red Beard Note to Red Beard, which Red Beard Note accrues interest at a rate of 5% per annum. In May 2018, as a result of the sale to Red Beard of the Company’s remaining AquaBall® inventory, the principal amount of the Red Beard Note was reduced by the Purchase Price.

Pursuant to the terms of the Red Beard Note, Red Beard shall have the right, at its sole option, to convert the outstanding balance due into that number of fully paid and non-assessable shares of the Company’s common stock equal to the outstanding balance divided by $0.005 (the “Conversion Option”); provided, however, that the Company shall have the right, at its sole option, to pay all or a portion of the accrued and unpaid interest due and payable to Red Beard upon its exercise of the Conversion Option in cash. Pursuant to the terms of the Red Beard Note, such Conversion Option shall not be exercisable unless and until such time as the Company has filed the Amendment with the Nevada Secretary of State, which occurred on November 15, 2018. As a result of the Increase in Authorized, Red Beard may now exercise its Conversion Option under the Red Beard Note at any time.

All outstanding principal and interest due under the terms of the Red Beard Note shall be due and payable to Red Beard in full on or before December 31, 2019 and is secured by a continuing security interest in substantially all of the Company’s assets. Management is currently negotiating with Red Beard to exercise the Conversion Option, resulting in the conversion of all amounts due under the terms of the Red Beard Note into shares of the Company’s common stock.

Food Labs Promissory Note

On September 18, 2018, the Company and Food Labs, Inc. (“Food Labs”) entered into an agreement, pursuant to which the Company sold and issued to Food Labs a promissory note in the principal amount of $50,000 (the “Food Labs Note”). The Food Labs Note (i) accrues interest at a rate of 5% per annum, (ii) includes an additional lender’s fee equal to $500, or 1% of the principal amount, and (iii) matures on December 31, 2019. Food Labs is controlled by Red Beard. The Company currently intends to borrow additional amounts from Red Beard, as more particularly set forth under “Red Beard Line-of-Credit” below, to pay Food Labs all amounts due Food Labs under the terms of the Food Labs Note.

Increase in Authorized Shares of Common Stock

On November 15, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to increase the total number of shares of common stock authorized for issuance thereunder from 300 million to 7 billion shares (the “Increase in Authorized”).

As a result of the Increase in Authorized, Red Beard may now exercise its Conversion Option under the Red Beard Note at any time  and, while no assurances can be given, management believes that the Conversion Option will be exercised by Red Beard resulting in the conversion of all amounts due Red Beard by the Company under the terms of the Red Beard Note being converted into shares of common stock

Red Beard Line-of-Credit

On November 19, 2018, the Company entered into a line-of-credit with Red Beard, effective October 25, 2018, pursuant to which the Company may borrow up to $250,000 (the “Red Beard LOC”);provided, however, that Red Beard may, in its sole discretion, decline to provide additional advances under the Red Beard LOC upon written notice the Company of its intent to decline to make such advances. Interest shall accrue on the outstanding principal of amount of the Red Beard LOC at a rate of 8% per annum; provided, however, that upon the occurrence of an Event of Default, as defined in the Red Beard LOC, the accrual of interest shall increase to a rate of 10% per annum. Prior to December 31, 2019 (the “Maturity Date”), Red Beard has the right, at its sole option, to convert the outstanding principal balance, plus all accrued but unpaid interest due under the Red Beard LOC (the “Outstanding Balance”) into that number of shares of common stock equal to the Outstanding Balance divided by $0.005. As of March 29, 2019, the Company has borrowed a total of $505,000 under the Red Beard LOC, and intends to borrow additional amounts from Red Beard under the Red Beard LOC equal to the principal and accrued interest due under the terms of the Food Labs Note, totaling approximately $51,870 as of March 29, 2019, therefore terminating the Food Labs Note.

Note Extensions

On January 28, 2019, the Company entered into agreements with the holders of three Senior Secured Promissory Notes (the “Notes”) to extend the maturity date of each of the Notes by 60 days (the “Extension Agreements”). The Notes were each issued between July 25, 2017 to July 31, 2017, originally matured six months after issuance, have an aggregate principal balance of $750,000, and accrue interest at a rate of 8% per annum. As a result of the Extension Agreements, the Notes matured on March 26, 2019, March 31, 2019 and April 1, 2019, respectively. The Company is currently in negotiations with the noteholders for possible further extensions or conversion of the balance due under the notes into equity of the Company. While no assurances can be given, management is currently negotiating with Red Beard to convert all amounts due Red Beard under the terms of the Red Beard LOC into shares of the Company’s common stock.

Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. For the year ended December 31, 2018, the Company incurred a net loss of $3,879,299. At December 31, 2018, the Company had negative working capital of $9,735,704 and an accumulated deficit of $52,120,648. A significant amount of additional capital will be necessary to advance the marketability of the Company’s products to the point at which the Company can sustain operations. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries True Drinks, Bazi, Inc. and GT Beverage Company, LLC. All inter-company accounts and transactions have been eliminated in the preparation of these condensed consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Significant estimates made by management include, among others, derivative liabilities, provision for losses on accounts receivable, allowances for obsolete and slow-moving inventory, stock compensation, deferred tax asset valuation allowances, and the realization of long-lived and intangible assets, including goodwill. Actual results could differ from those estimates.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), (ASC 606). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which includes (1) identifying the contract(s) or agreement(s) with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company adopted ASC 606 effective January 1, 2018, and adoption of such standard had no effect on previously reported balances.

 Recognition of sales of the products sold by the Company since the adoption of the new standard has had no quantitative effect on the financial statements. However, the guidance requires additional disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

 The Company previously recognized and continues to recognize revenue when risk of loss transferred to our customers and collection of the receivable was reasonably assured, which generally occurs when the product is shipped. A product is not shipped without an order from the customer and credit acceptance procedures performed.

 Under the new guidance, revenue is recognized when control of promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The Company does not have any significant contracts with customers requiring performance beyond delivery. All orders have a written purchase order that is reviewed for credit worthiness, pricing and other terms before fulfillment begins. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when placed under the customer’s control. Control of the products that we sell, transfers to the customer upon shipment from our facilities, and the Company’s performance obligations are satisfied at that time.

All products sold by the Company are beverage products. The products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them. Contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time.

 The Company does not allow for returns, although it does for damaged products, if support for the damage that occurs pre-fulfillment is provided, returns are permitted. Damage product returns have been insignificant. Due to the insignificant amount of historical returns as well as the standalone nature of the Company’s products and assessment of performance obligations and transaction pricing for its sales contracts, the Company does not currently maintain a contract asset or liability balance for obligations. The Company assess its contracts and the reasonableness of its conclusions on a quarterly basis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, to be cash equivalents. The Company maintains cash with high credit quality financial institutions. At certain times, such amounts may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced any losses on these amounts.

Accounts Receivable

The Company records its trade accounts receivable at net realizable value. This value includes an appropriate allowance for estimated sales returns and allowances, and uncollectible accounts to reflect any losses anticipated and charged to the provision for doubtful accounts. Credit is extended to our customers based on an evaluation of their financial condition; generally, collateral is not required. An estimate of uncollectible amounts is made by management based upon historical bad debts, current customer receivable balances, age of customer receivable balances, the customer’s financial condition and current economic trends, all of which are subject to change. Actual uncollected amounts have historically been consistent with the Company’s expectations. Receivables are charged off against the reserve for doubtful accounts when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt, or later as proscribed by statutory regulations. Based on our estimates, we recorded an allowance for doubtful accounts of approximately $0 and $391,000 as of December 31, 2018 and 2017, respectfully.

Concentrations

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with two financial institutions. There are funds in excess of the federally insured amount, or that are subject to credit risk, and the Company believes that the financial institutions are financially sound, and the risk of loss is minimal.

Prior to the termination of the Bottling Agreement in early 2018, all production of AquaBall® was done by Niagara. Niagara handled all aspects of production, including the procurement of all raw materials necessary to produce AquaBall®. We utilized two facilities to handle any necessary repackaging of AquaBall® into six packs or 15-packs for club customers.

During 2018, we relied significantly on one supplier for 100% of our purchases of certain raw materials for Bazi®. Bazi, Inc. has sourced these raw materials from this supplier since 2007.

No customer made up more than 10% of accounts receivable at December 31, 2018 or 2017. The transaction whereby Red Beard purchased all remaining inventory of AquaBall Naturally Flavored Water for approximately $1.44 million accounted for approximately 74% of net sales for the year ended December 31, 2018. No customer made up more than 10% of net sales for the year ended December 31, 2017.

A significant portion of our revenue during the years ended December 31, 2018 and 2017 came from sales of the AquaBall® Naturally Flavored Water. For the years ended December 31, 2018 and 2017, sales of AquaBall® accounted for 91% and 94% of the Company’s total revenue, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, derivative liability accrued expense, and notes payable. Management believes that the carrying amount of these financial instruments approximates their fair values, due to their relatively short-term nature.

The carrying amount of the Company’s debt is considered a level 3 liability, based on inputs that are unobservable.

Inventory

As of December 31, 2018 and 2017, the Company purchased for resale a vitamin-enhanced flavored water beverage and a liquid dietary supplement.

Inventories are stated at the lower of cost (based on the first-in, first-out method) or net realizable value. Cost includes shipping and handling fees and costs, which are subsequently expensed to cost of sales. The Company provides for estimated losses from obsolete or slow-moving inventories and writes down the cost of inventory at the time such determinations are made. Reserves are estimated based on inventory on hand, historical sales activity, industry trends, the retail environment, and the expected net realizable value.

The Company maintained inventory reserves of $0 and $93,000 as of December 31, 2018 and 2017, respectively. The 2017 inventory reserve is related to our remaining finished goods inventory of AquaBall® prior to the production of our new formulation of AquaBall® produced by Niagara.

Inventory is comprised of the following:

	December 31, 2018	December 31, 2017
Purchased materials	$-	$29,012
Finished goods	2,035	1,240,089
Allowance for obsolescence reserve	-	(93,000)
Total	$2,035	$1,176,101

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation of property and equipment using the straight-line method based on estimated useful lives of between three and ten years. Property and equipment is not significant to the consolidated financial statements as of or for the years ended December 31, 2018 and 2017.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset. An impairment was not deemed necessary in 2018 or 2017.

Goodwill and identifiable intangible assets

As a result of acquisitions, we have goodwill and other identifiable intangible assets. In business combinations, goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Accounting for acquired goodwill in accordance with GAAP requires significant judgment with respect to the determination of the valuation of the acquired assets and liabilities assumed in order to determine the final amount of goodwill recorded in business combinations. Goodwill is not amortized, rather, it is evaluated for impairment on an annual basis, or more frequently when a triggering event occurs between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying value. Such impairment evaluations compare the reporting unit’s estimated fair value to its carrying value. During the years ended December 31, 2018 and 2017, we recognized impairment on goodwill of $1,898,000 and $0, respectively.

Identifiable intangible assets consist primarily of customer relationships recognized in business combinations. Identifiable intangible assets with finite lives are amortized over their estimated useful lives, which represent the period over which the asset is expected to contribute directly or indirectly tofuture cash flows. Identifiable intangible assets are reviewed for impairment whenever events and circumstances indicate the carrying value of such assets or liabilities may not be recoverable and exceed their fair value. If an impairment loss exists, thecarrying amount of the identifiable intangible asset is adjusted to a new cost basis. The new cost basis is amortized over the remaining useful life of the asset. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could adversely impact the valuation of these assets and result in impairment losses. During the years ended December 31, 2018 and 2017 we recognized impairment on identifiable intangible assets of $0 and $130,000, respectively, related to the interlocking spherical bottle patent acquired in the acquisition of GT Beverage Company, Inc.

Income Taxes

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification 740 (“ASC Topic 740”). Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Stock-Based Compensation

Total stock-based compensation expense, for all of the Company’s stock-based awards recognized for the year ended December 31, 2018 and 2017 was $294,796 and $530,005, respectively.

The Company uses a Black-Scholes option-pricing model (the “Black-Scholes Model”) to estimate the fair value of the stock option and warrants. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant (see Note 3 below).

Shares, warrants and options issued to non-employees for services are accounted for at fair value, based on the fair value of instrument issued or the fair value of the services received, whichever is more readily determinable.

Derivative Instruments

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice- (“Binomial Lattice”) pricing model and marked to market and reflected on our consolidated statement of operations as other (income) expense at each reporting period.

Net Loss Per Share

We compute earnings (loss) per share using the two-class method, as unvested restricted common stock contains nonforfeitable rights to dividends and meets the criteria of a participating security. Under the two-class method, earnings are allocated between common stock and participating securities. The presentation of basic and diluted earnings per share is required only for each class of common stock and not for participating securities. As such, we present basic and diluted earnings per share for our one class of common stock.

The two-class method includes an earnings allocation formula that determines earnings per share for each class of common stock according to dividends declared and undistributed earnings for the period. A company’s reported net earnings is reduced by the amount allocated to participating securities to arrive at the earnings allocated to common stockholders for purposes of calculating earnings per share. At December 31, 2018 and 2017, the Company had 116,700,107 and 198,957,185 shares of common stock equivalents outstanding, respectively.

Unvested restricted common stock, common stock options, and the Warrants are antidilutive and excluded from the computation of diluted earnings per share if the assumed proceeds upon exercise or vesting are greater than the cost to reacquire the same number of shares at the average market price during the period. For the years ended December 31, 2018 and 2017, the impact of all outstanding unvested shares of restricted common stock, common stock options, and the Warrants are excluded from diluted loss per share as their impact would be antidilutive.

The Company has evaluated its business to determine if it has multiple segments and has determined that it operates under a single segment.

Research and Development

Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

Except as noted below, the Company has reviewed all recently issued, but not yet effective accounting pronouncements and has concluded that there are no recently issued, but not yet effective pronouncements that may have a material impact on the Company’s future financial statements.

On February 25, 2016, the FASB issued ASU 2016-2, “Leases” (Topic 842), which is intended to improve financial reporting for lease transactions. This ASU will require organizations that lease assets, such as real estate, airplanes and manufacturing equipment, to recognize on their balance sheet the assets and liabilities for the rights to use those assets for the lease term and obligations to make lease payments created by those leases that have terms of greater than 12 months. The recognition, measurement, and presentation of expense and cash flows arising from a lease by a lessee primarily will depend on its classification as finance or operating lease. This ASU will also require disclosures to help investors and other financial statement users better understand the amount and timing of cash flows arising from leases. These disclosures will include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for the Company for the year ending December 31, 2019 and interim reporting periods within that year, and early adoption is permitted. Management believes the effect of this ASU will have no impact on the Company’s consolidated financial statements.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which eliminates the diversity in practice related to the classification of certain cash receipts and payments. ASU 2016-15 designates the appropriate cash flow classification, including requirements to allocate certain components of these cash receipts and payments among operating, investing and financing activities. The retrospective transition method, requiring adjustment to all comparative periods presented, is required unless it is impracticable for some of the amendments, in which case those amendments would be prospectively adopted as of the earliest date practicable. The new guidance was effective for us in the first quarter of 2018. The adoption of ASU 2016-15 did not have a material impact on the Company’s financial statements.

NOTE 2 – SHAREHOLDERS’ EQUITY

Securities

Common Stock. The holders of common stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of common stock of the Company. Dividends have no cumulative rights and dividends will not accumulate if the Board of Directors does not declare such dividends.

Series B Preferred. Each share of the Company’s Series B Preferred Convertible Stock (“Series B Preferred”) has a stated value of $4.00 per share (“Stated Value”) and accrued annual dividends equal to 5% of the Stated Value, payable by the Company in quarterly installments, in either cash or shares of common stock. Each share of Series B Preferred is convertible, at the option of the holder, into that number of shares of common stock equal to the Stated Value, divided by $0.25 per share (the “Series B Conversion Shares”). The Company also has the option to require the conversion of the Series B Preferred into Series B Conversion Shares in the event: (i) there were sufficient authorized shares of common stock reserved as Series B Conversion Shares; (ii) the Series B Conversion Shares were registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Series B Conversion Shares were freely tradable, without restriction, under Rule 144 of the Securities Act; (iii) the daily trading volume of the Company’s common stock, multiplied with the closing price, equaled at least $250,000 for 20 consecutive trading days; and (iv) the average closing price of the Company’s common stock was at least $0.62 per share for 10 consecutive trading days.

During the year ended December 31, 2018, the Company declared $260,688 in dividends on outstanding shares of its Series B Preferred. The Company issued a total of 22,533 shares of common stock to pay $259,260 of cumulative unpaid dividends. As of December 31, 2018, there remained $67,136 in cumulative unpaid dividends on the Series B Preferred.

Series C Preferred. Each share of Series C Preferred has a stated value of $100 per share, and as of the year ended December 31, 2018, was convertible, at the option of each respective holder, into that number of shares of common stock equal to $100, divided by $0.025 per share (the “Series C Conversion Shares”). The Company also has the option to require conversion of the Series C Preferred into Series C Conversion Shares in the event: (i) there are sufficient authorized shares of common stock reserved as Series C Conversion Shares; (ii) the Series C Conversion Shares are registered under the Securities Act, or the Series C Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company’s common stock is at least $0.62 per share for 10 consecutive trading day.

Subsequent to the year end, and in connection with dilution resulting from the Niagara Settlement, the conversion price was reset to $0.025 per share.

Series D Preferred. Each share of Series D Preferred has a stated value of $100 per share, and, following the expiration of the 20 day calendar day period set forth in Rule 14c-2(b) under the Exchange Act, commencing upon the distribution of an Information Statement on Schedule 14C to the Company’s stockholders, each share of Series D Preferred is convertible, at the option of each respective holder, into that number of shares of the Company’s common stock equal to the stated value, divided by $0.025 per share (the “Series D Conversion Shares”). The Certificate of Designation also gives the Company the option to require the conversion of the Series D Preferred into Series D Conversion Shares in the event: (i) there are sufficient authorized shares of common stock reserved as Series D Conversion Shares; (ii) the Series D Conversion Shares are registered under the Securities Act, or the Series D Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company’s common stock is at least $0.62 per share for 10 consecutive trading days.

Issuances

Between February 8, 2017 and August 21, 2017, the Company issued an aggregate total of 45,625 shares of Series D Preferred for $100 per share in a series of private placement transactions (the “Series D Financing”). As additional consideration, investors in the Series D Financing received warrants to purchase up to 60,833,353 shares of common stock, an amount equal to 200% of the Series D Conversion Shares issuable upon conversion of shares of Series D Preferred purchased under the Series D Financing, exercisable for $0.15 per share. In accordance with the terms and conditions of the Securities Purchase Agreement executed in connection with the Series D Financing, all warrants issued were exchanged for shares of common stock pursuant to the Warrant Exchange Program (defined below). During the year ended December 31, 2017, 6,875 shares of Series D Preferred were converted to common stock.

Beginning on February 8, 2017 the Company and holders of outstanding common stock purchase warrants (the “Outst anding Warrants”) entered into Warrant Exchange Agreements, pursuant to which each holder agreed to cancel their respective Outstanding Warrants in exchange for one-half of a share of common stock for every share of common stock otherwise issuable upon exercise of Outstanding Warrants (the “Warrant Exchange Program”). As of the date of this Annual Report on Form 10-K, the Company has issued 79,040,135 shares of common stock, in exchange for the cancellation of 158,080,242 Outstanding Warrants.

NOTE 3 –WARRANTS AND STOCK BASED COMPENSATION

Warrants

 On July 26, 2017, the Company commenced an offering of Senior Secured Promissory Notes (the “Secured Notes”) in the aggregate principal amount of up to $1.5 million to certain accredited investors (the “Secured Note Financing”). The amount available was subsequently raised to $2.3 million. As additional consideration for participating in the Secured Note Financing, investors received five-year warrants, exercisable for $0.15 per share, to purchase that number of shares of the Company’s common stock equal to 50% of the principal amount of the Secured Note purchased, divided by $0.15 per share. Between July 26, 2017 and December 31, 2018, the Company offered and sold Secured Notes in the aggregate principal amount of $2,465,000 and issued Warrants to purchase up to 8,216,671 shares of common stock to participating investors.

A summary of the Company’s warrant activity for the years ended December 31, 2018 and 2017 is presented below:

	Warrants Outstanding	Weighted Average Exercise Price
Outstanding, December 31, 2016	101,396,416	$0.15
Granted	68,666,690	-
Exercised	-	-
Expired	-	-
Exchanged	(158,080,242)	0.15
Outstanding, December 31, 2017	11,982,864	$0.17
Granted	1,383,334	0.15
Exercised	-	-
Expired	(3,304,944)	0.22
Exchanged	-	-
Outstanding, December 31, 2018	10,061,254	$0.15

As of December 31, 2018, the Company had the following outstanding warrants to purchase shares of its common stock:

Warrants Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Yrs.)
9,633,621	$0.15	3.49
427,633	$0.19	1.97
10,061,254	$0.15	3.42

Non-Qualified Stock Options

During the year ended December 31, 2018, the Company granted options to a certain employee to purchase a total of 200,000 shares of common stock with an exercise price of $0.025, which expire five years from the date of issuance. Also, during the year ended December 31, 2018, the Company granted options to certain employees to purchase a total of 70,424,891 shares of common stock with an exercise price of $0.015, which expire ten years from the date of issuance. These options vest upon a change of control transaction as defined in the Company’s Stock Incentive Plan. Also, during the year ended December 31, 2018, the company reset the exercise price and extended the expiration date of options to certain employees and certain members of the Company’s Board of Directors. The reset options gave the holders the option to purchase an aggregate total of 19,999,935 shares of common stock. The exercise prices were reset to $0.025 per common share, and the expiration dates were extended five years from the date of the reset. The original exercise prices of these options were between $0.07 and $0.15 per share, and the original expiration dates ranged from September 2021 to September 2022.

The weighted average estimated fair value per share of the stock options at grant date was $0.007 and $0.015 per share, respectively. The value of the options for which the exercise price was reset and the expiration date was extended in 2018 was also $0.008 per share. Such fair values were estimated using the Black-Scholes stock option pricing model and the following weighted average assumptions.

2018
Expected life	30 months
Estimated volatility	75%
Risk-free interest rate	1.1%
Dividends	-

Stock option activity during the year ended December 31, 2018 is summarized as follows:

	Options Outstanding	Weighted Average Exercise Price
Options outstanding at December 31, 2017	41,770,782	$0.08
Exercised	-	-
Granted	70,624,891	0.015
Forfeited	(20,635,847)	0.070
Expired	-	-
Options outstanding at December 31, 2018	91,759,826	0.018

Restricted Common Stock Awards

During the year ended December 31, 2018, the Company did not issue any shares of restricted stock. During the year, a total of 1,854,061 shares were forfeited.

As of December 31, 2018, no shares were unvested out of the total of 1,500,000 granted shares.

A summary of the Company’s restricted common stock activity for the years ended December 31, 2018 and 2017 is presented below:

Restricted Common Stock Awards
Outstanding, December 31, 2016	12,772,229
Granted	3,591,240
Issued	(2,289,156)
Forfeited	(10,720,252)
Outstanding, December 31, 2017	3,354,061
Granted	-
Issued	-
Forfeited	(1,854,061)
Outstanding, December 31, 2018	1,500,000

NOTE 4 – INCOME TAXES

The Company does not have significant income tax expense or benefit for the year ended December 31, 2018 or 2017. Tax net operating loss carryforwards have resulted in a net deferred tax asset with a 100% valuation allowance applied against such asset at December 31, 2018 and 2017. Such tax net operating loss carryforwards (“NOL”) approximated $52.1 million at December 31, 2018. Some or all of such NOL may be limited by Section 382 of the Internal Revenue Code and will begin to expire in the year 2032.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the years ended December 31, 2018 and 2017 are as follows:

	2018	2017
Income tax expense (benefit) at statutory rate	$(815,000)	$(2,613,900)
Change in valuation allowance	815,000	2,613,900
Income tax expense	$-	$-

The components of income tax expense (benefit) attributable to continuing operations are as follows:

	2018	2017
Current expense:
Federal	$-	$-
State	-	-

Deferred expense (benefit):
Federal	$-	$-
State	-	-

Total	$-	$-

The income tax effect of temporary differences between financial and tax reporting and net operating loss carryforwards gives rise to a deferred tax asset at December 31, 2018 and 2017 as follows:

	2018	2017
Deferred tax asset –NOL’s	$10,900,000	$10,131,000
Less valuation allowance	(10,900,000)	(10,131,000)
Net deferred tax asset	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making thisassessment. Based upon the history of the Company and projections for future taxable income over the periods in which the deferred tax assets are realizable, management believes it is not more likely than not that the Company will realize the benefits of these deductible differences and therefore a full valuation allowance against the deferred tax assets has been established.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (“Tax Act”) that instituted fundamental changes to the taxation of multinational corporations. The Tax Act includes changes to the taxation of foreign earnings by implementing a dividend exemption system, expansion of the current anti-deferral rules, a minimum tax on low-taxed foreign earnings and new measures to deter base erosion. The Tax Act also includes a permanent reduction in the corporate tax rate to 21%, repeal of the corporate alternative minimum tax, expensing of capital investment, and limitation of the deduction for interest expense. Furthermore, as part of the transition to the new tax system, a one-time transition tax is imposed on a U.S. shareholder’s historical undistributed earnings of foreign affiliates. Although the Tax Act is generally effective January 1, 2018, GAAP requires recognition of the tax effects of new legislation during the reporting period that includes the enactment date, which was December 22, 2017.

As a result of the merger with Bazi Intl. on October 15, 2012, the Company may have access to utilize a portion of the net operating loss carryforwards of Bazi Intl., which, in total, were approximately $25 million at the time of the merger. The Company is uncertain as to the portion of the Bazi net operating loss carryforwards that may be limited by Section 382 of the Internal Revenue Code.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code. Such an analysis has not been performed by the Company to determine the impact of these provisions on the Company’s net operating losses. A limitation under these provisions would reduce the amount of losses available to offset future taxable income of the Company.

ASC 740 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken on income tax returns. ASC Topic 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

Based on management’s assessment of ASC Topic 740, management concluded that the Company does not have any uncertain tax positions as of December 31, 2018. There have been no income tax related interest or penalties assessed or recorded and if interest and penalties were to be assessed, the Company would charge interest and penalties to income tax expense. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

NOTE 5 – DEBT

Line-of-Credit Facility

The Company entered into a line-of-credit agreement with a financial institution on June 30, 2014. The terms of the agreement allowed the Company to borrow up to the lesser of $1.5 million or 85% of the sum of eligible accounts receivables. The line of credit agreement matured on July 31, 2018 and was not renewed by the Company. At December 31, 2018 and 2017, the total outstanding on the line-of-credit was $0 and $10,953, respectively.

A summary of the line-of-credit as of December 31, 2018 and 2017 is as follows:

Amount
Outstanding, December 31, 2017	$10,953
Net repayments	(10,953)
Outstanding December 31, 2018	$-

Food Labs Note Payable

As disclosed in Note 1 above, on September 18, 2018, the Company issued a promissory note to Food Labs in the principal amount of $50,000. The Food Labs Note (i) accrues interest at a rate of 5% per annum, (ii) includes an additional lender’s fee equal to $500, or 1% of the principal amount, and (iii) matures on December 31, 2019. At December 31, 2018, the total outstanding on the Food Labs Note was $51,227.

Note Payable

In April 2017, the Company converted approximately $1,088,000 of accounts payable into a secured note payable agreement with Niagara (the “Niagara Note”). The Niagara Note called for monthly payments of principal and interest totaling $25,000 through December 2017, and monthly payments of approximately $52,000 through maturity. The note bore interest at 8% per annum, was scheduled to mature in April 2019 and was secured by the personal guarantee which secures the Bottling Agreement. As of the date of the Niagara Settlement described in Note 1, the remaining balance on the Niagara Note was $854,366 and was settled in full in exchange for a new note payable.

As of December 31, 2018, and in connection with the Niagara Settlement as further discussed in Note 1 above, the Niagara Note was settled in full, and a new note was issued in the principal amount of $4,644,906. The note bears interest at 5% per annum and matures in December 2019.

In April 2018, the Company issued a senior secured convertible promissory note in the amount of $2,250,000 to Red Beard in order to pay the initial payment of the Niagara Settlement. Also, in April 2018, the Company sold its remaining AquaBall® inventory to Red Beard for the Purchase Price of $1,436,113. As payment for the Purchase Price, the principal amount of the note was reduced by the Purchase Price, resulting in approximately $814,000 owed to Red Beard under the terms of the Red Beard Note as of April 5, 2018. The note bears interest at 5% per annum, matures in December 2019 and is secured by a continuing security interest in substantially all of the Company’s assets.

Pursuant to the terms of the Red Beard Note, Red Beard shall have the right, at its sole option, to convert the outstanding balance due into that number of fully paid and non-assessable shares of the Company’s common stock equal to the outstanding balance divided by $0.005 (the “Conversion Option”); provided, however, that the Company shall have the right, at its sole option, to pay all or a portion of the accrued and unpaid interest due and payable to Red Beard upon its exercise of the Conversion Option in cash. Pursuant to the terms of the Red Beard Note, such Conversion Option shall not be exercisable unless and until such time as the Company has filed the Amendment with the Nevada Secretary of State, which occurred on November 15, 2018. During the year ended December 31, 2018, the Company recorded a beneficial conversion feature of the note in the amount of $2,250,250. The amount is netted against the note payable balance as a debt discount with the corresponding entry to additional paid-in capital. During the year ended December 31, 2018, a total of $1,436,113 of the beneficial conversion feature was derecognized. The debt discount is amortized as interest expense through the maturity date. During the year ended December 31, 2018, a total of $346,052 of the debt discount was amortized and recorded as expense.

Secured Note Financing

As disclosed in Note 3 above, on July 26, 2017, the Company commenced an offering of Secured Notes in the aggregate principal amount of up to $1.5 million to certain accredited investors. The amount available was subsequently raised to $2.3 million. Between July 26, 2017 and December 31, 2018, the Company offered and sold Secured Notes in the aggregate principal amount of $2,465,000 and issued warrants to purchase up to 8,216,671 shares of common stock to participating accredited investors. The warrants were valued at $127,466 and were recorded as a discount to notes payable. During the year ended December 31, 2018, a total of $67,474 of the debt discount was amortized and recorded as expense.

The Secured Notes (i) accrue interest at a rate of 8% per annum, (ii) have a maturity date of 1.5 years from the date of issuance, and (iii) are subject to a pre-payment and change in control premium of 125% of the principal amount of the Secured Notes at the time of pre-payment or change in control, as the case may be. To secure the Company’s obligations under the Secured Notes, the Company granted to participating investors a continuing security interest in substantially all of the Company’s assets pursuant to the terms and conditions of a Security Agreement (the “Security Agreement”).

In addition, during the year ended December 31, 2018, Red Beard advanced the Company $455,000 to be used specifically to settle certain accounts payable owing to certain creditors, including Disney, and to provide funds to pay certain operating, administrative and related costs to continue operations. As of December 31, 2018, the Company had settled $834,000 in accounts payable to creditors, including Disney, in consideration for the payment to such creditors of approximately $193,000. The terms of the advances to the Company by Red Beard to finance the settlements, and to allow the Company to continue as a going concern, are currently being negotiated.

A summary of the note payable as of December 31, 2018 and 2017 is as follows:

Amount
Outstanding, December 31, 2017	$2,803,610
Borrowings on notes payable	3,056,350
Note payable issued in exchange for accounts payable	3,790,540
Reduction of note payable for the sale of inventory	(1,436,113)
Recording of debt discount on secured notes	(2,250,250)
Derecognition of debt discount	1,436,113
Amortization of debt discount to interest expense	413,536
Outstanding December 31, 2018	$7,813,786

NOTE 6 – COMMITMENTS AND CONTINGENCIES

During the quarter ended September 30, 2017, the Company moved its corporate headquarters and entered into a new lease for the facility, which lease was scheduled to expire on March 31, 2019. Due to the Company’s financial condition and management’s plan, the lease was terminated on May 11, 2018. The Company and the lessor recently agreed to settle all amounts due under the old lease for an aggregate of $15,750 as consideration for termination of the lease. Total rent expense related to this and our previous operating lease for the year ended December 31, 2018 was $47,609. Management is currently occupying office space located at 2 Park Plaza in Irvine California, which the Company rents for $500 on a month to month basis.

As of December 31, 2018 and 2017, the Company maintained employment agreements with certain key members of management. The agreements provided for minimum base salaries, eligibility for stock options, performance bonuses and severance payments.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties, and unfavorable outcomes could occur. In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations. Other than as set forth below, there are no additional pending or threatened legal proceedings at this time.

Delhaize America Supply Chain Services, Inc. v. True Drinks, Inc. On May 8, 2018, Delhaize America Supply Chain Services, Inc. (“Delhaize”) filed a complaint against the Company in the General Court of Justice Superior Court Division located in Wake County, North Carolina alleging breach of contract, among other causes of action, related to contracts entered into by and between the two parties. Delhaize is seeking in excess of $25,000 plus interest, attorney’s fees and costs. We believe the allegations are unfounded and are defending the case vigorously. We believe the probability of incurring a material loss to be remote.

The Irvine Company, LLC v. True Drinks, Inc. On September 10, 2018, The Irvine Company, LLC (“Irvine”) filed a complaint against the Company in the Superior Court of Orange County, located in Newport Beach, California, alleging breach of contract related to the Company’s early termination of its lease agreement with Irvine in May 2018. Pursuant to the Complaint, Irvine sought to recover approximately $74,000 in damages from the Company. In November 2018, the Company and Irvine agreed to settle the lawsuit for an aggregate of $15,750.

NOTE 7 – FAIR VALUE MEASUREMENTS

The application of fair value measurements may be on a recurring or nonrecurring basis depending on the accounting principles applicable to the specific asset or liability or whether management has elected to carry the item at its estimated fair value. FASB ASC 820-10-35 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

      Level 1: Observable inputs such as quoted prices in active markets;

 -             Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

 -             Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when estimating fair value.

The Company assesses its recurring fair value measurements as defined by FASB ASC 810. Liabilities measured at estimated fair value on a recurring basis include derivative liabilities. Transfers between fair value classifications occur when there are changes in pricing observability levels. Transfers of financial liabilities among the levels occur at the beginning of the reporting period. There were no transfers between Level 1, Level 2 and/or Level 3 during the year ended December 31, 2018. The Company had no Level 1 or 2 fair value measurements during 2018 or 2017.

The following table presents the estimated fair value of financial liabilities measured at estimated fair value on a recurring basis included in the Company’s financial statements as of December 31, 2018 and 2017:

		Level 1	Level 2	Level 3
	Total carrying value	Quoted market prices in active markets	Internal Models with significant observable market parameters	Internal models with significant unobservable market parameters
Derivative liabilities - December 31, 2018	$879,257	-	-	$879,257
Derivative liabilities - December 31, 2017	$8,337	$-	$-	$8,337

The following table presents the changes in recurring fair value measurements included in net loss for the years ended December 31, 2018 and 2017:

	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss
	Other Income	Other Expense	Total
Derivative liabilities - December 31, 2018	$8,883,383	$-	$8,883,383
Derivative liabilities - December 31, 2017	$2,331,888	$-	$2,331,888

The table below sets forth a summary of changes in the fair value of our Level 3 financial liabilities for the year ended December 31, 2018:

	December 31, 2017	Recorded new Derivative Liabilities	Reclassification of Derivative Liabilities	Change in Estimated Fair Value Recognized in Results of Operations	December 31, 2018
Derivative liabilities	$8,337	$9,754,303	$-	$(8,883,383)	$879,257

The table below sets forth a summary of changes in the fair value of our Level 3 financial liabilities for the year ended December 31, 2017:

	December 31, 2016	Recorded new Derivative Liabilities	Reclassification of Derivative Liabilities	Change in Estimated Fair Value Recognized in Results of Operations	December 31, 2017
Derivative liabilities	$5,792,572	$2,627,931	$(6,080,278)	$(2,331,888)	$8,337

NOTE 8 – LICENSING AGREEMENTS

We first entered into licensing agreements with Disney Consumer Products, Inc. (“Disney”) and an 18-month licensing agreement with Marvel Characters, B.V. (“Marvel”) (collectively, the “Licensing Agreements”) in 2012. Each Licensing Agreement allowed us to feature popular Disney and Marvel characters on AquaBall® Naturally Flavored Water, allowing AquaBall® to stand out among other beverages marketed towards children.

In March 2017, the Company and Disney entered into a renewed licensing agreement, which extended the Company’s license with Disney through March 31, 2019. The terms of the Disney License entitled Disney to receive a royalty rate of 5% on sales of AquaBall® Naturally Flavored Water adorned with Disney characters, paid quarterly, with a total guarantee of $807,000 over the period from April 1, 2017 through March 31, 2019. In addition, the Company was required to make a ‘common marketing fund’ contribution equal to 1% of sales due annually during the Disney License. As discussed in Note 1 above, in connection with the Company’s discontinued production of AquaBall®, the Company notified Disney of the Company’s desire to terminate the Disney License in early 2018. As a result of the Company’s decision to discontinue the production of AquaBall® and terminate the Disney License, and considering amounts due, Disney drew from a letter of credit funded by Red Beard in the amount of $378,000 on or about June 1, 2018. Subsequently, Disney and the Company agreed to a settlement and release of all claims related to the Disney License in consideration for the payment to Disney of $42,000.

On August 22, 2015, the Company and Marvel entered into a renewed Licensing Agreement to extend the Company’s license to feature certain Marvel characters on bottles of AquaBall® Naturally Flavored Water through December 31, 2017. The Marvel Agreement required the Company to pay to Marvel a 5% royalty rate on sales of AquaBall® Naturally Flavored Water adorned with Marvel characters, paid quarterly, through December 31, 2017, with a total guarantee of $200,000 over the period from January 1, 2016 through December 31, 2017. The Company decided not to renew the Marvel Agreement for another term. Thus, the Licensing Agreement expired by its terms on December 31, 2017.

NOTE 9 – SUBSEQUENT EVENTS

Assignment and Assumption of Secured Promissory Note

On January 14, 2019, the Company and True Drinks, Inc., a wholly owned subsidiary of the Company (“True”), entered into an Assignment and Assumption Agreement with Red Beard, pursuant to which the Company and True assigned, and Red Beard assumed, all outstanding rights and obligations of the Company and True due under the terms of Note One in the principal amount of $4,644,906, which was originally issued by the Company, True Drinks and Red Beard jointly to Niagara Bottling, LLC on April 5, 2018 (the “Assignment”). As a result of the Assignment, all obligations of the Company and True under the terms of the Note, including for the payment of amounts due thereunder, are assigned to Red Beard.

Secured Note Extensions

On January 28, 2019, the Company entered into agreements with the holders of three Senior Secured Promissory Notes (the “Notes”) to extend the maturity date of each of the Notes by 60 days (the “Extension Agreements”). The Notes were each issued between July 25, 2017 to July 31, 2017, originally matured six months after issuance, have an aggregate principal balance of $750,000, and accrue interest at a rate of 8% per annum. As a result of the Extension Agreements, the Notes matured on March 26, 2019, March 31, 2019 and April 1, 2019, respectively. The Company is currently in negotiations with the note holders for possible further extensions or conversion of the balance due under the notes into equity of the Company.

Management has reviewed and evaluated additional subsequent events and transactions occurring after the balance sheet date through the filing of this Annual Report on Form 10-K and determined that, other than as disclosed above, no subsequent events occurred.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Charlie’s Chalk Dust, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Charlie’s Chalk Dust, LLC (the Company) as of December 31, 2018 and 2017, the related statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Changes in Legal and Regulatory Environment

As discussed in Note 8 to the financial statements, certain states banned the sale of flavored e-cigarettes subsequent to the date of our report on the 2018 financial statements, and several other states and municipalities are considering implementing similar restrictions. The application of any new laws or regulations that may be adopted in the future, at a federal, state, or local level, directly or indirectly implicating flavored e-cigarette liquid and products used for the vaporization of nicotine could significantly limit the Company’s ability to sell such products, and/or result in additional costs.

 Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidenceregarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Squar Milner LLP

We have served as the Company’s auditor since 2018.

Irvine, California
April 3, 2019, except for the last paragraph in Note 8 as to which the date is September 27, 2019

CHARLIE’S CHALK DUST, LLC
BALANCE SHEETS
December 31, 2018 and 2017

	2018	2017
ASSETS
Current Assets
Cash	$304,548	$655,076
Accounts receivable, net	710,934	933,073
Inventories, net	657,576	369,604
Prepaid expenses and other current assets	427,525	440,620
Total current assets	2,100,583	2,398,373

Property and Equipment, net	45,371	46,920
Other Assets	41,500	37,500

Total assets	$2,187,454	$2,482,793
LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Accounts payable	$925,366	$464,340
Accrued expenses	291,299	193,860
Note payable	–	166,667
Deferred revenue	179,562	114,526
Total current liabilities	1,396,227	939,393
Members’ Equity	791,227	1,543,400
Total liabilities and members’ equity	$2,187,454	$2,482,793

CHARLIE’S CHALK DUST, LLC
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2018 and 2017

	2018	2017
NET REVENUES	$20,840,794	$12,233,925
COST OF GOODS SOLD	8,514,790	5,475,051
GROSS PROFIT	12,326,004	6,758,874
OPERATING EXPENSES
Sales and marketing	2,904,456	1,862,441
Product development	95,180	116,040
General and administrative	2,126,945	1,523,334
Total operating expenses	5,126,581	3,501,815
INCOME FROM OPERATIONS	7,199,423	3,257,059

OTHER INCOME	453	9,410
NET INCOME	$7,199,876	$3,266,469

EARNINGS PER UNIT
Basic and diluted earnings per unit	$7,200	$3,266
Basic and diluted weighted-average number of units outstanding	1,000	1,000

CHARLIE’S CHALK DUST, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
For the Years Ended December 31, 2018 and 2017

BALANCE - January 1, 2017	$666,931

Member distributions	(2,390,000)

Net income	3,266,469

BALANCE - December 31, 2017	1,543,400

Member distributions	(7,952,049)

Net income	7,199,876

BALANCE - December 31, 2018	$791,227

CHARLIE’S CHALK DUST, LLC
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$7,199,876	$3,266,469
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,917	19,084
Provision for bad debt	93,447	3,830
Changes in operating assets and liabilities:
Accounts receivable	128,692	(620,014)
Inventories	(287,972)	51,575
Prepaid expenses and other current assets	13,095	(237,809)
Other assets	(4,000)	(1,000)
Accounts payable and accrued expenses	558,465	446,323
Deferred revenue	65,036	92,869
Net cash provided by operating activities	7,784,556	3,021,327
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(16,368)	–
Net cash used in investing activities	(16,368)	–
CASH FLOWS FROM FINANCING ACTIVITIES
Member distributions	(7,952,049)	(2,390,000)
Principal payments on note payable	(166,667)	(166,667)
Net cash used in financing activities	(8,118,716)	(2,556,667)
INCREASE (DECREASE) IN CASH	(350,528)	464,660
CASH – beginning of year	655,076	190,416
CASH – end of year	$304,548	$655,076

1.       ORGANIZATION AND NATURE OF OPERATIONS

Description of Organization

Charlie’s Chalk Dust, LLC (the “Company” or “CCD”) was incorporated in Delaware in 2014 as a limited liability corporation. The Company is a formulator, marketer and distributor of branded e-cigarette liquid. CCD’s products are produced domestically through contract manufacturers for sale to distributors and specialty retailers throughout the United States of America, as well as over 80 countries worldwide. The Company is headquartered in Costa Mesa, California.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company’s financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company and its subsidiaries currently operate in one business segment. The following information disaggregates the Company’s revenues from contracts with customers as a percentage of total net revenues by geographic market and major customer type for the years ending December 31:

	2018	2017
Geographic Market
International	28%	35%
United States	72%	65%
Total	100%	100%
Customer Type
Retailers	44%	45%
Distributors	56%	55%
Total	100%	100%

Segment Reporting

Sales by geographic market are calculated based on the shipping address and does not reflect further sub-distribution that may occur after control of the inventory has transferred to the Company’s customer. The Company’s primary international markets include the United Kingdom, Italy, Spain, Belgium, Australia, Sweden and Canada.

Revenue Recognition

The Company recognizes revenues in accordance with Accounting Standards Codification (“ASC”) 606 – Contracts with Customers. The Company’s revenues are generated from contracts with customers that consist of sales to retailers and distributors. The Company’s contracts with customers are generally short term in nature with the delivery of product as a single performance obligation. Revenue from the sale of product is recognized at the point in time when the single performance obligation has been satisfied and control of the product has transferred to the customer. In evaluating the timing of the transfer of control of products to customers, the Company considers several indicators, including significant risks and rewards of products, the right to payment, and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are received by customers.

Shipping generally occurs prior to the transfer of control to the customer and is therefore accounted for as a fulfillment expense. In circumstances where shipping and handling activities occur after the customer has obtained control of the product, the Company elected to account for shipping and handling activities as a fulfillment cost rather than an additional promised service. Contract durations are generally less than one year, and therefore costs paid to obtain contracts, which generally consist of sales commissions, are recognized as expenses in the period incurred.

Revenue is measured by the transaction price, which is defined as the amount of consideration expected to be received in exchange for providing goods to customers. The transaction price is adjusted for estimates of known or expected variable consideration, which includes refunds and returns as well as incentive offers and promotional discounts on current orders.

Sales returns are generally not material to the financial statements, and do not comprise a significant portion of variable consideration. Estimates for sales returns are based on, among other things, an assessment of historical trends, information from customers, and anticipated returns related to current sales activity. These estimates are established in the period of sale and reduce revenue in the period of the sale.

Variable consideration related to incentive offers and promotional programs are recorded as a reduction to revenue based on amounts the Company expects to collect. Estimates are regularly updated and the impact of any adjustments are recognized in the period the adjustments are identified. In many cases, key sales terms such as pricing and quantities ordered are established at the time an order is placed and incentives have very short-term durations.

Amounts billed and due from customers are short term in nature and are classified as receivables since payments are unconditional and only the passage of time related to credit terms is required before payments are due. The Company does not grant payment financing terms greater than one year. Payments received in advance of revenue recognition are recorded as deferred revenue.

Shipping and Handling Costs

Shipping and handling costs incurred are included in cost of goods sold and totaled $719,772 and $594,566 for the years ended December 31, 2018 and 2017, respectively.

Earnings Per Unit

Earnings per unit is calculated by dividing net income of the Company by the weighted average number of units outstanding during the year. The Company does not have any potentially dilutive instruments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2018 and 2017, there were no cash equivalents.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and does not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The allowance for doubtful accounts is reviewed on a monthly basis and past due balances are reviewed individually for collectability. Account balances are written off against the allowance when it is determined that it is probable that the receivable will not be recovered. As of December 31, 2018 and 2017, the allowance for bad debt totaled $151,109 and $57,623, respectively.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (determined by the average cost method) or net realizable value. The Company provides estimates of excess and obsolete inventories determined primarily upon inventory on hand, historical sales activity, industry trends and expected net realizable value. As of December 31, 2018 and 2017, the reserve for excess and obsolete inventories totaled $73,549 and $61,914, respectively.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from five to seven years for equipment, three years for software, and ten years for furniture. Leasehold improvements are amortized over the lesser of the related lease term or their estimated useful life. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition of property and equipment, the costs and related accumulated depreciation amounts are relieved and any resulting gain or loss is reflected in operations during the period of disposition.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their estimated fair value. For the years ended December 31, 2018 and 2017, there were no such impairments.

Advertising

The Company expenses advertising cost as incurred. Advertising expenses amounted to $541,911 and $371,984 during the years ended December 31, 2018 and 2017, respectively, and are included in sales and marketing expense in the accompanying statements of operations.

Note Payable

The Company had a note payable to a former employee in connection with a separation agreement executed in October 2015. The note required an initial payment of $250,000 and 36 monthly payments of $13,889 beginning in February 2016. The balance of the note as of December 31, 2017 was $166,667, which was repaid in full during the year ended December 31, 2018.

Income Taxes

No provision for income taxes has been made in the financial statements as the Company is a “pass through” entity. Each member is individually liable for tax on their share of the Company’s income or loss. The Company prepares a calendar year informational tax return.

While electing Limited Liability Company status, the Company does not believe it has any uncertain income tax positions that are more likely than not to materially affect its consolidated financial statements. The Company’s federal and state income tax returns remain open to agency examination for the standard statutory length of time after filing.

On February 8, 2019, the Company was notified by the Internal Revenue Service (“IRS”) that its form 1065, for the year ended December 31, 2017, has been selected for examination. The Company has responded to the IRS’s notice and is in the process of scheduling further correspondence related to the examination.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this update create common revenue recognition guidance for entities reporting revenue under U.S. GAAP and IFRS by requiring entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. Entities should apply the following five steps: (1) identify the contract(s) with a customer, (2) identify performance obligations in the contract, (3) determine transaction price, (4) allocate transaction price to performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. Entities should also disclose qualitative and quantitative information about (1) contracts with customers, including revenue and impairments recognized, disaggregation of revenue, and information about contract balances and performance obligations and related transaction price allocation to remaining performance obligations, (2) significant judgments and changes thereof in determining the timing of performance obligations over time or at a point in time and the transaction price and amounts allocated to performance obligations, and (3) assets recognized from the costs to obtain or fulfill a contract. The amendments in this update are effective for annual reporting periods beginning after December 15, 2017.

The Company adopted this guidance on January 1, 2018 using the modified retrospective transition method. Prior periods were not adjusted and, based on the Company’s implementation assessment, no cumulative-effect adjustment was made to the opening balance of retained earnings. The adoption of this standard did not have a material impact on the financial statements other than expanded disclosures. For further description of the Company’s revenue recognition policy refer to the Revenue Recognition section above and for disaggregated revenue information refer to the Segment Reporting section above.

In February 2016, the FASB issued ASU 2016-02, Leases. Most prominent among the changes in the standard is the recognition of right-of-use (“ROU”) assets and lease liabilities by lessees for those leases classified as operating leases under the existing guidance. The standard requires entities to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available. In July 2018, the FASB issued a practical expedient that would allow entities the option to apply the provisions of the new lease guidance at the effective date of adoption without adjusting the comparative periods presented.

The standard is effective for the Company in the year beginning January 1, 2019. The Company is continuing to assess the potential impacts of this standard and currently expects that the most significant impact on the financial statements will be the recognition of ROU assets and lease liabilities for operating leases. The Company has not yet determined which practical expedients will be utilized in connection with adopting the new standard, nor have any quantitative impacts on the financial statements been determined.

3.       ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31:

	2018	2017
Sales commissions	$70,400	$74,878
Wages	217,484	$112,911
Payroll taxes	3,415	6,071
Total accrued expenses	$291,299	$193,860

4.       PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of December 31:

	2018	2017
Equipment	$64,536	$54,572
Furniture	22,509	16,105
Leasehold improvements	20,000	20,000
Software	3,150	3,150
	110,195	93,827
Less: Accumulated depreciation	(64,824)	(46,907)
Property and equipment, net	$45,371	$46,920

Depreciation and amortization expense totaled $17,917 and $19,084, respectively, during the years ended December 31, 2018 and 2017.

5.       CONCENTRATIONS

During the years ended December 31, 2018 and December 31, 2017, purchases from three vendors represented 97% and 94%, respectively, of total inventory purchases. As of December 31, 2018, and December 31, 2017, amounts owed to these vendors totaled $653,647 and $278,802, respectively, which are included in accounts payable in the accompanying balance sheets.

6.           COMMITMENTS

Operating Leases

On August 17, 2015, the Company entered into a 36-month lease agreement for its corporate offices in Costa Mesa California, which includes the use of warehouse space. The lease agreement commenced on October 1, 2015 and required monthly rental payments. On October 1, 2018 this lease agreement was renewed for 12-months. On February 14, 2018 the Company entered into a 36-month lease agreement for auxiliary warehouse space located in Santa Ana California. The lease agreement commenced on April 1, 2018 and required monthly rental payments with the addition of variable common-area operating expenses.

Future minimum lease payments under these lease agreements for the years ending December 31 are as follows:

2019	$206,678
2020	39,672
2021	9,918
Total payments	$256,268

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow. As of December 31, 2018, there were no outstanding legal claims concerning CCD.

Contract Manufacturers

The Company uses contract manufacturers in the United States to produce goods. The manufacturers use the Company’s formulas to fill the Company’s orders and do not require purchase commitments from the Company.

7.       MEMBERS EQUITY

The Company issues membership interests in the form of units with a single class authorized. 1000 membership units were authorized and issued at the Company’s formation and remain outstanding as of December 31, 2018. The Manager (as defined in the LLC agreement) shall approve the admission or withdrawal of Members as well as the sale, grant, issuance or redemption of units. The Manager with the consent of Members owning at least sixty-five percent of the then outstanding units, may admit to the Company additional member(s) who will be issued units on such terms as are determined by the Manager. In addition, the Company has an arrangement with three employees to participate in any type of equity sale of the Company in the aggregate amount of 4.5% of the proceeds. The ability of the holders to exercise this arrangement is contingent upon an equity transaction and as of December 31, 2018 and 2017, it was not probable that the equity participation rights would be triggered and therefore no stock-based compensation has been recognized in the accompanying financial statements.

8.            SUBSEQUENT EVENTS

The Company evaluated events subsequent to December 31, 2018 for their potential impact on the financial statements and disclosures through the date the financial statements were available to be issued.

The Company has a savings plan that became available to employees in January 2019 which is intended to qualify under Section 401(k) of the Internal Revenue Code (the “Plan”). Eligible employees may elect to make contributions to the Plan through salary deferrals up to 100% of their base pay, subject to limitations. The Company matches contributions up to 3% of compensation and then matches 50% of contributions up to the next 2% of compensation.

The Company operates in an environment that is subject to rapid changes and developments in laws and regulations that could have a significant impact on the Company’s ability to sell its products. In September 2019, Michigan, New York and Massachusetts temporarily banned the sale of flavored e-cigarettes, and several other states and municipalities are considering implementing similar restrictions. Federal, state, and local governmental bodies across the United States have indicated that flavored e-cigarette liquid, vaporization products and certain other consumption accessories may become subject to new laws and regulations at the state and local levels. The application of any new laws or regulations that may be adopted in the future, at a federal, state, or local level, directly or indirectly implicating flavored e-cigarette liquid and products used for the vaporization of nicotine could significantly limit the Company’s ability to sell such products, result in additional compliance expenses, and/or require the Company to change its labeling and/or methods of distribution. Any ban of the sale of flavored e-cigarettes directly limits the markets in which the Company may sell its products. In the event the prevalence of such bans and/or changes in laws and regulations increase across the United States, or internationally, the Company’s business, results of operations and financial condition could be adversely impacted.

PROSPECTUS

CHARLIE’S HOLDINGS, INC.

26,317,060,072 Shares

Common Stock

   , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$31,897
OTCQB application and listing fees	$17,500
Accounting fees and expenses	$15,000
Legal fees and expenses	$50,000
Miscellaneous fees and expenses	$5,000
Total	$119,397

Item 14.  Indemnification of Directors and Officers

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the Nevada Revised Statutes, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our stockholders lights (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

Other than the issuances disclosed in the accompanying prospectus, we have not issued securities since June 10, 2016 that were not registered under the Securities Act of 1933. Each of the securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder and/or Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an "accredited investor" as defined in Regulation D under the Securities Act.

In addition to the Share Exchange, as described in the accompanying prospectus, we have issued the following securities during the preceding three years that were not registered under the Securities Act of 1933. Each of the securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder and/or Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an "accredited investor" as defined in Regulation D under the Securities Act.

Restructuring of the Old Series B Preferred, Old Series C Preferred and Old Series D Preferred

On April 26, 2019, in connection with the Share Exchange, the Company filed Amendments to the Certificate of Designation After Issuance of Class or Series with the Secretary of State of the State of Nevada to amend the Certificates of Designation, Preferences, Rights and Limitations, as amended (each, a “COD”), of the Company’s Old Preferred, consisting of Series B Convertible Preferred Stock (“Old Series B Preferred”), Series C Convertible Preferred Stock (“Old Series C Preferred”) and Series D Convertible Preferred Stock (“Old Series D Preferred”) (the “Amendments”). Each of the CODs were amended to provide the Company with the right, at its election, to convert all of the issued and outstanding shares of Old Preferred into Common Stock, at a price of $0.25 per share in the case of the Old Series B Preferred, and $0.025 per share in the case of the Old Series C Preferred and Old Series D Preferred.

Immediately after effecting the Amendments, the Company provided each holder of the Old Series B Preferred, Old Series C Preferred and Old Series D Preferred with a Mandatory Conversion Notice, pursuant to which the Company converted all outstanding shares of the Old Preferred into an aggregate of 580,385,360 shares of common stock.

Settlement and Termination of Bottling Agreement

             On April 5, 2018 (the “Effective Date”), the Company settled all amounts due under the terms of the Bottling Agreement with Niagara Bottling LLC (the “Bottler”), the Company’s contract bottling manufacturer at that time (the “Settlement”). Under the terms of the Settlement, the Bottler agreed to accept, among other things: (i) a promissory note in the principal amount of $4,644,906 (the “Principal Amount”), with a 5% per annum interest rate, to be compounded, annually (“Note One”), (ii) a promissory note with a principal amount equal to the Outstanding Amount (“Note Two”), and (iii) a cash payment of $2,185,158 (the “Cash Payment”).

The Principal Amount and all interest payments due under Note One shall be due and payable to the Bottler in full on or before the December 31, 2019 (the “Note Payment”). On January 14, 2019, the Company, its subsidiary, True Drinks, Inc. (“True Drinks”) and Red Beard entered into an Assignment and Assumption Agreement, pursuant to which the Company and True Drinks assigned, and Red Beard assumed, all outstanding rights and obligations of the Company and True Drinks under the terms of Note One. As a result, all obligations of the Company and True Drinks under Note One, including for the payment of amounts due thereunder, were assigned to Red Beard.

Note Two shall have no force or effect except under certain conditions and shall be reduced by any payments made to the Bottler under the terms of the Settlement. True Drinks and the Company shall be jointly and severally responsible for all amounts due, if any, under Note Two, which shall automatically expire and terminate on December 31, 2019.

In consideration for the guarantee of the Company’s obligations in connection with the Settlement, including as a joint and several obligor under the terms of Note One, the Company agreed to issue Red Beard 348,367,950 shares of the Company’s common stock (the “Shares”), which Shares were to be issued at such time as the Company amended its Articles of Incorporation to increase the number of authorized shares of Common Stock from 300.0 million to at least 2.0 billion (the “Amendment”), but in no event later than September 30, 2018. As a condition to the Company’s obligation to issue the Shares, Red Beard executed, and caused its affiliates to execute, a written consent of shareholders to approve the Amendment. On November 15, 2018, the Company amended its Articles of Incorporation to increase the number of authorized shares of Common Stock to 7.0 billion, thereby triggering the Company’s obligation to issue the Shares to Red Beard.

Food Labs Promissory Note

On September 18, 2018, the Company and Food Labs, Inc. (“Food Labs”) entered into an agreement, pursuant to which the Company sold and issued to Food Labs a promissory note in the principal amount of $50,000 (the “Food Labs Note”). The Food Labs Note (i) accrues interest at a rate of 5% per annum, (ii) includes an additional lender’s fee equal to $500, or 1% of the principal amount, and (iii) matures on December 31, 2019. Food Labs is controlled by Red Beard. The Company currently intends to borrow additional amounts from Red Beard, as more particularly set forth under “Red Beard Line-of-Credit” below, to pay Food Labs all amounts due Food Labs under the terms of the Food Labs Note.

Red Beard Line-of-Credit

On November 19, 2018, the Company entered into a line-of-credit with Red Beard, effective October 25, 2018, pursuant to which the Company may borrow up to $250,000 (the “Red Beard LOC”); provided, however, that Red Beard may, in its sole discretion, decline to provide additional advances under the Red Beard LOC upon written notice the Company of its intent to decline to make such advances. Interest shall accrue on the outstanding principal of amount of the Red Beard LOC at a rate of 8% per annum; provided, however, that upon the occurrence of an Event of Default, as defined in the Red Beard LOC, the accrual of interest shall increase to a rate of 10% per annum. Prior to December 31, 2019 (the “Maturity Date”), Red Beard has the right, at its sole option, to convert the outstanding principal balance, plus all accrued but unpaid interest due under the Red Beard LOC (the “Outstanding Balance”) into that number of shares of common stock equal to the Outstanding Balance divided by $0.005.

July 2017 Issuances of Senior Secured Promissory Notes

On July 26, 2017, the Company commenced an offering of Senior Secured Promissory Notes (the “Secured Notes”), in the aggregate principal amount of up to $1.5 million to certain accredited investors (the “Secured Note Financing”). As additional consideration for participating in the Secured Note Financing, investors received five-year warrants, exercisable for $0.15 per share, to purchase that number of shares of the Company’s common stock equal to 50% of the principal amount of the Secured Note purchased, divided by $0.15 per share (the “Warrants”).

The Secured Notes (i) bear interest at a rate of 8% per annum, (ii) have a maturity date of 1.5 years from the date of issuance, and (iii) are subject to a pre-payment and change in control premium of 125% of the principal amount of the Secured Notes at the time of pre-payment or change in control, as the case may be. To secure the Company’s obligations under the Secured Notes, the Company will also grant to participating investors a continuing security interest in substantially all of the Company’s assets pursuant to the terms and conditions of a Security Agreement.

Over the course of the Secured Note Financing, the Company offered and sold Secured Notes in the aggregate principal amount of $2,465,000 and issued Warrants to purchase up to 8.2 million shares of common stock to participating investors.

Series D Offering

Beginning on February 8, 2017, the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), wherein the Company commenced an offering to Investors up to 50,000 shares of its Series D Convertible Preferred Stock (“Series D Preferred”) for $100 per share (the “Series D Offering”). As additional consideration, Investors also received five-year warrants (the “Warrants”), to purchase up to 200% of the conversion shares issuable upon conversion of shares of Series D Preferred purchased under the Series D Offering for $0.15 per share. In accordance with the terms and conditions of the Purchase Agreement, all Warrants issued in connection with the Series D Offering were exchanged for shares of common stock pursuant to the Warrant Exchange Program, as further described below.

During 2017, the Company issued an aggregate total of 45,625 shares of Series D Preferred, as well as warrants to purchase up to an aggregate total of 60,833,353 shares of Common Stock. The issuance of the shares of Series D Preferred during the year ended December 31, 2017 resulted in gross proceeds to the Company of $4.56 million.

Warrant Exchange

             Beginning on February 8, 2017, the Company and certain holders (the “Holders”) of outstanding warrants to purchase shares of the Company’s common stock (the “Outstanding Warrants”), entered into Warrant Exchange Agreements (the “Exchange Agreement”), pursuant to which the Holders agreed to cancel all Outstanding Warrants held, in exchange for one-half of a share of Common Stock for every share of Common Stock otherwise issuable upon exercise of Outstanding Warrants (the “Warrant Exchange Program”). Over the course of the Warrant Exchange Program, the Company issued 79,040,135 shares of Common Stock, in exchange for the cancellation of 158,080,242 Outstanding Warrants.

Series C Offering

On April 13, 2016, the Company and Red Beard entered into a securities purchase agreement pursuant to which Red Beard agreed to purchase an aggregate total of 50,000 shares of the Company’s Series C Convertible Preferred Stock (“Series C Preferred”) for $100 per share over the course of two closings. The Company issued 25,000 shares of Series C Preferred to Red Beard on April 13, 2016. As additional consideration, investors will receive five-year warrants to purchase up to an aggregate total of approximately 33.3 million shares of Common Stock for $0.15 per share. On April 13, 2016, the Company issued to Red Beard warrants to purchase approximately 16.7 million shares of Common Stock.

On July 13, 2016, the securities purchase agreement was amended to modify the closing schedule for the remaining 25,000 shares of Series C Preferred to be purchased. As amended, 10,000 shares of Series C Preferred were purchased on July 15, 2016, and the remaining 25,000 shares were purchased between August 31, 2016 and September 13, 2016.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on October 25, 2019.

CHARLIE'S HOLDINGS, INC.

By: /s/ Brandon Stump Brandon Stump Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brandon Stump Brandon Stump	Chief Executive Officer and Director (Principal Executive Officer)	October 25, 2019

/s/ * Ryan Stump	Chief Operating Officer and Director	October 25, 2019

/s/ David Allen David Allen	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 25, 2019

/s/ * Scot Cohen	Director	October 25, 2019

/s/ * Kevin Stump	Director	October 25, 2019

/s/ Jeffrey Fox Jeffrey Fox	Director	October 25, 2019

INDEX TO EXHIBITS

Exhibit No	Description
2.1
Agreement and Plan of Merger among Bazi International, Inc., Bazi Acquisition Sub, Inc., GT Beverage Company, Inc. and MKM Capital Advisors, LLC dated as of June 7, 2012, incorporated herein by reference from Exhibit 2.1 to the Current Report on Form 8-K filed on June 21, 2012

3.1	Articles of Incorporation, incorporated herein by reference from Exhibit 3.01 to Form SB-2 filed on February 27, 2001
3.1.1	Certification of Amendment to the Articles of Incorporation incorporated herein by reference from Exhibit 3.1.1 to Form 10-QSB filed on November 14, 2003
3.1.2	Amended and Restated Articles of Incorporation of Charlie’s Holdings, Inc., incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed July 2, 2019.
3.2	Amended and Restated By-laws, incorporated herein by reference from Exhibit 3.2 to Form 10-KSB filed on March 3, 2005
3.3	Amendment to the Amended and Restated Bylaws of Bazi International, Inc., incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on October 17, 2012
3.3	Amended and Restated Articles of Incorporation incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on August 2, 2010
3.4	Certification of Amendment to the Article of Incorporation incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K on filed May 20, 2011
3.5	Certificate of Amendment to the Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on January 22, 2013
3.6
Certificate of Amendment to the Articles of Incorporation of True Drinks Holdings, Inc., dated February 6, 2014, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on February 6, 2014

3.7
Certificate of Amendment to the Articles of Incorporation of True Drinks Holdings, Inc., dated June 10, 2015, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on June 25, 2015

3.8	Amended and Restated By-laws, incorporated herein by reference from Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on August 13, 2015
3.9
Certificate of Amendment to the Articles of Incorporation of True Drinks Holding, Inc. dated December 30, 2015, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K, filed on January 7, 2016

3.10
Certificate of Amendment of the Articles of Incorporation of True Drinks Holding, Inc. dated November 13, 2018, incorporated herein by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on November 20, 2018.

3.11	Amended and Restated Bylaws of Charlie's Holdings, Inc., incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on September 11, 2019
4.1
Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Bazi International, Inc., incorporated herein by reference from Exhibit 4.2 to the Current Report on Form 8-K filed on October 17, 2012

4.2
Certificate of Withdrawal of the Series A Convertible Preferred Stock of True Drinks Holdings, Inc., dated February 18, 2015, incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed on February 23, 2015

4.3
Certificate of Designation, Preferences, Rights, and Limitations of Series B Convertible Preferred Stock of True Drinks Holdings, Inc., incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K, filed November 26, 2013

4.4
First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of True Drinks Holdings, Inc., dated February 18, 2015, incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed on February 23, 2015

4.5
Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of True Drinks Holdings, Inc., dated February 18, 2015, incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on February 23, 2015

4.6
First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of True Drinks Holdings, Inc., dated March 26, 2015, incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed on April 1, 2015

4.7
Second Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of True Drinks Holdings, Inc., dated August 12, 2015, incorporated herein by reference from Exhibit 3.1 to the Current Report on Form 8-K filed August 18, 2015

4.8
Amendment No. 1 to the Second Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of True Drinks Holdings, Inc., dated November 24, 2015, incorporated herein by reference from Exhibit 4.1 to the Current Report on Form 8-K filed December 1, 2015

4.8
Third Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of True Drinks Holdings, Inc., dated April 12, 2016, incorporated herein by reference from Exhibit 4.1 to the Current Report on Form 8-K filed April 19, 2016

4.9
Certificate of Designation, Preferences, Rights and Limitations of the Series D Convertible Preferred Stock of True Drinks Holdings, Inc., dated January 24, 2017, incorporated herein by reference from Exhibit 4.1 to the Current Report on Form 8-K filed February 15, 2017

4.10
Second Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred stock, dated April 26, 2019, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed April 30, 2019.

4.11
Fourth Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred stock, dated April 26, 2019, incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed April 30, 2019.

4.12
First Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of the Series D Convertible Preferred stock, dated April 26, 2019, incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K, filed April 30, 2019.

4.13	Certificate of Withdrawal of the Series B Convertible Preferred Stock, dated April 26, 2019, incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K, filed April 30, 2019.
4.14	Certificate of Withdrawal of the Series C Convertible Preferred Stock, dated April 26, 2019, incorporated by reference to Exhibit 3.5 to the Current Report on Form 8-K, filed April 30, 2019.
4.15	Certificate of Withdrawal of the Series D Convertible Preferred Stock, dated April 26, 2019, incorporated by reference to Exhibit 3.6 to the Current Report on Form 8-K, filed April 30, 2019.
4.16
Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, dated April 25, 2019, incorporated by reference to Exhibit 3.7 to the Current Report on Form 8-K, filed April 30, 2019.

4.17
Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock, dated April 26, 2019, incorporated by reference to Exhibit 3.9 to the Current Report on Form 8-K, filed April 30, 2019.

4.18	Form of Investor Warrant, dated April 26, 2019, incorporated by reference to Exhibit 3.8 to the Current Report on Form 8-K, filed April 30, 2019.
5.1*	Opinion of Disclosure Law Group, a Professional Corporation
10.1	Employment agreement with Dan Kerker, incorporated by reference to Exhibit 10.4 filed with the Annual Report on Form 10-K, filed April 5, 2013
10.2	Employment agreement with Kevin Sherman, incorporated by reference from Exhibit 10.3 filed with the Annual Report on Form 10-K, filed March 31, 2014
10.3	Form of Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed November 26, 2013
10.4	2013 Stock Incentive Plan, incorporated by reference from Exhibit 10.17 to the Annual Report on Form 10-K, filed March 31, 2014
10.5	Form of Securities Purchase Agreement, dated February 20, 2015, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed February 23, 2015
10.6	Form of Amendment No. 1 to Securities Purchase Agreement, dated March 27, 2015, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on April 1, 2015
10.7	Form of Common Stock Purchase Warrant, dated February 20, 2015, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed February 23, 2015
10.8	Form of Registration Rights Agreement, dated February 20, 2015, incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed February 23, 2015
10.9	Form of Indemnification Agreement, dated February 20, 2015, incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K, filed February 23, 2015

10.10	Form of Note Exchange Agreement, dated March 27, 2015, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed on April 1, 2015
10.11	Form of Securities Purchase Agreement, dated August 13, 2015 incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed August 18, 2015
10.12	Form of Common Stock Purchase Warrant, dated August 13, 2015 incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed August 18, 2015
10.13	Form of Registration Rights Agreement, dated August 13, 2015, incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed August 18, 2015
10.14	Form of Senior Subordinated Secured Promissory Note, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed September 11, 2015
10.15	Form of Warrant, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed September 11, 2015
10.16	Employment Agreement, by and between the Company and Robert Van Boerum, dated September 9, 2015, incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed September 11, 2015
10.17	Senior Secured Promissory Note, dated October 9, 2015, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed October 27, 2015
10.18	Personal Guaranty Warrant, dated October 9, 2015, incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed October 27, 2015
10.19	Amendment No.1 to Securities Purchase Agreement, dated October 16, 2015, incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K, filed October 27, 2015
10.20	Amendment No. 1 to Registration Rights Agreement, dated October 16, 2015, incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K, filed October 27, 2015
10.21	Form of Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed December 1, 2015
10.22	Form of Warrant, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed December 1, 2015
10.23	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed December 1, 2015
10.24
Employment Agreement, by and between True Drinks Holdings, Inc. and Kevin Sherman, dated November 25, 2015, incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K, filed December 1, 2015

10.25	Form of Note Exchange Agreement, incorporated by reference to the Annual Report on Form 10-K, filed March 31, 2017.
10.26	Form of Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed April 19, 2016
10.27	Form of Warrant, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed April 19, 2016
10.28
Debt Conversion Agreement by and between True Drinks Holdings, Inc. and Red Beard, LLC, dated April 26, 2019, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed April 30, 2019.

10.29	Form of Exchange Agreement, dated April 26, 2019, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed April 30, 2019.
10.30	Form of Registration Rights Agreement, dated April 26, 2019, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed April 30, 2019.
10.31
Engagement Letter by and between True Drinks Holdings, Inc., Charlie’s Chalk Dust LLC and Katalyst Securities LLC, dated February 15, 2019, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed April 30, 2019.

10.32	Amendment to Engagement Letter, dated April 16, 2019, incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed April 30, 2019.
10.33	Subscription Agreement, dated April 26, 2019, incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K, filed April 30, 2019.
10.34
Employment Agreement by and between True Drinks Holdings, Inc. and Brandon Stump, dated April 26, 2019, incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K, filed April 30, 2019.

10.35	Employment Agreement by and between True Drinks Holdings, Inc. and Ryan Stump, dated April 26, 2019, incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K, filed April 30, 2019.
10.36	License Agreement by and between the Company and Don Polly, LLC, dated June 5, 2019, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed June 11, 2019.
10.37	Services Agreement by and between the Company and Don Polly, LLC, dated June 5, 2019, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed June 11, 2019.
23.1*	Consent of Disclosure Law Group (included in Exhibit 5.1)
23.2+	Consent of Squar Milner LLP regarding the financial statements of Charlie’s Chalk Dust, LLC.
23.3+	Consent of Squar Milner LLP regarding the financial statements of True Drinks Holdings, Inc.
24.1	Power of Attorney (included in signature page to registration statement on Form S-1 , filed on July 11, 2019)

+
Filed herewith.
*
To be filed by amendment.